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                                      2004

                                BRITISH COLUMBIA
                             FINANCIAL AND ECONOMIC
                                     REVIEW

                                  64TH EDITION
                                   (JULY 2004)










                             http://www.gov.bc.ca/





                                   [LOGO]

                              Ministry of Finance





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                               TABLE OF CONTENTS




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ii                         TABLE OF CONTENTS
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
INTRODUCTION                                                                                          1

   General Description of the Province                                                                2
     Geography                                                                                        2
     Physiography                                                                                     2
     Climate and Vegetation                                                                           3
     Population                                                                                       3

CHAPTER ONE -- ECONOMIC REVIEW                                                                        5

   2003 Overview                                                                                      6

   External Environment                                                                               6
     United States Economy                                                                            6
     Canadian Economy                                                                                 7
     International Economy                                                                            7
     Financial Markets                                                                                8

   British Columbia Economy                                                                           8
     Capital Investment                                                                               9
     Exports                                                                                         10
     Population and Labour Force Characteristics                                                     11
     Labour and Income Developments                                                                  12
     Prices and Wages                                                                                13
     Consumer Expenditure and Housing                                                                14

   Industrial Structure and Performance                                                              14
     High Tech                                                                                       16
     Tourism                                                                                         17

   Revitalizing the Economy                                                                          18
     Deregulation                                                                                    18
     Transportation Infrastructure Plan                                                              18
     Forestry Policy Reform                                                                          18
     Energy Plan                                                                                     19
     Oil and Gas                                                                                     19
     Competitive Tax Regime                                                                          19

   Conclusion                                                                                        19

   CHARTS
     1.1 Canada and British Columbia economic growth                                                  6
     1.2 External economic growth                                                                     7
     1.3 Canadian dollar                                                                              8
     1.4 British Columbia real GDP by component                                                       9
     1.5 Export shares by market, 2002 and 2003                                                      10
     1.6 Key commodity prices                                                                        11
     1.7 British Columbia population by age and sex, 2003                                            12
     1.8 Building permits by activity                                                                14
     1.9 Service industries in British Columbia                                                      15
     1.10 Trends in high technology employment in British Columbia                                   16
     1.11 British Columbia Tourism industry                                                          17
     1.12 Visitor entries from Asia                                                                  17
     Map 1.1 Net interprovincial and international migration in BC, 2003.                            12

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
   TABLES
     1.1   British Columbia Population and Labour Market Statistics                                       13
     1.2   Price and Earnings Indices                                                                     13

APPENDIX 1 -- ECONOMIC REVIEW                                                                             21

   TABLES
     A1.1  Summary of Economic Activity for British Columbia                                              22
     A1.2  British Columbia Real GDP at Market Prices, Expenditure Based                                  24
     A1.3  British Columbia GDP at Basic Prices, by Industry                                              24
     A1.4  British Columbia GDP, Income Based                                                             25
     A1.5  Employment by Industry in British Columbia                                                     26
     A1.6  Capital Investment by Industry                                                                 27
     A1.7  British Columbia International Goods Exports by Major Market and
           Selected Commodities, 2003                                                                     28
     A1.8  British Columbia International Goods Exports by Market Area, 2003                              29
     A1.9  Historical Commodity Prices (in U.S. Dollars)                                                  30
     A1.10 British Columbia Forest Sector Economic Activity Indicators                                    31
     A1.11 Historical Value of Mineral, Petroleum and Natural Gas Production                              32
     A1.12 Petroleum and Natural Gas Activity Indicators                                                  32
     A1.13 Supply and Consumption of Electrical Energy in British Columbia                                33
     A1.14 British Columbia High-Technology Sector Activity                                               34

CHAPTER TWO -- FINANCIAL REVIEW                                                                           35

   2003/04 Overview                                                                                       36

   Revenue                                                                                                39

   Commercial Crown Corporation Net Income                                                                42

   Consolidated Revenue Fund Expense                                                                      44

   Taxpayer-supported Crown Corporations and Agency Expenses                                              48

   Full-Time Equivalents (FTEs)                                                                           49

   Provincial Capital Spending                                                                            50

   Provincial Debt                                                                                        52
     Taxpayer-supported Debt                                                                              53
     Self-supported Debt                                                                                  53

   Credit Rating                                                                                          55

   Debt Indicators                                                                                        55

   TOPIC BOXES
     Forest Fires in British Columbia, 2003                                                               57
     Government Restructuring Update                                                                      59

   CHARTS
     2.1   2003/04 Deficit - Major Changes from Budget                                                    37
     2.2   Revenue Changes from Budget                                                                    39
     2.3   Capital Spending, 2003/04                                                                      51
     2.4   Provincial Debt components                                                                     52
     2.5   Provincial Debt increase                                                                       52

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
   Tables
     2.1  Operating Statement                                                                            36
     2.2  Operating Statement - Changes from Budget 2003                                                 38
     2.3  Revenue by Source                                                                              40
     2.4  Expense by Ministry, Program and Agency                                                        41
     2.5  Natural Disaster Costs                                                                         47
     2.6  Full-Time Equivalents (FTEs) Utilization                                                       49
     2.7  Capital Spending                                                                               50
     2.8  Capital Spending - Changes from Budget 2003                                                    51
     2.9  Provincial Debt Summary                                                                        53
     2.10 Debt - Changes from Budget 2003                                                                54
     2.11 Reconciliation of Summary Deficit to Debt Increase - 2003/04                                   54
     2.12 Interprovincial Comparison of Credit Ratings, June 2004                                        55
     2.13 Key Debt Indicators - 1999/2000 to 2003/04                                                     56

APPENDIX 2 -- FINANCIAL REVIEW                                                                           61

   Government's Financial Statements                                                                     62
     Government Reporting Entity                                                                         62
     Implementation of GAAP                                                                              62
     Financial Statement Presentation                                                                    63

   The Financial Cycle                                                                                   64

   Unfunded Pension Liabilities                                                                          66

   Adjustments to the Accumulated Deficit                                                                67

   Impact of Including the SUCH Sector                                                                   68

   Supplementary Schedules                                                                               70

   CHARTS
     A2.1 Changes in Accounting Presentation                                                             64
     A2.2 Financial Planning and Reporting Cycle                                                         65
     A2.3 Net Operating Impact of SUCH                                                                   68
     A2.4 Taxpayer-Supported Debt Impact of SUCH                                                         69

   TABLES
     A2.1   Pension Plan Balances                                                                        67
     A2.2   Summary of Changes in Accumulated Deficit from the 2003/04 Public Accounts
            Reported Balance                                                                             67
     A2.3   Financial Impact of SUCH                                                                     69
     A2.4   Operating Statement - 1999/2000 to 2003/04                                                   71
     A2.5   Operating Statement Update Since the Third Quarterly Report                                  72
     A2.6   Statement of Financial Position - 1999/2000 to 2003/04                                       73
     A2.6a  Changes in Financial Position - 1999/2000 to 2003/04                                         73
     A2.7   Revenue by Source - 1999/2000 to 2003/04                                                     74
     A2.8   Five-Year Revenue by Source - Supplementary Information                                      75
     A2.9   Expense by Function - 1999/2000 to 2003/04                                                   76
     A2.10  Five-Year Expense by Function - Supplementary Information                                    77
     A2.11a Government Restructuring Expense                                                             78
     A2.11b Consolidated Revenue Fund Restructuring Expense - 2003/04                                    79
     A2.12  Taxpayer-supported Entity Operating Statements - 1999/2000 to 2003/04                        80
     A2.13  British Columbia Hydro and Power Authority Five-Year Income Statement                        81

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
     A2.14    Liquor Distribution Branch Five-Year Income Statement                                      81
     A2.15    British Columbia Lottery Corporation Five-Year Income Statement                            81
     A2.16    British Columbia Railway Company Five-Year Income Statement                                82
     A2.17    Insurance Corporation of British Columbia Five-Year Income Statement                       82
     A2.18    Five-Year Provincial Debt Summary                                                          83
     A2.19    Five-Year Provincial Debt Summary - Supplementary Information                              84
     A2.20    Capital Spending and Debt Update Since the Third Quarterly Report                          85
     A2.21    Historical Summary Accounts Surplus (Deficit)                                              86
     A2.22    Historical Revenue by Source - Consolidated Revenue Fund                                   87
     A2.23    Historical Expense by Function - Consolidated Revenue Fund                                 88
     A2.24    Historical Provincial Debt Summary                                                         89
     A2.25    Provincial Taxes (as of July 2004)                                                         90
     A2.26    Interprovincial Comparisons of Tax Rates - 2004                                            93
     A2.27    Summary of Major Tax Changes Announced in 2004                                             94

APPENDIX 3 -- CONSTITUTIONAL FRAMEWORK                                                                   95

   Constitutional Framework                                                                              96

   Provincial Government                                                                                 96
     Legislature                                                                                         96
     Executive                                                                                           97
     Judiciary                                                                                           97
     Provincial Government Jurisdiction                                                                  98
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                                  INTRODUCTION






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GENERAL DESCRIPTION OF THE PROVINCE

     British Columbia is located on Canada's Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada's third largest province and comprises 9.5 per cent of the country's total land area.


GEOGRAPHY

     The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC's
     7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.


PHYSIOGRAPHY

     BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent's Great Plains.

     The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast
     Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver
     Island and the Queen Charlotte Islands. These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

     The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior's water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky
     Mountains, in the eastern mountain system, rise abruptly on the southern
     BC-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC's major rivers, including the Peace, Columbia and Fraser.


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                               INTRODUCTION                                    3
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CLIMATE AND VEGETATION

     Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern
     Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada's longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

     BC's interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

     The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

POPULATION

     British Columbia is the third largest Canadian province in terms of population, which was estimated at 4.1 million persons or about 13 per cent of Canadians on July 1, 2003. British Columbia's population grew at an average annual compound rate of 1.0 per cent between 1996 and 2003, an average 0.1 per cent faster than the growth of the Canadian population as a whole.

     Vancouver, a principal Canadian shipping, manufacturing and services centre, has the largest urban population in British Columbia and was the third largest metropolitan area in Canada with a population of 2,126,806 persons in 2003. Victoria, the capital of British Columbia, is located on Vancouver Island and its regional district had a population of 340,132 persons in 2003.




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                                  CHAPTER ONE
                                ECONOMIC REVIEW













------------------
1    Reflects information available as of July 6, 2004.




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6                         CHAPTER ONE -- ECONOMIC REVIEW
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2003 OVERVIEW

     The British Columbia economy grew 2.2 per cent in 2003, after rising 2.4 per cent in 2002. British Columbia and other provinces were hit by a number of external shocks in 2003. These included the rapid rise in the Canadian dollar, the SARS outbreak, forest fires, floods and Bovine Spongiform
     Encephalopathy (BSE).

     CHART 1.1 CANADA AND BRITISH COLUMBIA ECONOMIC GROWTH




                                     [CHART]




     Consumer spending on durable goods was weak in 2003, but this was offset by high consumer demand for services. The housing sector also recorded another dramatic increase in 2003 propelled by low mortgage rates. The number of people employed in the province rose faster than the size of the labour force and as a result the unemployment rate fell to 8.1 per cent in 2003.


EXTERNAL ENVIRONMENT

     During 2003, the North American economy benefited from the recovery of the U.S. economy. Economic growth in the U.S. gained strength throughout the year, posting 8.2 per cent annualized growth in the third quarter, 4.1 per cent in the fourth quarter and 3.9 per cent in the first quarter of 2004.


UNITED STATES ECONOMY

     By mid-2003, U.S. growth was more broadly-based as business sector investment picked up in response to improving profits. This gave rise to increased confidence that the economic recovery would be sustained.
     However, the U.S. labour market was slow to show signs of improvement.
     Payroll employment in the U.S. fell 0.3 per cent in 2003, but has improved so far in 2004.

     Overall, the U.S. economy grew 3.1 per cent in 2003, up from 2.2 per cent in 2002. Non-residential business investment rebounded in the latter half of 2003 to post growth of 3.0 per cent for the year. U.S. retail sales were up 5.4 per cent in 2003 as low interest rates and the strong housing and auto sales



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     markets continued to boost durable goods sales. Residential construction was strong in 2003 with housing starts reaching almost 1.9 million units, an increase of 8.1 per cent from 2002.


CANADIAN ECONOMY

     The Canadian economy grew an estimated 2.0 per cent in 2003 as the rapid appreciation of the Canadian dollar, SARS and the Ontario blackout were a drag on Canada's economic growth. However, unlike the U.S., employment in Canada was robust in 2003, rising 2.2 per cent. Nominal exports were hit hard by the appreciation of the dollar, and fell 1.4 per cent as a result.
     Retail sales grew 3.8 per cent in 2003, compared to a growth rate of 6.4 per cent in 2002. A decline in purchases of new motor vehicles led the slow down.


INTERNATIONAL ECONOMY

     Overseas, economic conditions improved in Japan. Japanese real GDP rose 2.5 per cent in 2003, following a decline of 0.3 per cent in 2002, and marginal growth of 0.4 per cent in 2001. The recovery of the export and business sectors, particularly in the last quarter of 2003, led the recovery. The impressive growth rate continued into the first quarter of 2004, where the Japanese economy expanded at an annualized 6.1 per cent.

     Elsewhere, the European economy continued to face challenges and the rate of economic growth fell to 0.5 per cent in 2003 after 0.9 per cent in 2002.

     The International Monetary Fund estimates that world growth in real gross domestic product rose from 3.0 per cent in 2002 to 3.9 per cent in 2003.
     Rapidly expanding Asian economies, including China, are the leading cause for the high growth rate.

     CHART 1.2 EXTERNAL ECONOMIC GROWTH




                                    [CHART]




Source: International Monetary Fund; Global Insight


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8                         CHAPTER ONE -- ECONOMIC REVIEW
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FINANCIAL MARKETS

     Canadian interest rates rose through the first half of 2003 then fell through the last half, and into the first quarter of 2004. In mid-2003, the U.S. federal funds target rate was reduced to 1.0 per cent. On June 30, 2004, the Fed increased the rate by 25 basis points due to output expansion and improved labour conditions.

     The relative lack of movement in U.S. interest rates reflected the low inflation environment, excess capacity and lagging labour markets in the U.S. economy. At the same time, Canada's economy was reacting to a rapid appreciation in the Canadian dollar, and several external shocks.

     The value of the Canadian dollar rose against the U.S. dollar throughout
     2003. For the year, the currency averaged 71.4 cents U.S., up 7.7 cents
     U.S. from 2002. In January of 2004, the Canadian dollar noon-rate peaked at
     78.8 cents U.S., a 10-year high.


                            CHART 1.3 CANADIAN DOLLAR




                                    [CHART]




BRITISH COLUMBIA ECONOMY (2)

     The British Columbia economy grew 2.2 per cent in 2003, following a 2.4 per cent increase in 2002. The growth in 2003 was attributable to strong demand for consumer services coupled with a rebound in business and residential investment.





--------------

(2)  GDP estimates are based on Statistics Canada's preliminary Provincial
     Accounts for 2003, released in April 2004. Further information on British
     Columbia's economic performance will be released in November 2004, when
     Statistics Canada releases revised GDP data for 2003 and previous years.



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                         CHAPTER ONE -- ECONOMIC REVIEW                        9
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     CHART 1.4 BRITISH COLUMBIA REAL GDP BY COMPONENT




                                    [CHART]





     Domestic demand remained relatively robust with a sizable rise in the demand for services offsetting weak demand for durable goods, especially auto sales. Residential investment remained strong, with housing starts increasing 21.0 per cent over 2002. Total employment rose 2.5 per cent in 2003 and the annual unemployment rate fell to 8.1 per cent.

     Business investment rebounded in 2003, due to another sizable increase in residential construction and gains in machinery and equipment investment and non-residential structures. The total value of imports rose more than exports, which was a drag on economic growth.


CAPITAL INVESTMENT

     Total public and private capital investment(3) in the province rose 6.1 per cent to $24.4 billion in 2003. The rise was due to increases in both public and private investment. Public sector investment was up 4.7 per cent, and private sector investment, which accounts for just over 80 per cent of total investment, increased 6.4 per cent. After a sharp decline in major capital spending in the mining, quarrying and oil well industry in 2002, investment in the industry rebounded with a 26.8 per cent increase in 2003.
     Investment in arts, entertainment and recreation doubled in 2003. Despite the overall rise, declines were apparent in some industries. The transportation and warehousing, information and cultural, and finance and insurance industries saw the most substantial declines in investment over the year.

     Housing investment soared, and continued to be the largest dollar value increase by any industry, growing 17.6 per cent in 2003 to $7.8 billion.
     This gain reflected low mortgage interest rates and rising housing starts through the year.


--------------------
(3)  Investment figures are nominal and are generated by Statistics Canada based on a survey of British Columbia businesses, institutions and government.


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10                        CHAPTER ONE -- ECONOMIC REVIEW
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     Investment figures for 2003 include spending on major capital projects across the province including:


     o    Vancouver General Hospital Redevelopment;

     o    Prince George Regional Hospital;

     o    University of British Columbia Life Sciences Centre;

     o    Nisga's Highway;

     o    Vancouver Convention Centre Expansion Project; and

     o    Improvements to several dams in the province.


EXPORTS

     The value of foreign merchandise exports fell 1.9 per cent in 2003. Exports to the U.S., the province's largest trading partner, fell 4.5 per cent, due to a broadly based decline. The value of exports to Japan dropped 5.9 per cent, led by declines in forestry and energy products. Exports to the Pacific Rim, excluding Japan, jumped 14.0 per cent, and exports to Western
     Europe rose 1.9 per cent. Appendix Table A1.7 provides detail on exports by major market and commodity.

     As a result, the U.S. was the destination of a slightly smaller share of British Columbia exports in 2003, accounting for 66.0 per cent. Japan's share fell to 12.8 per cent. The Pacific Rim (excluding Japan) received
     11.3 per cent of BC's exports, up from 9.8 per cent in 2002 (see Chart
     1.5).


     CHART 1.5 EXPORT SHARES BY MARKET, 2002 AND 2003




                                    [CHART]





     The strong Canadian dollar was the main reason for the decline in the value of exports in 2003, particularly to the U.S. The rapid appreciation of the Canadian dollar relative to the U.S. dollar made our goods and services considerably more expensive for U.S. consumers.


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                         CHAPTER ONE -- ECONOMIC REVIEW                       11
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     The softwood lumber dispute with the United States has affected exports in a negative way. The U.S. duties were about 27 per cent on Canadian softwood lumber that crossed the border during 2003. The affects of the tariff became clear as the value of BC lumber products exported to the U.S. fell by 20.5 per cent.


     o Lumber prices averaged $270 U.S. per thousand board feet in 2003, up from $235 U.S. in 2002.

     o Pulp prices averaged $523 U.S. per tonne in 2003, up significantly from $463 U.S. in 2002.

     o Newsprint prices followed suit, averaging $501 U.S. per tonne, up from $468 U.S. in the previous year.


     CHART 1.6 KEY COMMODITY PRICES




                                    [CHART]




     Canadian natural gas prices rose quickly in the first few months of 2003, peaking at US$7.3/MmBTU in March before falling back to the US$4.0 to US$5.0 range. Nevertheless, natural gas prices were up 73.9 per cent in 2003.


POPULATION AND LABOUR FORCE CHARACTERISTICS

     Historically, British Columbia's population has grown faster than Canada's due to large net inflows of people from the rest of the country and immigrants from other countries. This changed after 1997. The province's population growth slowed due to a net outflow of people to other parts of Canada. Hence, overall net migration remained positive due to the strength of immigration from other countries. This trend was brought to an end in 2003, as BC's net interprovincial migration was positive for the first time since 1997.



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12                        CHAPTER ONE -- ECONOMIC REVIEW
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     MAP 1.1 NET INTERPROVINCIAL AND INTERNATIONAL MIGRATION IN BC, 2003




                                    [CHART]





     Growth in the provincial labour force has been robust over the past several years, with the exception of 1998 and 2001 when general economic indicators were weaker. The labour force expanded by 2.1 per cent in 2003, while the overall level of employment rose by 2.5 per cent. The average annual unemployment rate fell to 8.1 per cent in 2003 as a consequence.

     The baby boom population in Canada is typically thought to be those born between 1947 and 1964. This generation is quite apparent in the BC population (see Chart 1.7), now between 40 and 57 years old. A significant portion of this generation will be retiring within the next couple of decades, causing a demographic shift in the BC labour force.

     CHART 1.7 BRITISH COLUMBIA POPULATION BY AGE AND SEX, 2003



                                    [CHART]





LABOUR AND INCOME DEVELOPMENTS

     Annual average employment rose by 2.5 per cent, or 49,900 jobs, in 2003.
     Employment ended the year at 2,071,400 jobs, an increase of 4.2 per cent, or 83,400 jobs, compared to December 2002. Employment gains were observed in all of the major sectors. Average annual employment in the primary industries


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                         CHAPTER ONE -- ECONOMIC REVIEW                       13
--------------------------------------------------------------------------------

     rose 17.0 per cent in 2003, adding 11,700 jobs to the total. The manufacturing industry expanded by 9,200 jobs, or 4.7 per cent.

     Employment in the service industries grew 1.7 per cent in 2003. The number of people employed in education services rose by 4.4 per cent, or 6,200 positions over the year. The number of jobs in business management increased by 7,300, or 9.8 per cent. These increases were partially offset by job loss in the health and welfare services industry, and also the accommodation and food services industry (see Table A1.5 for more details).

--------------------------------------------------------------------------------------------------
TABLE 1.1 BRITISH COLUMBIA POPULATION AND LABOUR MARKET STATISTICS
--------------------------------------------------------------------------------------------------
                                Units                 1999      2000     2001     2002    2003
Population (as at July 1)    (thousands)              4,011     4,039    4,078    4,115   4,147
                              (% change)                0.7       0.7      1.0      0.9     0.8

Net Migration
  International                                      28,644    29,266   35,509   27,576  27,251
  Interprovincial                                   -12,413   -14,783   -7,278   -7,117   2,094
Labour Force                  (thousands)             2,079     2,101    2,104    2,158   2,202
                              (% change)                1.4       1.0      0.2      2.6     2.1
Employment                    (thousands)             1,906     1,949    1,942    1,973   2,023
                              (% change)                1.9       2.2     -0.3      1.6     2.5
UNEMPLOYMENT RATE                (%)                    8.3       7.2      7.7      8.5     8.1
---------------------------------------------------------------------------------------------------

Source: Statistics Canada

PRICES AND WAGES

     The British Columbia Consumer Price Index (CPI) increased by 2.1 per cent in 2003 after rising by 2.3 per cent in 2002. Tuition prices increased the most of the index's categories during 2003 by 23.1 per cent compared to 2002. Gasoline prices were up 9.4 per cent, and increased tobacco taxes led to a 14.9 per cent price hike in tobacco products in 2003.

-------------------------------------------------------------------------------------------------------
TABLE 1.2 PRICE AND EARNINGS INDICES
-------------------------------------------------------------------------------------------------------
                             Units                      1999        2000     2001      2002       2003
Consumer Price Index        (1992=100)                  111.2      113.3     115.2     117.9     120.4
(British Columbia)          (% change)                    1.1        1.9       1.7       2.3       2.1

Average weekly earnings        ($)                      625.2      636.9     645.7     667.4     683.4
                            (% change)                    1.1        1.9       1.4       3.4       2.4
Wages and salaries          ($ millions)               56,263     60,270    61,496    63,193    65,209
                            (% change)                    3.9        7.1       2.0       2.8       3.2
Personal income             ($ millions)              101,465    107,452   109,903   111,852   114,547
                            (% change)                    3.4        5.9       2.3       1.8       2.4
Corporate profits (pre-tax) ($ millions)                9,309     11,381    11,214    10,563    11,878
                            (% change)                   26.9       22.3      -1.5      -5.8      12.4
--------------------------------------------------------------------------------------------------------

Source: Statistics Canada

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14                        CHAPTER ONE -- ECONOMIC REVIEW
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     Wages and salaries increased 3.2 per cent in 2003, reflecting employment growth, and increases in average weekly earnings. This also led to an increase in total personal income of 2.4 per cent. Corporate profits rebounded after two years of decline, rising 12.4 per cent compared to 2002.


CONSUMER EXPENDITURE AND HOUSING

     Real consumer spending picked up to a 3.2 per cent growth rate through the year due to strong demand on the services side of the sector. Growth in the goods side was weak however, as the total value of retail sales rose just
     2.6 per cent in 2003, much slower than the pace observed in recent years. The decline was mainly due to the slowdown in purchases of large consumer durables, particularly new motor vehicles.

     Housing starts soared in the province through the year as mortgage interest rates remained at historical lows. For 2003, housing starts totaled 26,174 units, a 21.0 per cent increase from 2003.

     As a result of improving housing demand and flat prices, the value of residential building permits rose 16.1 per cent to $4.5 billion. The housing sector boom resulted from a combination of several factors. Another year of strong employment growth, very low mortgage rates, the scarcity of dwellings available for rent or sale, and rising disposable income together created exceptional conditions that attracted consumers to the new home market. The value of non-residential building permits also rose 6.1 per cent to $1.9 billion.

     CHART 1.8 BUILDING PERMITS BY ACTIVITY




                                    [CHART]





INDUSTRIAL STRUCTURE AND PERFORMANCE

     The province's rich endowment of natural resources and their development historically formed the backbone of British Columbia's economic structure. In the past, the economy was largely based on primary and secondary forest production. Other natural resource sectors, such as agriculture, mining (including oil and gas) and fishing (including aquaculture) also contributed significantly.


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                        CHAPTER ONE -- ECONOMIC REVIEW                        15
--------------------------------------------------------------------------------

     With abundant natural resource-based products and a population too small to support local production of a full range of manufactured goods and associated services, the province specialized in certain sectors, relying heavily on international and interprovincial trade for the exchange of goods and services. This meant that economic activity in all sectors was sensitive to developments in world markets and fluctuations in international commodity prices.

     In recent years, a more diversified economy has emerged, supported by many non-resource activities such as film, tourism, high-technology industries including software and biotechnology, and other value-added industries. The British Columbia economy is steadily maturing into a more broadly based structure that is becoming less vulnerable to changes in international markets for natural resources.

     Cyclical shifts in the goods sector cause it to grow faster or slower than the service sector in different years, but the basic trend over the past decade has been a decline in the importance of the goods sector to overall GDP and employment, and an increase in the importance of the service sector (see Chart 1.9).

     In total, the goods-producing sector, including the construction and utilities industries, produced 24.5 per cent of the province's total output in 2003. This compares to 28.3 per cent a decade earlier.

     Service-producing industries generated 75.5 per cent of the total provincial gross domestic product in 2003. Industries within the service sector include: transportation, communications and storage; wholesale and retail trade; finance, insurance and real estate; community, business and personal services; and public administration and defense.

     CHART 1.9 SERVICE INDUSTRIES IN BRITISH COLUMBIA




                                    [CHART]



Source: Statistics Canada

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16                        CHAPTER ONE -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

HIGH TECH

     The high technology sector is a leading performer in British Columbia's economy, outperforming other sectors in revenue, employment, and wage and salary growth in most years. The global meltdown in high tech in 2001 also affected British Columbia's high tech goods sector. In 2003 however, the high technology industry rebounded, again growing faster than the economy as a whole.

     Total real output from the high tech sector jumped by 8.9 per cent in 2003. Revenues expanded by 6.9 per cent, and wages and salaries were up 7.3 per cent. The total number of people working in the province's high tech sector rose 4.3 per cent to total 47,000 jobs in 2003 (see Table A1.14).

     CHART 1.10 TRENDS IN HIGH TECHNOLOGY EMPLOYMENT IN BC





                                    [CHART]


Source: BC Stats

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                        CHAPTER ONE -- ECONOMIC REVIEW                        17
--------------------------------------------------------------------------------

TOURISM

     The tourism industry was hit hard in 2003 from the rapid appreciation of the Canadian dollar and other shocks (such as forest fires and SARS) that kept travelers away. The number of international visitors entering BC declined by 7.9 per cent in 2003, and as a result, total room revenues fell by 1.3 per cent.


     CHART 1.11 BC TOURISM INDUSTRY




                                    [CHART]



     The number of visitors from Asia suffered a significant decline following the SARS outbreak. However, by the end of the year entries from Asia rebounded to almost the level they were at prior to the scare.


     CHART 1.12 VISITOR ENTRIES FROM ASIA




                                    [CHART]




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18                        CHAPTER ONE -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

REVITALIZING THE ECONOMY

     British Columbia is committed to building a strong and vibrant economy characterized by new investment, new job opportunities and a higher standard of living for British Columbians. Some aspects of the strategy that have been implemented are discussed in this section.


DEREGULATION

     As part of the deregulation initiative more than 113,440 net regulatory requirements have been eliminated since June 2001, providing greater flexibility and making the province an attractive location to do business.

     The province is already reaping the benefits of deregulation. For example, increased sales of petroleum, oil and gas rights reflect, in part, recent streamlining and regulatory reform efforts. Land use decisions in the Heartlands have also been streamlined, saving time and money, while protecting provincial interests. The move to a regulatory environment that is SMART (Sound, Modern, Accountable, Results-Based and Transparent) - a comprehensive and innovative approach to regulatory reform - is attracting international attention and boosting BC's competitiveness.


TRANSPORTATION INFRASTRUCTURE PLAN

     In February 2003 the government announced a multi-year plan to build an integrated and competitive transportation system throughout BC.

     An effective highway system is reliable and allows goods and services to move through the province efficiently. Rehabilitation, such as repaving, extends the life of our existing provincial highways and bridges and keeps maintenance costs to reasonable levels.

     The government is presently engaged in several capital projects including the Sea to Sky highway improvement project, the Okanagan lake bridge project, the Border infrastructure program and the Vancouver Gateway program.


FORESTRY POLICY REFORM

     The forest industry remains a cornerstone of the British Columbia economy. In 2003, legislation was passed that fundamentally changed the way the forest sector is managed. These changes include the reallocation of timber rights and market-based policy reforms to forest tenure and revenue administration. The objective is to create a more competitive, dynamic forest industry that will contribute sustainable well-paying jobs to BC's economy.


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                        CHAPTER ONE -- ECONOMIC REVIEW                        19
--------------------------------------------------------------------------------


ENERGY PLAN

     In 2003 the government unveiled a new energy plan designed to capitalize on BC's competitive advantage in energy. Since the introduction of the plan:

     o legislation has been passed to confirm public ownership of BC Hydro's core generation, transmission and distribution assets, and to implement the Heritage Contract to preserve the benefits of low-cost generation for BC ratepayers;

     o the BC Transmission Corporation, the publicly owned, independent transmission operator, has been created to provide greater access to transmission lines for independent power producers;

     o BC Hydro's goal is that 50 per cent of BC's future power needs will be met from clean energy sources. Hydro has already made the largest offer to purchase green energy in BC's history and this could result in up to $800 million in private sector energy projects and create up to 1,000 construction jobs throughout the province.


OIL AND GAS

     BC's potential oil and gas reserves are immense. In May 2003, the government announced the Oil and Gas Development Strategy for the Heartlands to promote all-season oil and gas activity, attract industry investment, and generate revenue. The Strategy is targeted at increasing natural gas production by 17 per cent, and the number of wells drilled by 31 per cent by 2006/07.


COMPETITIVE TAX REGIME

     In 2001, the government initiated various changes to ensure BC's tax regime was competitive. After cutting personal income taxes by 25 per cent, the overall level of taxes for British Columbia families are the second lowest in the country. The province also has the lowest income tax rates in the country for the bottom two tax brackets.

     A substantial investment has also been made in restoring BC's business tax climate. The province's ability to attract and retain investment has dramatically improved due to a lower corporate income tax rate, the elimination of the general corporate capital tax, a sales tax exemption for production machinery and equipment, and sector specific tax reductions.


CONCLUSION

     So far this year the BC economic outlook is positive. Continued strength in the housing market as well as rebounds in retail sales and manufacturing, are leading to more optimistic forecasts for economic growth. An average of seven private sector forecasts as of July 2004 call for real GDP growth of
     2.8 per cent in 2004 followed by 3.3 per cent in 2005.



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







                                   APPENDIX 1

22                        APPENDIX 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.1 SUMMARY OF ECONOMIC ACTIVITY FOR BRITISH COLUMBIA
--------------------------------------------------------------------------------

                                                              UNITS                   1990     1991     1992     1993
----------------------------------------------------------------------------------------------------------------------
Annual aggregate indicators
   Population(1)                                           (thousands)               3,291    3,373    3,468     3,567
   Nominal gross domestic product (at market prices)...   ($ millions)              79,350   81,849   87,242    94,077
   Real gross domestic product (chained 1997 $)........ 1997 millions)              95,722   95,897   98,373   102,770
   Personal income.....................................   ($ millions)              72,038   75,336   78,610    81,914
   Capital investment..................................   ($ millions)                   -   17,370   17,979    18,875
   Business incorporations.............................       (number)              19,550   18,528   20,406    22,955

Labour statistics
   Labour force .......................................    (thousands)               1,700    1,749    1,804     1,856
   Employment .........................................    (thousands)               1,555    1,573    1,620     1,676
   Unemployment rate...................................     (per cent)                 8.6     10.1     10.2       9.7

Prices and earnings
   Consumer price index (British Columbia) ............     (1992=100)                92.4     97.4    100.0     103.5
   Consumer price index (Vancouver)....................     (1992=100)                92.3     97.1    100.0     103.6
   Average weekly wage rate(2) ........................         ($)                      -        -        -         -
   Wages and salaries(2) ..............................   ($ millions)                   -        -        -         -
   Personal income per capita .........................      (dollars)              21,889   22,335   22,667    22,964
   Personal disposable income per capita... ...........      (dollars)              17,009   17,313   17,458    17,806

Financial indicators
   Prime rate .........................................     (per cent)               14.06     9.94     7.48      5.94
   Canada/U.S. exchange rate... .......................   (U.S. cents)               85.71    87.28    82.73     77.51
   Conventional (5 year) mortgage rate ................     (per cent)               13.35    11.13     9.51      8.78

Other indicators
   Manufacturing shipments ............................   ($ millions)                   -        -   24,398    26,583
   Retail sales(3) ....................................   ($ millions)                   -   24,772   25,938    28,187
   Housing starts... ..................................       (number)              36,720   31,875   40,621    42,807
   Non-residential building permits ...................   ($ millions)               1,833    1,803    2,082     1,944
   Tourism gross domestic product(4) ..................   ($ millions)                   -        -        -         -
   High-tech gross domestic product(5) ................   ($ millions)                   -        -    1,475     1,676
   B.C. product exports ...............................   ($ millions)              16,650   15,301   16,363    19,064

Commodity data
   Lumber production...................................  (thousand m3)              33,514   31,406   33,396    33,935
   Log production (timber harvest) ....................  (thousand m3)              78,318   73,677   74,006    79,239
   Market pulp shipments ..............................   (000 tonnes)               3,547    4,014    3,825     4,040
   Newsprint, other paper and paperboard production....   (000 tonnes)               2,992    2,667    2,708     3,110
   Oil and natural gas and gas by-products production .   ($ millions)                 902      861      894     1,162
   Coal production ....................................   (000 tonnes)              24,557   24,965   17,173    20,633
   Solid mineral production ...........................   ($ millions)               3,092    2,950    2,577     2,415
   Electric power generated ...........................        (GW. h)              60,662   62,981   64,058    58,774
   Farm cash receipts... ..............................   ($ millions)               1,299    1,342    1,404     1,446
   Landed value of wild and farmed fish products... ...   ($ millions)                 559      492      533       605

----------------------------------------------------------------------------------------------------------------------

(1) As at July 1. Data take into account adjustments made for net census undercount in 1991 and 1996, and non-permanent residents.
(2)  Data prior to 1997 are not available.
(3) Retail sales data have been revised from 1991 to 2003 and are now classified under the North American Industry Classification System (NAICS
     2002).
(4)  Data prior to 1998 not available.
(5) Data prior to 1992 are not available.


Sources: Statistics Canada and BC STATS, Ministry of Finance, based on federal, provincial and industry data.




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                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                        APPENDIX 1 -- ECONOMIC REVIEW                         23
--------------------------------------------------------------------------------

       1994     1995      1996      1997       1998     1999      2000      2001        2002     2003         2002-2003
-----------------------------------------------------------------------------------------------------------------------
                                                                                                             (per cent)
      3,676     3,777     3,874     3,949      3,983     4,011     4,039     4,078      4,115     4,147            0.8
    100,512   105,670   108,865   114,383    115,641   120,921   131,086   132,050    135,552   142,418            5.1
    105,669   108,194   110,857   114,383    115,883   119,604   125,314   125,191    128,151   130,914            2.2
     85,703    90,056    92,661    95,925     98,135   101,465   107,452   109,903    111,852   114,547            2.4
     21,353    20,591    19,408    22,552     20,260    20,449    20,847    22,625     23,027    24,423            6.1
     25,774    23,846    22,848    22,958     20,759    21,009    21,515    19,749     21,262    23,243            9.3
      1,928     1,958     1,995     2,040      2,051     2,079     2,100     2,104      2,158     2,202            2.1
      1,754     1,792     1,821     1,869      1,870     1,906     1,949     1,942      1,973     2,023            2.5
        9.0       8.4       8.7       8.4        8.8       8.3       7.2       7.7        8.5       8.1           -4.7
      105.5     107.9     108.9     109.7      110.0     111.2     113.3     115.2      117.9     120.4            2.1
      105.7     108.4     109.2     109.8      110.4     111.4     113.9     116.0      118.6     121.0            2.0
          -         -         -     610.7      618.3     625.2     636.9     645.7      667.4     683.4            2.4
          -         -         -    53,035     54,174    56,263    60,270    61,496     63,193    65,209            3.2
     23,314    23,843    23,919    24,291     24,638    25,297    26,604    26,950     27,182    27,622            1.6
     17,969    18,302    18,223    18,482     18,676    19,300    20,188    20,683     21,201    21,442            1.1
       6.88      8.65      6.06      4.96       6.60      6.44      7.27      5.81       4.21      4.69           11.4
      73.22     72.86     73.34     72.22      67.41     67.31     67.32     64.56      63.68     71.38           12.1
       9.53      9.16      7.93      7.07       6.93      7.56      8.35      7.40       7.02      6.39           -9.0
     30,333    34,207    32,932    33,496     31,757    36,679    40,699    38,281     38,499    37,224           -3.3
     31,484    33,941    34,493    36,302     35,460    36,060    38,105    40,371     42,906    44,034            2.6
     39,408    27,057    27,641    29,351     19,931    16,309    14,418    17,234     21,625    26,174           21.0
      1,772     1,966     1,957     1,960      2,022     2,104     2,089     2,125      1,771     1,880            6.1
          -         -         -         -      4,864     5,067     5,235     5,398      5,485      n.a.           n.a.
      1,806     2,082     2,200     2,316      2,597     2,725     3,197     3,282      3,343     3,577            7.0
     22,894    26,893    25,765    26,761     26,045    29,113    33,752    31,814     29,025    28,474           -1.9
     33,671    32,611    32,671    31,562     30,238    32,397    34,346    32,606     36,082    36,086            0.0
     75,649    76,472    75,213    68,628     64,967    75,997    76,984    72,009     73,386    61,772          -15.8
      4,763     4,572     4,390     4,532      4,462     4,995     5,152     4,710      4,477     4,762            6.4
      2,983     2,833     2,801     2,649      2,567     3,016     3,126     2,879      2,900     2,919            0.7
      1,275     1,048     1,314     1,599      1,569     2,177     4,786     5,663      4,251     6,217           46.3
     22,583    24,350    25,422    27,876     24,868    24,845    25,682    27,006     24,397    23,061           -5.5
      2,632     3,438     3,004     3,047      2,893     2,445     2,891     2,867      2,864      n.a.           n.a.
     61,015    58,006    71,765    66,961     67,710    68,045    68,241    57,332     64,945    63,051           -2.9
      1,538     1,586     1,706     1,739      1,814     1,906     2,048     2,223      2,214     2,312            4.4
        728       602       590       604        547       613       667       653        668      n.a.           n.a.
--------------------------------------------------------------------------------------------------------------------------------


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

24                        APPENDIX 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.2 BRITISH COLUMBIA REAL GDP AT MARKET PRICES, EXPENDITURE BASED
--------------------------------------------------------------------------------

                                                                         Machinery and
             Consumer       Government   Residential   Non-Residential     Equipment      Business
            Expenditure    Expenditure   Investment      Investment       Investment     Investment  Exports   Imports   Real GDP
------------------------------------------------------------------------------------------------------------------------------------
                                                       (MILLIONS OF 1997 $, CHAINED)
------------------------------------------------------------------------------------------------------------------------------------
1997......       72,380        22,266         8,716          5,791           6,799         21,306    49,691     55,143    114,383
1998......       73,585        22,875         7,543          4,704           7,340         19,598    51,092     54,559    115,883
1999......       75,648        22,761         6,962          5,000           7,672         19,676    55,575     57,889    119,604
2000......       78,119        23,291         7,047          5,074           8,263         20,423    60,205     62,226    125,314
2001......       80,557        24,593         7,707          5,806           8,368         21,951    56,707     61,470    125,191
2002......       83,036        25,102         8,972          4,514           7,926         21,373    56,627     61,886    128,151
2003......       85,691        25,534        10,281          4,709           8,172         23,131    56,904     64,571    130,914
------------------------------------------------------------------------------------------------------------------------------------
                                                      (ANNUAL PERCENTAGE CHANGE)
------------------------------------------------------------------------------------------------------------------------------------
1998......          1.7           2.7         -13.5          -18.8             8.0           -8.0       2.8       -1.1        1.3
1999......          2.8          -0.5          -7.7            6.3             4.5            0.4       8.8        6.1        3.2
2000......          3.3           2.3           1.2            1.5             7.7            3.8       8.3        7.5        4.8
2001......          3.1           5.6           9.4           14.4             1.3            7.5      -5.8       -1.2       -0.1
2002......          3.1           2.1          16.4          -22.3            -5.3           -2.6      -0.1        0.7        2.4
2003......          3.2           1.7          14.6            4.3             3.1            8.2       0.5        4.3        2.2
------------------------------------------------------------------------------------------------------------------------------------

Source: Statistics Canada


TABLE A1.3 BRITISH COLUMBIA GDP AT BASIC PRICES, BY INDUSTRY
--------------------------------------------------------------------------------

             Crop and      Fishing,     Forestry         Mining,
              Animal     Hunting and      and          Oil and Gas
           Production     Trapping      Logging        Extraction        Manufacturing    Construction     Utilities
--------------------------------------------------------------------------------------------------------------------
                                                     (millions of 1997 $)
--------------------------------------------------------------------------------------------------------------------
1997...          907          201         3,185            2,646             11,479          6,434           2,468
1998...          855          131         3,202            2,857             11,238          5,905           2,526
1999...          928          100         3,027            2,830             12,865          5,696           2,557
2000...        1,054          120         2,819            2,699             15,193          5,541           2,488
2001...        1,078          123         2,701            2,916             13,774          5,597           2,314
2002...        1,092          137         2,638            2,735             13,899          5,349           2,372
2003...        1,101          137         2,577            2,766             14,332          5,790           2,375
--------------------------------------------------------------------------------------------------------------------------
                                                  (annual percentage change)
--------------------------------------------------------------------------------------------------------------------------
1998...         -5.7        -35.0           0.5              8.0               -2.1           -8.2             2.3
1999...          8.5        -23.4          -5.5             -1.0               14.5           -3.5             1.3
2000...         13.6         20.0          -6.9             -4.6               18.1           -2.7            -2.7
2001...          2.3          2.6          -4.2              8.0               -9.3            1.0            -7.0
2002...          1.3         10.9          -2.3             -6.2                0.9           -4.4             2.5
2003...          0.8          0.3          -2.3              1.2                3.1            8.2             0.1
--------------------------------------------------------------------------------------------------------------------------

Source: Statistics Canada




           Transportation     Wholesale        Finance,                       Public
                and          and Retail     Insurance and     Other       Administration      Total
            Warehousing        Trade         Real Estate     Services      and Defence         GDP
--------------------------------------------------------------------------------------------------------------------------
                                           (millions of 1997 $)
--------------------------------------------------------------------------------------------------------------------------
1997...           6,590        10,982           23,606        29,807            5,764       104,554
1998...           6,660        11,653           23,904        30,674            5,849       105,960
1999...           6,949        11,808           24,662        31,185            6,075       109,176
2000...           7,268        12,279           25,586        32,341            6,281       114,229
2001...           7,115        12,765           26,800        33,521            6,437       115,647
2002...           7,239        13,683           27,996        34,142            6,492       118,240
2003...           7,150        14,347           28,617        34,803            6,645       121,203
--------------------------------------------------------------------------------------------------------------------------
                                          (annual percentage change)
--------------------------------------------------------------------------------------------------------------------------
1998...             1.1           6.1              1.3           2.9              1.5           1.3
1999...             4.3           1.3              3.2           1.7              3.9           3.0
2000...             4.6           4.0              3.7           3.7              3.4           4.6
2001...            -2.1           4.0              4.7           3.6              2.5           1.2
2002...             1.7           7.2              4.5           1.9              0.9           2.2
2003...            -1.2           4.9              2.2           1.9              2.3           2.5
--------------------------------------------------------------------------------------------------------------------------

Source: Statistics Canada

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                        APPENDIX 1 -- ECONOMIC REVIEW                         25
--------------------------------------------------------------------------------

TABLE A1.4 BRITISH COLUMBIA GDP, INCOME BASED
--------------------------------------------------------------------------------

                                               Interest and       Accrued Net      Net Income of
                           Corporation         Miscellaneous       Income of          Non-farm        Inventory        Net Domestic
           Labour        Profits before         Investment           Farm          unincorporated     Valuation         Product at
           Income            Taxes                Income           Operators          Business        Adjustment       Basic Prices
------------------------------------------------------------------------------------------------------------------------------------
                                                                 ($ millions)
------------------------------------------------------------------------------------------------------------------------------------
1997...    60,681               8,286              8,444              89                7,780              101            90,040
1998...    61,965               7,335              8,355             166                8,285            -24.0            90,860
1999...    64,045               9,309              8,365             199                8,723           -373.0            95,125
2000...    68,369              11,381             10,309             176                9,113           -368.0           104,011
2001...    70,044              11,214              7,745             361                9,318            -13.0           103,727
2002...    71,819              10,563              8,855             270                9,915           -394.0           105,988
2003...    74,200              11,878              8,995              76               10,528              622           111,305
------------------------------------------------------------------------------------------------------------------------------------
                                                       (annual percentage change)
------------------------------------------------------------------------------------------------------------------------------------
1998...       2.1               -11.5               -1.1            86.5                  6.5           -123.8               0.9
1999...       3.4                26.9                0.1            19.9                  5.3          1,454.2               4.7
2000...       6.8                22.3               23.2           -11.6                  4.5             -1.3               9.3
2001...       2.4                -1.5              -24.9           105.1                  2.2            -96.5              -0.3
2002...       2.5                -5.8               14.3           -25.2                  6.4          2,930.8               2.2
2003...       3.3                12.4                1.6           -71.9                  6.2           -257.9               5.0
------------------------------------------------------------------------------------------------------------------------------------


                Indirect      Capital Cons.
                 Taxes       Allowances and                         GDP         GDP at
                 less        Misc. Valuation    Statistical      at Market      Basic
               Subsidies       Adjustments      Discrepency       Prices        Prices
---------------------------------------------------------------------------------------------------
                                          ($ millions)
---------------------------------------------------------------------------------------------------
1997...      14,480                14,526              -4         114,383      104,562
1998...      14,515                15,050              -6         115,641      105,904
1999...      14,972                15,659              22         120,921      110,806
2000...      15,584                16,544             -22         131,086      120,533
2001...      15,995                17,342              44         132,050      121,113
2002...      16,487                18,059             -22         135,552      124,025
2003...      17,117                18,851             151         142,418      130,307
---------------------------------------------------------------------------------------------------
                                   (annual percentage change)
---------------------------------------------------------------------------------------------------
1998...         0.2                   3.6            50.0             1.1          1.3
1999...         3.1                   4.0          -466.7             4.6          4.6
2000...         4.1                   5.7          -200.0             8.4          8.8
2001...         2.6                   4.8          -300.0             0.7          0.5
2002...         3.1                   4.1          -150.0             2.7          2.4
2003...         3.8                   4.4          -786.4             5.1          5.1
---------------------------------------------------------------------------------------------------

Source: Statistics Canada

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

26                        APPENDIX 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.5 EMPLOYMENT BY INDUSTRY IN BRITISH COLUMBIA

------------------------------------------------------------------------------------------------------------------------------------
                                                    1993   1994    1995     1996    1997   1998   1999   2000   2001    2002   2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (thousands)
TOTAL - ALL INDUSTRIES                             1,676  1,754   1,792    1,821   1,869  1,870  1,906  1,949   1,942  1,973  2,023
Primary industries ...........................        79     80      81       85      88     84     78     85      69     69     81
   AGRICULTURE ...............................        34     31      26       30      33     33     29     30      26     30     34
   FORESTRY ..................................        26     31      36       32      33     30     30     37      26     26     29
   FISHING, HUNTING AND TRAPPING .............         6      6       5        5       5      4      4      5       5      3      5
   MINING ....................................        12     12      14       18      17     17     15     13      12     10     13
Manufacturing ................................       179    184     189      195     197    196    192    205     196    197    206
   FOOD, BEVERAGES & TOBACCO .................        22     27      22       24      26     26     22     24      26     27     32
   WOOD PRODUCTS .............................        49     50      43       44      45     44     42     47      50     45     49
   PAPER .....................................        22     21      24       23      23     23     22     18      15     17     14
   PRINTING & RELATED SUPPORT ACTIVITIES......         8      9       9       12      10      8      9     11       8      9      8
   PRIMARY METALS ............................         8      9      12       12       9      9      9     11       8      6      9
   METAL FABRICATION .........................         9      9      10        9      11     11     12     13      13     13     13
   TRANSPORTATION EQUIPMENT ..................         7      8       9        9      13     13     13     13      10     13     12
   OTHER MANUFACTURING .......................        55     51      60       63      62     64     63     70      66     68     69
Construction .................................       114    126     125      120     123    118    115    113     115    121    122
   GENERAL CONTRACTORS .......................        42     47      44       42      39     37     42     42      41     41     48
   SPECIAL TRADE CONTRACTORS .................        72     78      82       77      84     81     74     71      74     79     74
Utilities ....................................        12     13      11       11      10     11     12     11      12     12     13
Transportation and warehousing................       101     99      97       99     109    106    118    114     107    110    114
   TRANSPORTATION ............................        95     96      93       96     103    103    114    111     103    105    109
   WAREHOUSING AND STORAGE ...................         5      3       4        4       6      3      4      3       4      5      5
Trade ........................................       275    289     300      294     302    294    309    303     310    319    321
   WHOLESALE TRADE ...........................        64     64      66       68      71     62     80     67      69     73     75
   RETAIL TRADE ..............................       211    226     234      226     230    233    229    236     241    246    245
Finance, Insurance, Real Estate
   & Leasing .................................       114    118     118      124     127    123    120    120     116    119    127
   FINANCE ...................................        47     48      48       51      56     53     54     53      54     54     61
   INSURANCE .................................        22     25      22       24      27     24     23     28      24     23     21
   REAL ESTATE................................        35     35      38       39      33     38     34     30      27     31     34
   LEASING ...................................        10     10      10       10      11      8     10      9      12     11     11
Public administration ........................       101    100     104      107     100     93     90     90      89     85     92
   FEDERAL ADMINISTRATION ....................        34     33      33       37      34     29     32     32      30     31     36
   PROVINCIAL ADMINISTRATION .................        30     34      38       36      32     29     28     26      32     26     28
   LOCAL ADMINISTRATION ......................        38     33      34       34      34     35     31     31      27     28     28
Other service industries .....................       603    645     666      681     701    721    736    771     788    805    808
   EDUCATION AND RELATED SERVICES.............       113    120     123      118     122    120    128    135     136    140    146
   HEALTH AND WELFARE SERVICES ...............       164    171     177      183     190    195    195    202     204    217    212
   INFORMATION, CULTURE & RECREATION..........        67     79      86       85      89     94     92     99     106    106    106
   SERVICES TO BUSINESS MANAGEMENT............        45     53      55       60      62     66     64     72      74     75     82
   ACCOMMODATION AND FOOD SERVICES............       121    129     135      143     145    152    153    164     171    171    165
   MISCELLANEOUS SERVICES ....................        92     93      91       92      93     94    105     99      98     97     97
------------------------------------------------------------------------------------------------------------------------------------

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.




--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                        APPENDIX 1 -- ECONOMIC REVIEW                         27
--------------------------------------------------------------------------------

TABLE A1.6 CAPITAL INVESTMENT BY INDUSTRY

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              Preliminary                2002   2003
                                               Actual      Actual      Actual     Actual        Actual     Intentions     to     to
                                               1999        2000        2001       2002          2003          2004       2003   2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                       ($ millions)                                       (per cent)
Agriculture, forestry, fishing and hunting..      335.1       336.7      286.8       324.9       351.3        371.9    8.1     5.9
Mining, quarrying and oil well industries...    1,125.5     1,746.4    2,914.8     2,295.2     2,909.9      2,845.7   26.8    -2.2
Manufacturing ..............................    1,236.7     1,335.3    1,244.4     1,048.3     1,031.0      1,173.6   -1.7    13.8
Construction ...............................      267.4       248.0      251.2       281.5       290.7        319.4    3.3     9.9
Transport & warehousing ....................    2,018.9     2,211.8    1,934.5     2,101.7     1,682.1      1,782.4  -20.0     6.0
Utilities ..................................      873.4       829.1      930.9     1,075.1     1,234.1      1,517.2   14.8    22.9
Wholesale ..................................      327.6       312.7      322.5       363.8       364.0        421.5    0.1    15.8
Retail trade ...............................      673.7       732.5      739.2       741.3       747.0        783.1    0.8     4.8
Finance and insurance ......................    1,810.3     1,567.0    1,373.6     1,224.1     1,114.1      1,184.7   -9.0     6.3
Real estate, rental and leasing ............    1,265.3     1,266.6    1,360.4     1,533.3     1,546.0      1,491.1    0.8    -3.6
Information and cultural industries ........    1,143.6       948.9    1,388.6     1,034.0       762.0        817.2  -26.3     7.2
Professional, scientific and technical .....      220.4       262.6      273.7       302.9       286.9        323.6   -5.3    12.8
Management of companies and enterprises.....       39.4        16.3       29.3        33.1        29.4         35.7  -11.2    21.4
Admin, waste and remediation services.......      110.1        73.7      101.2        59.4        67.6         66.4   13.8    -1.8
Arts, entertainment and recreation .........      104.7        81.8      109.8        83.6       167.2        191.1  100.0    14.3
Accommodation and food services ............      246.9       228.0      209.7       348.9       345.5        341.6   -1.0    -1.1
Education services .........................      658.3       667.1      617.2       674.0       609.2        622.1   -9.6     2.1
Health services ............................      444.8       483.5      540.7       547.7       659.7        630.3   20.4    -4.5
Public administration ......................    2,287.5     2,099.9    2,133.5     2,079.4     2,189.6      2,126.2    5.3    -2.9
Other services .............................      150.3       140.0      161.7       202.6       187.7        174.0   -7.4    -7.3
Housing ....................................    5,108.4     5,258.7    5,701.4     6,671.9     7,848.2      8,504.4   17.6     8.4
                                                -------     -------    -------     -------     -------      -------
TOTAL ......................................   20,448.5    20,846.7   22,625.1    23,026.9    24,422.9     25,723.1    6.1     5.3
-----                                          --------    --------   --------    --------    --------     --------    ---     ---
Public .....................................    4,626.5     4,638.5    4,541.6     4,513.3     4,723.4      5,114.2    4.7     8.3
Private ....................................   15,822.0    16,208.2   18,083.5    18,513.7    19,699.5     20,608.9    6.4     4.6
                                               --------    --------   --------    --------    --------     --------
TOTAL ......................................   20,448.5    20,846.7   22,625.1    23,027.0    24,422.9     25,723.1    6.1     5.3
-----                                          --------    --------   --------    --------    --------     --------    ---     ---
Machinery and equipment ....................    7,716.8     8,090.8    8,565.3     8,343.3     8,131.7      8,581.7   -2.5     5.5
Construction ...............................   12,731.7    12,756.0   14,059.8    14,683.7    16,291.2     17,141.4   10.9     5.2
                                               --------    --------   --------    --------    --------     --------
TOTAL ......................................   20,448.5    20,846.8   22,625.1    23,027.0    24,422.9     25,723.1    6.1     5.3
                                               --------    --------   --------    --------    --------     --------

Note: Totals may not add due to rounding.

Totals may not add due to some data not being disclosed for confidentiality reasons

Source: Statistics Canada.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

28                        APPENDIX 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.7 BRITISH  COLUMBIA  INTERNATIONAL  GOODS  EXPORTS BY MAJOR  MARKET AND
           SELECTED COMMODITIES, 2003
--------------------------------------------------------------------------------

                                                                               European         Other            Total -
                  Commodity                          U.S.       Japan           Union(1)        Markets        All Countries
----------------------------------------------------------------------------------------------------------------------------
                                                                   ($ millions)
Solid wood products ...........................     6,070       1,548               251            378              8,247
   Lumber (softwood) ..........................     3,673       1,106               234            296              5,309
   Cedar shakes and shingles ..................       221           0                 3              3                227
   Plywood (softwood) .........................       346          31                 6              3                386
   Other panel products .......................       720          30                 1              8                759
   Selected value-added wood products .........       768         126                 3             18                915
   Other ......................................       343         256                 5             48                652
Pulp and paper products .......................     1,944         414               785          1,541              4,684
   Pulp .......................................       591         288               748          1,130              2,757
   Newsprint ..................................       352          98                 0            134                584
   Paper, paperboard - excluding newsprint ....       901          25                37            254              1,217
   Other ......................................       100           3                 0             23                126
Agriculture and food other than fish ..........     1,004         131                29            176              1,340
   Fruit and nuts .............................       133          12                 9             10                164
   Vegetables .................................       207          11                 2             25                245
   Other ......................................       664         108                18            141                931
Fish products .................................       617         188                64            112                981
   Whole fish; fresh, chilled, frozen - .......       131          45                19             15                210
   excluding salmon... ........................
   Whole salmon; fresh, chilled, frozen .......       237           9                 2              8                256
   Salmon; canned, smoked, etc ................         3           2                39             12                 56
   Other ......................................       246         133                 4             77                460
Metallic mineral products .....................       401         702                51            381              1,535
   Copper ores and concentrates ...............         0         299                 0            123                422
   Molybdenum ores and concentrates ...........        26          45                48              9                128
   Unwrought aluminum .........................        54         262                 1            156                473
   Unwrought zinc .............................       237           5                 0             78                320
   Other ......................................        84          91                 2             16                193
Energy products ...............................     3,487         442               351            567              4,847
   Natural gas ................................     2,828           0                 0              0              2,828
   Coal .......................................        91         441               351            567              1,450
   Electricity ................................       382           0                 0              0                382
   Other ......................................       185           1                 0              1                187
Machinery and equipment .......................     2,315          54               247            380              2,996
   Motor vehicles and parts ...................       342           6                 8             19                375
   Electrical/electronic/communications .......       389          22                49            154                605
   Other ......................................     1,584          26               191            216              2,017
Plastics and articles of plastic ..............       458           3                10             17                488
Apparel and accessories .......................       194           3                 4              3                204
All other commodities .........................     2,316         153                50            632              3,151
-------------------------------------------------------------------------------------------------------------------------
   TOTAL ......................................    18,805       3,638             1,842          4,189             28,474
-------------------------------------------------------------------------------------------------------------------------

(1) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the United Kingdom.

Source: BC STATS

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                          APPENDIX 1 -- ECONOMIC REVIEW                       29
--------------------------------------------------------------------------------


TABLE A1.8 BRITISH COLUMBIA INTERNATIONAL GOODS EXPORTS BY MARKET AREA, 2003
--------------------------------------------------------------------------------

                                                                          Change        Percent of Total
                                2001             2002        2003        2002-2003        2002    2003
--------------------------------------------------------------------------------------------------------
                                  ($ millions)                                              (per cent)
United Kingdom .............    355               337          302         -10.4           1.2     1.1
Germany ....................    382               321          364          13.4           1.1     1.3
People's Republic of China..    768               843        1,093          29.7           2.9     3.8
Hong Kong ..................    236               228          191         -16.2           0.8     0.7
Taiwan .....................    337               354          445          25.7           1.2     1.6
Japan ......................  4,068             3,866        3,638          -5.9          13.3    12.8
South Korea ................    758               764          837           9.6           2.6     2.9
India ......................    118               120          110          -8.3           0.4     0.4
Australia ..................    173               187          201           7.5           0.6     0.7
Mexico .....................     83                79          124          57.0           0.3     0.4
United States .............. 22,111            19,694       18,805          -4.5          67.9    66.0
Other ......................  2,426             2,231        2,364           6.0           7.7     8.3
                              -----             -----        -----
   TOTAL ................... 31,814            29,025       28,474          -1.9         100.0   100.0
   -----                     ------            ------       ------          ----         -----   -----
Market Areas:
Western Europe (1) .........  2,160             1,839        1,874           1.9           6.3     6.6
PACIFIC RIM (2) ............  6,711             6,697        6,865           2.5          23.1    24.1
-------------------------------------------------------------------------------------------------------

(1) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

(2) Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: BC STATS






--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

30                       APPENDIX 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.9     HISTORICAL COMMODITY PRICES (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                   1994    1995     1996     1997    1998      1999     2000     2001    2002     2003
-----------------------------------------------------------------------------------------------------------------------
Metals
   Copper (London; $/lb) .......   1.05    1.33     1.04     1.03     0.75     0.71     0.82     0.72    0.71     0.81
   Lead (London; $/lb) .........   0.25    0.29     0.35     0.28     0.24     0.23     0.21     0.22    0.21     0.23
   Zinc (London; $/lb) .........   0.49    0.53     0.51     0.65     0.51     0.53     0.56     0.44    0.35     0.39
   Gold (London; $/troy oz) ....    384     384      388      331      294      279      280      271     310      363
   Silver (London; $/troy oz)...   5.28    5.21     5.18     4.89     5.53     5.25     5.00     4.39    4.60     4.88
   Molybdenum ($/lb)............   4.50    7.42     3.61     4.18     3.31     2.65     2.51     2.31    3.59     5.21
   Aluminum (London; $/lb) .....   0.67    0.82     0.68     0.73     0.62     0.62     0.69     0.65    0.61     0.65
Forest Products
   Lumber (Madison's
     Lumber Reporter;
     WSPF, $/1000 bd ft) .......    342     251      351      353      287      342      256      247     235      270
   Pulp (Northern Europe;
     $/tonne; transaction
     price) ....................    573     883      590      566      515      523      681      543     463      523
   Newsprint (Pulp and
     Paper Week;
     $/tonne) ..................    465     674      652      560      595      513      564      588     468      501
   Hemlock baby squares
     (Madison's Lumber
     Reporter; 3 9/16") ........    852     862      796      821      556      585      566      583     593      535
Other
   Oil (West Texas
     Intermediate;
     $/barrel) .................     17      18       22       21       14       19       30       26      26       31
   Natural Gas (Sumas;
     $/Mmbtu) ..................   1.60    1.03     1.33     1.72     1.61     2.15     4.17     4.58    2.68     4.66
   Electricity (Mid
        Columbia Index
        in US$ /MW. h) .........    n.a.    n.a.    n.a.     n.a.     n.a.       27      137      143      24       41
------------------------------------------------------------------------------------------------------------------------

Source: Ministry of Finance, Ministry of Energy and Mines, US Federal
Reserve Bank


--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                          APPENDIX 1 -- ECONOMIC REVIEW                       31
--------------------------------------------------------------------------------

TABLE A1.10 BRITISH COLUMBIA FOREST SECTOR ECONOMIC ACTIVITY INDICATORS
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                                                Change (1)
                      Indicator        1999     2000          2001        2002          2003    2002-2003
------------------------------------------------------------------------------------------------------------
                                                           (million cubic meters)              (per cent)
Wood production
   Timber scaled ..................    76.0      77.0          72.0       73.4          61.8         -15.8
   Lumber .........................    32.4      34.3          32.6       36.1          36.1           0.0
   Plywood ........................     1.5       1.5           1.6        1.7           1.7           1.3
Timber scaled by species                                      (million tonnes)
   Lodgepole pine .................    22.0      22.2          21.9       22.1          n.a.
   Spruce .........................    12.5      12.1          12.4       12.0          n.a.
   Hemlock ........................    10.5      11.0          10.6        7.5          n.a.
   Douglas fir ....................    11.0      10.6          10.5       10.5          n.a.
   Balsam .........................     8.8       8.9           8.4        6.4          n.a.
   Cedar ..........................     6.6       7.3           7.2        5.6          n.a.
   All others .....................     5.6       6.4           6.4        5.7          n.a.
                                        ---       ---           ---        ---
   TOTAL (2) ......................    77.0      78.5          77.4       69.8          n.a.
                                       ----      ----          ----       ----
                                                              (million tonnes)
Pulp and paper production .........     8.0       8.3           7.6        7.4           7.7           4.1
   Market pulp ....................     5.0       5.2           4.7        4.5           4.8           6.4
   Newsprint, paper and ...........     3.0       3.1           2.9        2.9           2.9           0.7
   paperboard.................. ...
Industrial product price indices                         (1997=100)
   Softwood lumber -- British .....   100.2      83.2          82.6       81.7          72.6         -11.1
   Columbia .......................
   Douglas fir plywood ............   109.4      94.8          94.4      104.2         110.8           6.3
   Bleached sulphate pulp .........    99.4     127.7         105.7       96.1          97.2           1.1
   NEWSPRINT FOR EXPORT ...........    96.3     105.4         123.0       96.2          89.3          -7.2
   --------------------                ----     -----         -----       ----          ----          ----

(1)  Percentage change based on unrounded numbers.
(2)  Total may not add due to rounding.

Sources: Timber harvest - Ministry of Forests
         Lumber and plywood production - Statistics Canada
         Pulp and paper production - Canadian Pulp and Paper Association Industrial product price indices - Statistics Canada







--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

32                        APPENDIX 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------

TABLE A1.11 HISTORICAL VALUE OF MINERAL, PETROLEUM AND NATURAL GAS PRODUCTION
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                           Industrial     Construction                               Natural Gas       Other oil
    Year          Metals   Minerals 1     Aggregates 2     Coal      Crude Oil 3     to Pipeline       and Gas 4    Total
-------------------------------------------------------------------------------------------------------------------------
                                                           ($ millions)
1989 ..........   1,829    278            178                706          263                   495           25   3,774
1990 ..........   1,623    305            163                822          319                   537           43   3,813
1991 ..........   1,511    290            159                861          260                   562           36   3,679
1992 ..........   1,502    212            157                706          260                   592           38   3,467
1993 ..........   1,198    229            166                822          233                   814           42   3,504
1994 ..........   1,354    237            180                861          235                   991           44   3,902
1995 ..........   2,016    249            204                968          272                   710           58   4,478
1996 ..........   1,537    251            189              1,027          441                   817           75   4,337
1997 ..........   1,495    249            195              1,107          403                 1,087           98   4,635
1998 ..........   1,484    245            208                956          373                 1,154           47   4,467
1999 ..........   1,183    246            219                797          461                 1,577           53   4,536
2000 ..........   1,571    284            224                812          843                 3,826          114   7,674
2001 ..........   1,394    296            217                959          729                 4,834          103   8,533
2002 ..........   1,288    310            231              1,035          714                 3,458           79   7,115
2003 e ........   1,282    340            238              1,000          716                 5,383          117   9,076


e    Estimate.

(1) Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.
(2)  Sand and gravel; stone.
(3)  Includes Pentanes and Condensate.
(4)  Liquified Petroleum Gases and Sulphur.

Sources: Natural Resources Canada and Ministry of Energy and Mines




TABLE A1.12 PETROLEUM AND NATURAL GAS ACTIVITY INDICATORS
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            Change
          Indicator                               Unit of Measure      1999       2000      2001      2002      2003      2002-2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (per cent)
   Natural gas production (wellhead) (1) ........  (billion cubic m)    25.9       26.6      29.9      32.4      30.8           -4.9
   Crude oil and condensate .....................  (million cubic m)     2.4        2.7       2.6       2.6       2.6            3.2
   Wells authorized .............................           (number)     828      1,010       977       876     1,399           59.7
   Wells drilled ................................           (number)     620        770       875       643     1,041           61.9
   Seismic crew-weeks ...........................           (number)     105        140       167       160       164            2.5
   Provincial reserves
        Marketable gas (remaining reserves) .....  (billion cubic m)     237        240       252       255       n.a.          n.a.
        Oil (remaining reserves) ................  (million cubic m)    26.0       27.4      25.5      22.6       n.a.          n.a.
   Provincial government petroleum
     And natural gas revenue 2 ..................       ($ millions)   587.3    1,306.2   1,731.1   1,241.7   2,114.2           70.3
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes gas retrieved from storage. During 2002, 1 billion cubic metres were produced from storage wells.
(2) Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.


Source: Ministry of Energy and Mines






--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                        APPENDIX 1 -- ECONOMIC REVIEW                         33
--------------------------------------------------------------------------------
TABLE A1.13 SUPPLY AND CONSUMPTION OF ELECTRICAL ENERGY IN BRITISH COLUMBIA
--------------------------------------------------------------------------------

                                                    Supply                                        Consumption
                        ---------------------------------------------------------------   -----------------------------
                                     Net Generation
                        ------------------------------------
                                                                 Receipts                  Delivered
                                                    Total       From Other      Total       To Other         Total
                                                  Provincial    Provinces     Provincial    Provinces      Provincial
Year                     Hydro         Thermal    Generation   and Imports      Supply     and Exports     Consumption
-----------------------------------------------------------------------------------------------------------------------
                                                      (gigawatt-hours)(1)
1984 ..............     50,243         2,126        52,369        1,556         53,925         8,313          45,612
1985 ..............     57,105         2,022        59,126        1,080         60,207        11,231          48,975
1986 ..............     48,923         1,836        50,759        3,345         54,104         4,709          49,395
1987 ..............     61,057         2,010        63,066        1,203         64,269        13,336          50,934
1988 ..............     58,573         2,370        60,943        2,351         63,293         9,215          54,078
1989 ..............     51,082         6,573        57,655        4,500         62,155         6,583          55,572
1990 ..............     57,245         3,417        60,662        3,233         63,895         6,689          57,206
1991 ..............     60,149         2,832        62,981        2,272         65,253         7,725          57,528
1992 ..............     60,555         3,503        64,058        2,685         66,743         9,473          57,270
1993 ..............     53,057         5,716        58,774        5,691         64,465         5,605          58,860
1994 ..............     53,979         7,036        61,015        7,836         68,851         9,541          59,311
1995 ..............     49,814         8,192        58,006        6,385         64,391         3,972          60,419
1996 ..............     67,329         4,436        71,765        3,289         75,053        10,390         64,664
1997 ..............     61,772         5,189        66,961        4,316         71,278        12,114          59,163
1998 ..............     60,849         6,861        67,710        5,056         72,766        10,619          62,147
1999 ..............     61,588         6,457        68,045        6,807         74,852        12,529          62,323
2000 ..............     59,754         8,487        68,241        6,039         74,280        10,698          63,582
2001 ..............     48,338         8,994        57,332       10,154         67,486         6,408          61,079
2002 ..............     58,627         6,318        64,945        5,769         70,714         8,078          62,636
2003 ..............     56,689         6,362        63,051        7,071         70,122         9,901          60,221
-----------------------------------------------------------------------------------------------------------------------

(1)  Gigawatt-hour = one million kilowatt-hours

Source: Statistics Canada








--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

34                        APPENDIX 1 -- ECONOMIC REVIEW
--------------------------------------------------------------------------------
TABLE A1.14 BRITISH COLUMBIA HIGH-TECHNOLOGY SECTOR ACTIVITY
--------------------------------------------------------------------------------

                                                                                                                            Change
          Indicator                     1997        1998         1999         2000          2001         2002       2003   2002-2003
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          (per cent)
Number of Establishments(1)
   Manufacturing ..............           --          973          875          863          830          814        n.a.      n.a.
   Services ...................           --        3,899        4,146        4,528        4,622        4,525        n.a.      n.a.
                                      -----------------------------------------------------------------------------------
   TOTAL ......................           --        4,872        5,021        5,391        5,452        5,339        n.a.      n.a.
                                      ===================================================================================
Employment (persons)
   Manufacturing ..............       10,900       11,800       14,400       16,000       15,900       14,500      14,600       1.0
   Services ...................       23,600       22,000       24,300       27,400       29,800       30,600      32,400       5.8
                                      -----------------------------------------------------------------------------------
   TOTAL ......................       34,600       33,800       38,700       43,500       45,800       45,100      47,000       4.3
                                      ===================================================================================
Wages and Salaries ($ millions)
   Manufacturing ..............          423          490          620          697          690          652         692       6.1
   Services ...................        1,232        1,144        1,298        1,516        1,613        1,669       1,800       7.8
                                      -----------------------------------------------------------------------------------
   TOTAL ......................        1,655        1,634        1,918        2,213        2,303        2,322       2,492       7.3
                                      ===================================================================================
Real GDP ($ 1997 millions) ....        2,316        2,653        2,951        3,514        3,505        3,434       3,739       8.9
Nominal GDP ($ millions) ......        2,316        2,597        2,725        3,197        3,282        3,343       3,577       7.0
Revenues ($ millions) .........        4,780        4,990        5,378        6,098        6,089        6,003       6,416       6.9
EXPORTS ($ MILLIONS) ..........          581          769          840          923          748          685         628      -8.3
------------------------------------------------------------------------------------------------------------------------------------

(1)  Data not available prior to 1998.

Source: BC STATS




--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                                   CHAPTER TWO
                                FINANCIAL REVIEW

36                          CHAPTER 2 - FINANCIAL REVIEW
-------------------------------------------------------------------------------

2003/04 OVERVIEW

     Despite significant revenue and expenditure shocks in 2003/04, the provincial government ended the year with a deficit of $1.3 billion, a $961 million improvement over the budgeted deficit of $2.3 billion and an improvement of $1.9 billion as compared to the previous year.

     TABLE 2.1 OPERATING STATEMENT

---------------------------------------------------------------------------------------------------------
                                                           Budget      Actual      Actual          Annual
($ millions)                                            2003/04(1)    2003/04    2002/03(2)       Change(3)
---------------------------------------------------------------------------------------------------------
                                                                                                 (per cent)
TAXPAYER-SUPPORTED PROGRAMS
AND AGENCIES:
     Revenue........................................       24,619      24,793       23,376           6.1
     Expense........................................      (27,800)    (28,013)     (28,341)         (1.2)
                                                         --------     --------    --------
        TAXPAYER-SUPPORTED BALANCE..................       (3,181)     (3,220)      (4,965)        (35.1)
     Commercial Crown corporation
       net income ..................................        1,381       1,881        1,766           6.5
                                                         --------     --------    --------
     DEFICIT BEFORE FORECAST ALLOWANCE..............       (1,800)     (1,339)      (3,199)        (58.1)
     Forecast allowance ............................         (500)          -            -             -
                                                         --------     --------    --------
   DEFICIT..........................................       (2,300)     (1,339)      (3,199)        (58.1)
                                                         ========     ========    ========


(1) The First Ministers' Accord on Health Care Renewal was finalized subsequent to the February provincial budget. While the 2003/04 Health Accord funding of $319 million was included in the May 29, 2003 SUPPLY ACT and treated as part of the budget in three QUARTERLY REPORTS, this report reflects the original estimates tabled on February 18, 2003.

(2) Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2004.

(3)  Percentage change between 2003/04 actual and 2002/03 actual.

     Subsequent to the February 18, 2003 budget, additional funding of $319 million, as part of the First Ministers' Accord on Health Care Renewal (Health Accord), was included in the SUPPLY ACT in May 2003. In the quarterly reports for 2003/04, this funding was included in addition to the original budget amounts for revenue from federal transfers and Ministry of Health Services spending. In this report, budget figures refer to the February 18, 2003 estimates.

     The final deficit of $1.3 billion included:


     o taxpayer-supported program and agency revenue of $24.8 billion, $174 million higher than budget and a 6.1 per cent improvement over the previous year;

     o taxpayer-supported program and agency expense of $28.0 billion, $213 million higher than budget (but below budget if Health Accord funding is included), and a 1.2 per cent reduction compared to the previous year; and

     o commercial Crown corporation net income of $1.9 billion, $500 million higher than budget and a 6.5 per cent improvement over the previous year.

     As noted above, the 2003/04 deficit was $961 million lower than budget due to a number of factors:

     During 2003/04, federal transfers to the province for equalization were $1,005 million lower than expected due to the effect of changes in tax assessments for the 2002 tax year and 2003 economic growth. In addition, an

===============================================================================
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                            CHAPTER 2 - FINANCIAL REVIEW                     37
-------------------------------------------------------------------------------

     above average year in the number and scope of natural disasters resulted in disaster relief costs that were $410 million higher than expected.

     Helping to offset these unanticipated events were a $467 million improvement in tax revenue, $332 million of higher than expected energy revenue, a $500 million improvement in commercial Crown corporation net income, and other revenue improvements of $380 million, primarily due to additional federal transfers under the Health Accord.(1)

     The improvement in commercial Crown corporation net income was primarily due to better than expected results from BC Hydro, ICBC and the Liquor Distribution Branch.

     After including the $319 million Health Accord funding approved by the Legislature in the SUPPLY ACT, Ministry of Health Services spending was $75 million below budget. However, based on the February 18, 2003 budget, the Ministry of Health Services was $244 million over budget as the Health Accord funding amounts were not finalized in time for inclusion in the budget.

     Debt interest cost reductions were a significant source of savings totaling $341 million in ministries and taxpayer-supported agencies (including a $188 million reduction in debt servicing costs for direct government). Other spending savings totaled $100 million reflecting below budget spending in many ministries, after accommodating a number of priority initiatives (such as the acceleration of $72 million in funding for the 2010 Winter Olympics).

     The 2003/04 budget also included a $500 million forecast allowance that was not required.

     Chart 2.1 and Table 2.2 summarize the major changes from the 2003/04 budget.

     CHART 2.1  2003/04 DEFICIT - MAJOR CHANGES FROM BUDGET

     [Graphic]

     (1) The First Ministers' Accord on Health Care Renewal (Health Accord) was finalized subsequent to the February provincial budget. While the 2003/04 Health Accord funding of $319 million was included in the May 29, 2003 SUPPLY ACT and treated as part of the budget in three QUARTERLY REPORTS, this report reflects the original estimates tabled on February 18, 2003.

===============================================================================
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

38                          CHAPTER 2 - FINANCIAL REVIEW
-------------------------------------------------------------------------------

The 2003/04 deficit of $1.3 billion was significantly lower than the $3.2 billion deficit recorded in 2002/03 (see Table 2.1), primarily due to higher revenue from taxation and natural resources, improved commercial Crown corporation net income (except for BC Hydro), and lower expenses for taxpayer-supported Crown corporations and agencies.

The 2003/04 deficit was $371 million lower than the third quarter forecast released with the 2004/05 budget on February 17, 2004. Further details on changes from the February 2004 updated forecast are provided in Appendix Table A2.5.


TABLE 2.2 OPERATING STATEMENT - CHANGES FROM BUDGET 2003

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           FINAL
   ($ MILLIONS)                                                                                               CHANGES     RESULTS
-----------------------------------------------------------------------------------------------------------------------------------

2003/04 FORECAST DEFICIT - BUDGET 2003 FISCAL PLAN (FEBRUARY 18, 2003) .................................                  (2,300)
   REVENUE CHANGES
     Health Accord funding included in the May 29, 2003 SUPPLY ACT .....................................         319
     Personal income tax revenue - mainly due to higher 2002 tax assessments ...........................         155
     Property transfer tax revenue - strong housing market .............................................         150
     Other taxes - all sources higher except hotel room tax ............................................         162
     Energy revenue - mainly higher sales of drilling rights, partially offset
        by lower natural gas volumes ...................................................................         332
     Other natural resource revenue (mainly $95 million lower forestry revenue) ........................         (75)
     CHST and equalization entitlements - mainly impact of 2002 tax assessments and 2003 economic growth:
          - prior year equalization adjustment (mainly lower 2002/03 entitlements) .....................        (506)
          - 2003/04 equalization entitlement ...........................................................        (499)
          - CHST .......................................................................................         (38)
     Other federal funding (mainly $120 million in forest fire relief)..................................          78
     Other revenues - mainly higher recoveries for health related expenses and other miscellaneous sources, partially offset by lower sales of goods and services by
        taxpayer-supported Crowns and reduced recoveries of interest costs .............................          96
     Commercial Crown corporation net income:
        BC Hydro - improved water levels, higher sales and interest savings ............................         147
        Liquor Distribution Branch - higher sales and reduced transition costs .........................          69
        ICBC - higher revenues and lower claims and insurance operations costs .........................         257
        Other Crown corporation changes ................................................................          27
                                                                                                              ------
          TOTAL REVENUE INCREASES ......................................................................                    674
   EXPENSE CHANGES
     Higher disaster response costs including forest fires, floods and BSE .............................        (410)
     Health Accord funding included in the May 29, 2003 SUPPLY ACT .....................................        (319)
     Other health care changes .........................................................................          75
     Interest cost savings - mainly reduced debt levels ................................................         188
     Acceleration of funding for the 2010 Olympic and Paralympic Winter Games ..........................         (72)
     Reduced spending in other programs ................................................................         294
                                                                                                              ------
        CRF EXPENSE INCREASES ..........................................................................        (244)
     Taxpayer-supported Crown corporation debt interest savings ........................................         153
     Other taxpayer-supported Crown corporation and agency expenses and
        adjustments - mainly higher recovered costs and new agencies ...................................        (122)
                                                                                                              ------
        TOTAL EXPENSE INCREASES ........................................................................                   (213)
   FORECAST ALLOWANCE REDUCTION ........................................................................                    500
                                                                                                                         ------
   NET CHANGE ..........................................................................................                    961
                                                                                                                         ------
ACTUAL DEFICIT - 2003/04 PUBLIC ACCOUNTS ...............................................................                 (1,339)
                                                                                                                         ------
                                                                                                                         ------

===============================================================================
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                            CHAPTER 2 - FINANCIAL REVIEW                     39
-------------------------------------------------------------------------------


REVENUE

     In 2003/04, revenue (including commercial Crown corporations net income) totaled $26.7 billion, $674 million higher than budget ($355 million higher than planned if the Health Accord funding is included in the budget) and 6.1 per cent higher than 2002/03 as higher revenues from taxation, natural resources, other miscellaneous sources, and improved net income from commercial Crown corporations were partially offset by lower federal government contributions.

     CHART 2.2  REVENUE CHANGES FROM BUDGET

     [Graphic]


     Major changes from budget included:


     o Revenue from taxation sources was $467 million above budget mainly due to higher-than-expected revenues from personal income, property transfer, insurance premium, property and corporation capital taxes.

     o Personal income tax was up $155 million mainly due to higher than expected 2002 tax assessments. Revenue was 18 per cent higher than 2002/03 mainly due to the effects of prior-year adjustments that resulted in a $149 million increase in 2003/04 and a $299 million decrease in 2002/03.

     o Corporate income tax was up $20 million as higher entitlements for 2002 and prior tax years were partially offset by the effects of a lower share of corporate taxable income subject to the general tax rate and increased tax credit deductions. Revenue was 27 per cent higher than 2002/03 mainly due to a $273 million improvement in the settlement to the federal government for overpayments in prior years.

     o Property transfer tax was $150 million above budget and 27 per cent higher than 2002/03 reflecting the strong housing market throughout the year due in part to lower mortgage rates and the cumulative effect of federal and provincial income tax cuts.

     o Other taxes were up $66 million as higher revenue from insurance premium tax, mainly reflecting insurance industry rate increases, was partially offset by the effect of reduced tourism activity on hotel room tax revenue.

===============================================================================
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

40                        CHAPTER 2 - FINANCIAL REVIEW
-------------------------------------------------------------------------------


TABLE 2.3  REVENUE BY SOURCE


-------------------------------------------------------------------------------------------------------------
                                                            Budget      Actual        Actual        Annual
        ($ MILLIONS)                                      2003/04(1)    2003/04     2002/03(2)     CHANGE(3)
-------------------------------------------------------------------------------------------------------------
                                                                                                  (per cent)
TAXATION
   Personal income ....................................        4,722     4,877         4,150          17.5
   Corporate income....................................          755       775           612          26.6
   Social service .....................................        3,995     4,001         3,794           5.5
   Fuel................................................          866       875           687          27.4
   Tobacco.............................................          635       647           606           6.8
   Property............................................        1,550     1,576         1,541           2.3
   Property transfer...................................          368       518           407          27.3
   Corporation capital.................................          101       124           198         (37.4)
   Other...............................................          349       415           357          16.2
                                                                 ---       ---           ---
                                                              13,341    13,808        12,352          11.8
                                                              ------    ------        ------
NATURAL RESOURCES
   Natural gas royalties...............................        1,289     1,230         1,056          16.5
   Columbia River Treaty...............................          240       230           100         130.0
   Petroleum royalties, permits, fees and minerals.....          477       878           532          65.0
   Forests.............................................        1,102     1,007         1,323         (23.9)
   Other resources.....................................          288       308           270          14.1
                                                                 ---       ---           ---
                                                               3,396     3,653         3,281          11.3
                                                               -----     -----         -----
OTHER REVENUE
   Medical Services Plan premiums......................        1,410     1,409         1,355           4.0
   Motor vehicle licences and permits..................          352       363           351           3.4
   BC Ferries tolls....................................            -         -           315        (100.0)
   Other fees and licences.............................          500       655           577          13.5
   Investment earnings.................................          728       582           640          (9.1)
   Sales of goods and services by taxpayer-supported
     Crown corporations................................          266       229           275         (16.7)
   Miscellaneous.......................................          634       748           629          18.9
                                                                 ---       ---           ---
                                                               3,890     3,986         4,142         (3.8)
                                                               -----     -----         -----
CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT
   Canada Health and Social Transfer - current year....        2,763     2,941         2,639          11.4
   Canada Health and Social Transfer - prior years.....            -       103           (33)       (412.1)
   Equalization - current year.........................          675       176           543         (67.6)
   Equalization - prior years..........................            -      (506)            -             -
   Other...............................................          554       632           452          39.8
                                                                 ---       ---           ---
                                                               3,992     3,346         3,601          (7.1)
                                                               -----     -----         -----
TAXPAYER-SUPPORTED PROGRAMS AND AGENCIES                      24,619    24,793        23,376           6.1
                                                              ------    ------        ------

COMMERCIAL CROWN CORPORATION
   NET  INCOME
   BC Hydro (before RSA transfers).....................          (70)       77           352         (78.1)
   Liquor Distribution Branch..........................          655       724           654          10.7
   BC Lotteries........................................          725       728           671           8.5
   BC Rail.............................................           61        66           (84)       (178.6)
   ICBC................................................           45       225            45         400.0
   Other...............................................            5         8            14         (42.9)
        Accounting adjustments.........................          (40)       53           114        (53.5)
                                                                ----        --           ---
                                                               1,381     1,881         1,766           6.5
                                                               -----     -----         -----
TOTAL REVENUE..........................................       26,000    26,674        25,142           6.1
                                                              ------    ------        ------
                                                              ------    ------        ------

(1) The First Minister's Accord on Health Care Renewal was finalized subsequent to the February provincial budget. While the 2003/04 Health Accord funding of $319 million was included in the May 29, 2003 SUPPLY ACT and treated as part of the budget in three QUARTERLY REPORTS, this report reflects the original estimates tabled in February 18, 2003.

(2) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2004.

(3)  Percentage change between 2003/04 actual and 2002/03 actual.

================================================================================
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                          CHAPTER 2 - FINANCIAL REVIEW                        41
--------------------------------------------------------------------------------

TABLE 2.4 EXPENSE BY MINISTRY, PROGRAM AND AGENCY

---------------------------------------------------------------------------------------------------------------------------------
                                               Budget     Contingencies        Budget plus    Actual        Actual         Annual
($ millions)                               2003/04(1)        Allocation      Contingencies   2003/04    2002/03(2)      Change(3)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       (per cent)
Advanced Education .......................     1,899                  -              1,899     1,897        1,897              -
Education ................................     4,860                  -              4,860     4,787        4,799          (0.3)
Health Services ..........................    10,209                  -             10,209    10,453       10,206            2.4
                                              ------                ---             ------    ------       ------
                              Subtotal        16,968                  -             16,968    17,137       16,902            1.4
                                              ------                ---             ------    ------       ------
Office of the Premier ....................        52                  -                 52        50           43           16.3
Agriculture, Food and Fisheries(4) .......        49                  3                 52        55           72         (23.6)
Attorney General .........................       506                 14                520       520          531          (2.1)
Children and Family Development ..........     1,451                  -              1,451     1,430        1,575          (9.2)
Community, Aboriginal and Women's Services       666                 13                679       679          555           22.3
Energy and Mines .........................        57                 20                 77        77           47           63.8
Finance ..................................        55                  1                 56        54           54              -
Forests ..................................       565                 16                581       524          618         (15.2)
Human Resources ..........................     1,417                  -              1,417     1,394        1,618         (13.8)
Management Services ......................        47                 14                 61        61           56            8.9
Provincial Revenue .......................        50                  -                 50        49           49              -
Public Safety and Solicitor General ......       507                 23                530       528          525            0.6
Skills Development and Labour ............        26                  -                 26        20           24         (16.7)
Small Business and Economic Development ..       115                  1                116       115           57          101.8
Sustainable Resource Management ..........        92                  -                 92        91          125         (27.2)
Transportation ...........................       834                  -                834       820          749            9.5
Water, Land and Air Protection ...........       130                  1                131       129          163         (20.9)
                                              ------                ---             ------    ------       ------
                              Subtotal         6,619                106              6,725     6,596        6,861          (3.9)
                                              ------                ---             ------    ------       ------
 TOTAL MINISTRIES AND OFFICE OF THE PREMIER   23,587                106             23,693    23,733       23,763          (0.1)
Legislation ...............................       43                  -                 43        41           38            7.9
Officers of the Legislature ...............       23                  -                 23        23           25          (8.0)
BC Family Bonus ...........................       85                  -                 85        80           88          (9.1)
Management of public funds and debt .......      926                  -                926       738          711            3.8
Government restructuring (ministries) .....      190                  -                190       168          212         (20.8)
Contingencies and new programs ............      170              (107)                 63         -            -              -
Other appropriations(4) ...................       10                  1                 11        13           67         (80.6)
                                              ------                ---             ------    ------       ------
                              Subtotal        25,034                  -             25,034    24,796       24,904          (0.4)

Additional natural disaster funding:
   Agriculture, Food and Fisheries(4) .....        -                  -                  -        24            -              -
   Forests(4) .............................        -                  -                  -       316            -              -
   Public Safety and Solicitor General(4) .        -                  -                  -        70            -              -
2010 Winter Olympics accelerated spending(4)       -                  -                  -        72            -              -
Forestry restructuring ....................        -                  -                  -         -          275        (100.0)
                                              ------                ---             ------    ------       ------
   CRF EXPENSE ............................   25,034                  -             25,034    25,278       25,179            0.4
     LESS: Grants/internal transfers(5) ...   (1,087)                 -             (1,087)     (730)        (784)          (6.9)
     ADD: Expenses recovered from
                 external entities ........    1,615                  -              1,615     1,342        1,299            3.3
                                              ------                ---             ------    ------       ------
                                              25,562                  -             25,562    25,890       25,694            0.8
Taxpayer-supported Crown corporations
     and agencies (net of adjustments) ......  1,955                  -              1,955     2,120        2,647         (19.9)
Children and Family Development
   goverance authorities(5) .................    283                  -                283         3            -              -
                                              ------                ---             ------    ------       ------
TOTAL TAXPAYER-SUPPORTED EXPENSE              27,800                  -             27,800    28,013       28,341          (1.2)
                                              ======                ===             ======    ======       ======


(1) The First Minister's Accord on Health Care Renewal was finalized subsequent to the February provincial budget. While the 2003/04 Health Accord funding of $319 million was included in the May 29, 2003 SUPPLY ACT and treated as part of the budget in three QUARTERLY REPORTS, this report reflects the original estimates tabled in February 18, 2003.

(2) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2004.

(3)  Percentage change between 2003/04 actual and 2002/03 actual.

(4) Additional spending above budget authorized through SUPPLEMENTARY ESTIMATES or statutory authority under existing ministry acts.

(5) Reflects a revised schedule for the transfer of operations by the Ministry of Children and Family Development to authorities. Further details are provided in the ministry's service plan.

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     o   Revenue from energy and mineral sources was up $332 million primarily due to the record sale of natural gas and petroleum drilling rights in September 2003. This was partially offset by lower natural gas royalties, despite higher prices, as weaker demand resulted in lower production.

     o Forests revenue was $95 million below budget and 24 per cent lower than 2002/03 mainly due to the effects of a higher Canadian dollar exchange rate and lower harvest volumes on the Coast and through the BC Timber Sales program.

     o Other revenue was up $96 million mainly due to improved collections for health related expenses and other miscellaneous sources, partially offset by lower recoveries of interest costs from commercial Crown corporations and reduced sales of goods and services by taxpayer-supported Crown corporations.

     o Federal government contributions were down $646 million mainly due to a $1,005 million shortfall in equalization entitlement. At negative $330 million, equalization revenue reflected a $506 million reduction in prior-year entitlements and a $176 million entitlement in respect of 2003/04, down $499 million from budget. Reduced entitlements for prior years are mainly due to the effects of stronger than expected BC tax assessments and weak Ontario results for 2002. Lower entitlements in respect of 2003/04 reflect higher than assumed 2003 BC economic growth and relatively weak Ontario growth.

     o The equalization reductions were partially offset by a $281 million increase in Canada Health and Social Transfer (CHST) revenue, primarily due to the Health Accord funding. Other factors affecting CHST in 2003/04 included increased prior-year entitlements, offset by a lower entitlement in respect of 2003/04 reflecting a reduced BC share of the national population.

     o Other federal government transfers were $78 million higher than budget as a $120 million contribution for relief of forest fire costs was partially offset by lower recoveries in other cost sharing programs.

COMMERCIAL CROWN CORPORATION NET INCOME

     Commercial Crown corporations recorded a combined net income of $1,881 million as compared to a budgeted net income of $1,381 million.

     Major changes from budget included:


     o BC Hydro's $77 million operating income, before deferral account transfers, reflected a $147 million improvement over the budgeted $70 million loss. Operating results improved by $267 million primarily due to higher domestic revenue, higher-than-expected water inflows into hydro dam reservoirs (resulting in reduced energy costs), and lower finance charges as a result of reduced borrowing requirements and lower-than-expected interest rates. This improvement was offset by a $120 million provision for BC Hydro's capitalized costs from the Vancouver Island Generation and Georgia Strait Crossing projects.

     o At $724 million, the Liquor Distribution Branch net income was a $69 million improvement over budget reflecting higher sales and a $33 million reduction in the estimated costs for the transition of retail outlets.

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     o   BC Lotteries earnings of $728 million were $3 million higher than budget. Lottery revenue was $30 million lower than expected, reflecting the maturity of that market. However, the reduction was partially offset by increases in bingo and casino revenue and lower direct expenses for prizes and commissions. Operating costs were $5 million lower than budget.

         BC Lotteries' impact on the provincial government's bottom line is less than its net income due to the distribution of gaming revenue to third parties. In 2003/04, the province distributed $132 million to charities, $53 million to local governments, and $8 million to the federal government. Of the $535 million retained by the province, $147 million was dedicated to the Health Special Account and the remainder to general revenue. Amounts provided to the Health Special Account are used to fund the administration, operation and delivery of health care, health research, health promotion and health education services.


     o On government's fiscal year basis, BC Rail's results were $10 million below the budget forecast.

         For the year ended December 31, 2003, BC Rail reported net income of $66 million - a $5 million improvement over their plan for the year. An $11 million increase in operating income was partially offset by lower than expected results from discontinued operations.

         BC Rail's results for the first quarter of 2004 were $15 million lower than the same period in 2003, resulting in a negative adjustment to match the corporation's fiscal year to that of the provincial government.

         BC Rail's results do not reflect the BC Rail Investment Partnership as this transaction was delayed until July 2004.


     o On government's fiscal year basis, ICBC's results were $257 million ahead of the budget forecast.

         ICBC reported a net income of $225 million for the calendar year ended December 31, 2003, a $180 million improvement over their budgeted net income of $45 million. The change from budget was mainly due to increases in premium revenue due to purchases of more coverage and the retention of market share, decreases in claims costs due to better driving conditions and changes in deductibles, reduced operating costs and higher than expected gains on sale of property.

         ICBC's results for the first quarter of 2004 were significantly higher than the same period in 2003, resulting in a $77 million positive adjustment to match the corporation's fiscal year to that of the provincial government.

     Five-year financial statements for the above Crown corporations are presented in Appendix Tables A2.13 to A2.17.

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CONSOLIDATED REVENUE FUND EXPENSE

     In 2003/04, spending for ministries and other areas totaled $24.8 billion, or $238 million below budget before factoring in additional spending related to natural disasters and the acceleration of a portion of the government's funding commitment to the 2010 Winter Olympics. This represents a decrease of 0.4 per cent from comparable spending in 2002/03, which excludes a one-time forestry restructuring provision (see Table 2.4).

     After including $482 million of additional spending for natural disasters and the 2010 Winter Olympics, consolidated revenue fund spending totaled $25.3 billion in 2003/04 and was $244 million higher than budget (but $75 million lower than planned if the Health Accord funding is included in the budget). Including one-time items, overall spending increased 0.4 per cent from 2002/03.

     Major changes from budget included:

     o $410 million of additional spending for responding to forest fires, floods and BSE (bovine spongiform encephalopathy) by the Ministries of Forests, Public Safety and Solicitor General, and Agriculture, Food and Fisheries;

     o $244 million in additional Ministry of Health Services spending, reflecting the Health Accord; and

     o $72 million of additional contributions in support of the government's funding commitment to the 2010 Winter Olympics;

     partially offset by

     o $231 million below budget spending in ministries and other appropriations;

     o   $63 million of unused contingencies vote funding; and

     o   $188 million of reduced operating debt interest costs.

     As a result of effective management of ministry budgets and earlier-than-expected progress in meeting three-year service plan targets, ministries also addressed some one-time funding needs in a number of priority areas. This included:

     o $32 million of additional contributions to school districts to partially address unfunded accumulated employee benefits;

     o   $26 million to provide support for research by Genome BC;

     o $25 million to provide support for research by the Michael Smith Foundation;

     o $22 million to reimburse Health Authorities for SARS costs and to address waitlists and other priorities;

     o $23 million to support LEGACIES NOW, seniors housing and services and ACTION SCHOOLS; and

     o $14 million for facilities maintenance and other initiatives in support of the post-secondary education sector.

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     In 2003/04, six ministries - Health Services, Education, Advanced
     Education, Human Resources and Children and Family Development - accounted for nearly 80 per cent of total CRF expense. Interest payments on the government's direct operating debt accounted for about 3 per cent of spending.

     During 2003/04 the contingencies vote funded $107 million of new initiatives and unforeseen requirements. In addition, SUPPLEMENTARY ESTIMATES, together with statutory authority in various programs, allowed the government to provide for additional costs of responding to disasters, to flow through additional contributions received from the federal government for health care, and to provide for the acceleration of some of the government's funding commitment to the 2010 Winter Olympics.

     Significant areas of spending and changes from budget included:

     o Ministry of Advanced Education spending was slightly below budget. Spending primarily reflected higher-than-planned contributions to educational institutions. This was offset by lower interest costs for capital-related debt and other areas. Spending was unchanged from the previous year. Total post-secondary full-time equivalent student spaces increased to 161,484 in 2003/04 from 160,320 in the previous year (up
         0.7 per cent). During 2003/04 an additional $12 million of operating funding was provided to support the increase in student spaces.

     o Ministry of Education spending was $73 million below budget. Of this variance, $52 million was due to a change in provincial accounting for federal contributions received on account of K-12 education for aboriginal children. Previously, the province recorded as revenue and expenditure amounts transferred directly to school boards from the federal government and First Nations for the education of aboriginal children. Effective 2003/04, provincial revenue and expense will no longer reflect federal or First Nation funding directly received by school boards. Total funding received by school boards is unaffected by this change. The rest of the spending variance was primarily due to lower interest costs for capital-related debt. In 2003/04, public school full-time enrolment declined to 580,483 from 587,247 (1.2 per cent decrease), while independent school enrolment rose to 63,387 from 62,601 (1.3 per cent increase). Average per pupil funding for public schools increased by 1.2 per cent.

     o Ministry of Health Services spending was $244 million higher than budget, but $75 million lower than planned if the Health Accord funding is included in the budget. The Health Accord increase was partially offset by lower spending for the regional health sector, due to the reallocation of capital spending from the operating budget to the capital budget and the deferral of a portion of the federal equipment funding to subsequent fiscal years. As well, there were reductions in Medical Services Plan, Pharmacare and capital-related debt interest costs, partially offset by higher spending for emergency health care services. In total, ministry spending was up 2.5 per cent from 2002/03.

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     o   Ministry of Children and Family Development spending was $21 million below budget as higher costs for community living services were more than offset by lower costs in children-in-care and other programs. During the year, the children-in-care average caseload declined 4.2 per cent and the average cost per child-in-care declined by 4 per cent. In addition, an increase in out-of-care placements for children (e.g. adoptions) reduced overall expenditures in children and family development services.

     o Ministry of Energy and Mines spending was on budget and 64 per cent higher than the previous year mainly due to additional investments in oil and natural gas development initiatives and higher payments required under the Vancouver Island Natural Gas Pipeline Assistance Agreement due to higher-than-assumed natural gas prices in 2003/04.

     o Ministry of Forests expense was down $57 million from budget, excluding forest fire costs. The change primarily reflects a lower amount of inventoried costs expensed during the year through the BC Timber Sales Program as a result of reduced sales, and a larger portion of development costs capitalized and deferred to future sales.

     o Ministry of Human Resources spending was $23 million below budget and 8 per cent lower than the previous year. This reflects a continuing downward trend in the employment assistance caseload and average costs per case. The average monthly assistance caseload of 116,014 was 2.1 per cent below budget and 11.1 per cent lower than in 2002/03.

     o Ministry of Small Business and Economic Development spending was slightly below budget and $58 million higher than the previous year mainly due to the start of contributions towards the Vancouver Convention and Exhibition Centre.

     o The Contingencies and New Programs Vote accommodates funding for unanticipated events or items where the timing and amounts involved are uncertain. In 2003/04, this vote funded $107 million of new initiatives and unforeseen requirements in 2003/04. Significant items included funding for the Air India, Pickton and other trials; the missing persons investigation; new oil and gas initiatives and higher payments required under the Vancouver Island Natural Gas Pipeline Assistance Agreement; interest liabilities related to protected areas compensation; and unusually high year-end adjustments to recognize accumulated pre-retirement and leave liability costs. At year-end, $63 million of this vote was unspent.

     o Management of Public Funds and Debt (debt interest) was $188 million below budget due to significantly lower-than-assumed borrowing requirements, lower interest rates and a stronger Canadian dollar. Government operating debt requirements were $2 billion below budget. The average long-term interest rate was 0.9 percentage points lower than assumed, while the average short-term interest rate was 1.1 percentage points lower.

     o Government Restructuring (All Ministries) - 2003/04 was the final year of the three-year $550 million restructuring plan for the Consolidated Revenue Fund (CRF) set out in the 2002/03 budget. CRF expenses for 2003/04 were $21 million below budget due to lower requirements of ministries and agencies. Appendix Table A2.11 provides details on total restructuring

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         expenses (including Crown corporations). The topic box at the end of this chapter provides a summary of restructuring costs over the three-year period.

     o Natural Disasters - 2003/04 marked a record year for provincial disasters which included an unprecedented severe forest fire season and responding to the impacts of flooding and BSE. Table 2.5 provides a breakdown of costs and a forest fires topic box is provided at the end of this chapter.

     TABLE 2.5 NATURAL DISASTER COSTS

                                                                                        CHANGE
                                                                 ACTUAL  AVAILABLE       FROM
($ MILLIONS)                                                      COSTS    BUDGET       BUDGET
------------                                                      -----    ------       ------
FIRES
   MINISTRY OF FORESTS
     Direct fire costs .......................................     363
     Forest remediation ......................................       8
                                                                   ---
                                                                   371        55         316
                                                                   ---
   MINISTRY OF PUBLIC SAFETY AND SOLICITOR GENERAL
     Emergency response ......................................      61         3          58
     Related compensation ....................................       5         -           5
FLOODS
   MINISTRY OF PUBLIC SAFETY AND SOLICITOR GENERAL
     Prior year floods and other .............................      12
     2003 Floods .............................................      10
                                                                   ---
                                                                    22        15           7
                                                                   ---
BOVINE SPONGIFORM ENCEPHALOPATHY (BSE) ASSISTANCE
   MINISTRY OF AGRICULTURE, FOOD AND FISHERIES
     Bovine Spongiform Encephalopathy (BSE) assistance .......       7
     Contribution to the Agriculture Income Stabilization
        Trust Fund - recognition of BSE claims ...............      17
                                                                   ---
                                                                    24         -          24
                                                                   ---       ---         ---
     TOTAL....................................................     483        73         410
                                                                   ===       ===         ===

         In total, spending for responding to natural disasters amounted to $483 million in 2003/04, of which approximately $410 million of additional spending was authorized through statutory authority under various ministry acts or SUPPLEMENTARY ESTIMATES. As a result, a number of exemptions to penalties under the BALANCED BUDGET AND MINISTERIAL ACCOUNTABILITY ACT were provided for the Ministries of Forests; Public Safety and Solicitor General; and Agriculture, Food and Fisheries in respect of the 2003/04 fiscal year.

         Due to the severity of the 2003 fire season, the provincial government was able to obtain federal cost-sharing assistance estimated at $120 million. In addition, the federal government also provided military support personnel at no cost to the province.

     o 2010 Winter Olympics Accelerated Spending - Vancouver was selected as the host city for the 2010 Winter Olympics in July 2003. Due to expenditure savings across government, and in particular lower debt interest costs, the provincial government accelerated $72 million of its future commitment to the 2010 Winter Olympics by obtaining a SUPPLEMENTARY ESTIMATE and an

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         exemption under the BALANCED BUDGET AND MINISTERIAL ACCOUNTABILITY ACT at year-end. In total, spending for the 2010 Winter Olympics was $111 million in 2003/04 and included the $72 million SUPPLEMENTARY ESTIMATE plus $39 million of budgeted spending in the Ministry of Community, Aboriginal and Women's Services.

TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCY EXPENSES

     Taxpayer-supported Crown corporations and agencies provide a number of services to the public. These agencies are primarily funded from ministry sources, but may also have outside sources of revenue. Some of the services provided by taxpayer-supported Crowns are highway construction (BC Transportation Financing Authority), property management (BC Buildings), property assessment, (B.C. Assessment Authority), social housing (BC Housing Management Commission), transit services (BC Transit), and legal services (Legal Services Society).

     Revenue and spending of taxpayer-supported Crown corporations are combined with CRF revenue and expenses in Tables 2.3 and 2.4. Revenues and expenses for individual taxpayer-supported Crown corporations are detailed in Appendix Table A2.12.

     As most taxpayer-supported Crowns are funded in part from ministry budgets, their impact on total government spending is the amount by which their total spending exceeds any grants and transfers made to these organizations by the ministries and special offices.

     The net spending (total spending less grants and internal transfers) impact of taxpayer-supported Crowns was $1,393 million in 2003/04 - $242 million higher than budget. This was offset by a $273 million decrease in expenses for which costs were directly recovered from external parties.

     The increase in net spending impact was primarily due to the introduction of two new agencies and higher spending by a number of other Crowns. The spending increases were partially offset by higher revenue. The decrease in cost recovered expenses was primarily due to lower interest costs on loans for which the government acts as a fiscal agent on behalf of its commercial Crown corporations. The government expenses the interest and reports the recovery as offsetting revenue.

     Expenses recovered from external entities are ministry expenses that have a dedicated source of revenue. While ministry budgets are shown net of recoveries, generally accepted accounting principles require these expenses and the associated revenue to be separately disclosed in government's financial statements. Changes to budgeted recoveries result from fluctuations in demand and/or introduction of new or short term programs under section 25 of the FINANCIAL ADMINISTRATION ACT. However, as recovered expenses cannot exceed the revenue received for the program, any change in expense is matched by an equal and offsetting change in revenue, resulting in no bottom line impact.

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FULL-TIME EQUIVALENTS (FTES)

     Staff utilization is measured in full-time equivalents. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. In 2003/04, FTEs were 1,215 below budget and 4,244 lower than the previous year (see Table 2.6).

     TABLE 2.6 FULL-TIME EQUIVALENTS (FTES) UTILIZATION


                                                          Budget        Actual    Actual       Annual
                                                          2003/04      2003/04   2002/03(1)    Change(2)
                                                          -------      --------  --------     --------
                                                                                              (per cent)


Ministries and special offices (CRF)..................     29,049    28,684       29,751          (3.6)
Taxpayer-supported Crown
   corporations and agencies .........................      5,270     4,570        7,747         (41.0)
Regional authorities .................................        150         -            -              -
                                                           ------    ------       ------
TOTAL FTES ...........................................     34,469    33,254       37,498         (11.3)
                                                           ======    ======       ======

     (1) Comparative figures for taxpayer-supported Crown corporations and agencies have been restated to include the Forensic Psychiatric Services Commission (448 FTEs) and Partnerships BC Ltd. (25 FTEs).

     (2) Percentage change between 2003/04 actual and 2002/03 actual.

     Ministry and special offices utilization was 365 FTEs lower than budget. Higher-than-expected participation in voluntary departure and early retirement programs more than offset the higher than normal requirements to fight forest fires and a delay in transferring 150 FTEs to the Children and Family Development governance authorities.

     Actual FTE utilization for taxpayer-supported Crown corporations and agencies was 700 FTEs lower than budget. The decrease was primarily due to actual utilization amounts for the Canadian Blood Services not being available at year-end to compare against the budgeted estimate of 545 FTEs and a planned 82 FTE workforce reduction strategy for the Legal Services Society that was not reflected in the budget.

     Transfers of Ministry of Children and Family Development personnel (150
     FTEs) to the new regional governance authorities have been delayed until the authorities are able to fulfill their role based on ministry readiness criteria.

     The reduction in ministry and special offices FTEs as compared to the previous year (1,067 FTEs) reflects the final phase of the three-year workforce reduction strategy. The reduction in Crown corporation and agency FTEs from the previous year (3,177 FTEs) was primarily due to the devolution of BC Ferries to a private sector operator.

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PROVINCIAL CAPITAL SPENDING

     Capital spending is required to build, acquire or replace assets such as roads, schools, post-secondary facilities, hospitals and related major equipment.

     Capital spending does not flow directly to the government's annual surplus or deficit as generally accepted accounting principles require capital costs to be spread out over the useful lives of the related assets through annual amortization expenses.

     TABLE 2.7 CAPITAL SPENDING (1)



                                                                         Budget    Actual     Actual       Annual
($ millions)                                                            2003/04   2003/04    2002/03       Change
                                                                        -------   -------    -------       ------
                                                                                                        (per cent)

TAXPAYER-SUPPORTED
   Education .......................................................       407       354        367         (3.5)
   Health ..........................................................       203       140        117          19.7
   BC Transportation Financing Authority ...........................       298       370        255          45.1
   BC Ferries ......................................................         -         -         58       (100.0)
   Rapid Transit Project 2000 ......................................        42        14         59        (76.3)
   Vancouver Convention Centre Expansion Project ...................        67        44          -             -
   Government operating (ministries) ...............................       325       185        183           1.1
   Other(2) ........................................................       108        19         92        (79.3)
                                                                         -----     -----      -----
   TOTAL TAXPAYER-SUPPORTED ........................................     1,450     1,126      1,131         (0.4)
                                                                         -----     -----      -----
SELF-SUPPORTED COMMERCIAL
   BC Hydro ........................................................       820       636        741        (14.2)
   BC Rail .........................................................        39        33         52        (36.5)
   Columbia River power projects(3) ................................        76       100         54          85.2
   Insurance Corporation of British Columbia(4) ....................        71        26         41        (36.6)
   BC Lotteries ....................................................        52        49         30          63.3
   Liquor Distribution Branch ......................................         5         2          9        (77.8)
                                                                         -----     -----      -----
TOTAL SELF-SUPPORTED COMMERCIAL ....................................     1,063       846        927         (8.7)
                                                                         -----     -----      -----
TOTAL CAPITAL SPENDING .............................................     2,513     1,972      2,058         (4.2)
                                                                         =====     =====      =====


     (1) Net of expenditures funded by non-provincial government sources including the federal government, hospital districts, universities and the Greater Vancouver Transportation Authority (TRANSLINK).

     (2) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development and BC Transit.

     (3) Columbia Power Corporation and Columbia Basin Trust.

     (4) Includes ICBC Properties Ltd.

     Capital spending in 2003/04 totaled $2.0 billion, $541 million below budget. Power generation and transmission projects accounted for 37 per cent of the total, schools and health facilities for 25 per cent, and transportation projects for 22 per cent (see Chart 2.3).

     Taxpayer-supported capital spending includes schools, hospitals, post-secondary facilities and transportation projects, plus minor capital spending by ministries and other minor taxpayer-supported agencies. In 2003/04, spending of $1.1 billion was $324 million below budget due to reduced spending for health and education facilities, SKYTRAIN, and ministry minor capital purchases. This was partially offset by the reclassification to capital spending of certain BC Transportation Authority expenses to better reflect procurement and investment strategies.

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     CHART 2.3 CAPITAL SPENDING, 2003/04

     [Graphic]

     Self-supported commercial Crown corporation capital spending includes projects undertaken by BC Hydro, BC Rail, ICBC and for Columbia River power projects. Spending for these agencies totaled $846 million, $217 million below budget mainly due to delayed spending by BC Hydro as proposals to supply Vancouver Island with additional power are evaluated. Lower spending was partially offset by Columbia River power project expenditures that were deferred from prior years.

     Table 2.8 shows a summary of capital spending changes since the 2003/04 budget.

     TABLE 2.8 CAPITAL SPENDING - CHANGES FROM BUDGET 2003


                                                                                                   FINAL
($ MILLIONS)                                                                            CHANGE    RESULTS
------------                                                                            ------    -------

CAPITAL SPENDING - BUDGET 2003                                                                    2,513
   Taxpayer-supported
        BC Transportation Financing Authority - mainly accounting treatment to
         reflect current procurement and investment strategies.......................      72
        Education - mainly delayed construction of school facilities ................     (53)
        Health - mainly delayed project starts as regional plans are developed ......     (63)
        Rapid Transit Project 2000 - delayed SkyTrain expenditures ..................     (28)
        Government operating - reduced ministry minor capital spending ..............    (140)
        Other(1).....................................................................    (112)     (324)
                                                                                         -----
   Self-supported commercial
        BC Hydro - mainly deferred spending for the Vancouver Island generation
         project ....................................................................    (184)
        Columbia power projects - mainly additional spending deferred from
         previous years .............................................................      24
        ICBC - reduced requirements and lower building improvements costs for
         Surrey Central City ........................................................     (45)
        Other .......................................................................     (12)     (217)
                                                                                          ----     -----
   TOTAL CHANGE .....................................................................              (541)
                                                                                                   -----
CAPITAL SPENDING - ACTUAL ...........................................................              1,972
                                                                                                   =====


     (1) Includes BC Buildings, Vancouver Convention Centre Expansion Project and other taxpayer-supported Crown corporations.

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PROVINCIAL DEBT

     CHART 2.4 PROVINCIAL DEBT COMPONENTS

     [Graphic]

     (1) Amount includes debt to finance deficits, ministry minor capital spending and operating activities. It also includes ferry infrastructure debt and a portion of roads infrastructure debt incurred up to 1994/95.

     The government and its Crown corporations borrow to finance their own operations (for example, when revenues fall short of expenses), to finance construction of capital projects or other investments, to refinance maturing debt and to finance working capital needs.

     Provincial debt increased $798 million to total $37.3 billion at March 31, 2004, or 26.2 per cent of provincial GDP (see Chart 2.5, Table 2.9 and Appendix Table A2.18). Approximately $28 billion or 75 per cent of total debt reflects investments in capital assets - schools, hospitals, roads, transportation, utilities, and other forms of provincial infrastructure. The remaining $9.3 billion represents accumulated borrowing to fund public services.

     CHART 2.5 PROVINCIAL DEBT INCREASE

     [Graphic]

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     TABLE 2.9 PROVINCIAL DEBT SUMMARY(1)


                                                                     Budget    Actual    Actual         Annual
($ millions)                                                         2003/04   2003/04   2002/03        Change
                                                                     -------   -------   -------        ------
                                                                                                     (per cent)
TAXPAYER-SUPPORTED DEBT
     Provincial government direct operating .....................    17,782    15,754     15,477           1.8
     Education facilities .......................................     6,170     6,072      5,793           4.8
     Health facilities ..........................................     2,205     2,084      2,004           4.0
     Highways and public transit ................................     4,987     4,880      4,786           2.0
     Other(2) ...................................................       902       808      1,027        (21.3)
                                                                     ------    ------     ------
TOTAL TAXPAYER-SUPPORTED DEBT ...................................    32,046    29,598     29,087           1.8
                                                                     ------    ------     ------
SELF-SUPPORTED DEBT
     Commercial Crown corporations and agencies .................     8,420     7,739      7,452           3.9
                                                                     ------    ------     ------
TOTAL SELF-SUPPORTED DEBT .......................................     8,420     7,739      7,452           3.9
                                                                      -----     -----      -----
FORECAST ALLOWANCE ..............................................       500         -          -             -
                                                                     ------    ------     ------
TOTAL PROVINCIAL DEBT ...........................................    40,966    37,337     36,539           2.2
                                                                     ======    ======     ======



     (1) Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government's accounts as an accounts payable. Figures for 2002/03 have been restated to conform with the presentation used for 2003/04 and to reflect changes in underlying data.

     (2) Includes government services Crown corporations and agencies, other fiscal agency loans, student assistance loans, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions.

     Total debt was $3.6 billion below budget reflecting lower-than-forecast debt balances at the end of the 2002/03 fiscal year, improved government operating results, reduced capital spending, reduced working capital requirements and non-utilization of the forecast allowance.

TAXPAYER-SUPPORTED DEBT

     Taxpayer-supported debt increased by $511 million to total $29.6 billion at year-end (20.8 per cent of GDP). This was $2.4 billion below budget, mainly reflecting:


     o lower-than-forecast debt balances at the end of the 2002/03 fiscal year;

     o lower borrowing requirements for government's consolidated revenue fund due to better-than-expected operating results, lower ministry minor capital spending, reduced working capital requirements and higher cash balances at the start of the fiscal year;

     o   reduced capital spending for education and health facilities; and

     o   lower working capital requirements for transportation projects.

SELF-SUPPORTED DEBT

     Self-supported debt totaled $7.7 billion at March 31, 2004 (5.4 per cent of GDP). Debt at year-end was up $287 million from the previous year and $681 million below plan mainly reflecting:

     o lower-than-forecast debt balances at the end of the 2002/03 fiscal year; and

     o better operating results and decreased working capital requirements for BC Hydro.

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     TABLE 2.10 DEBT - CHANGES FROM BUDGET 2003

                                                                                                              FINAL
($ millions)                                                                                     CHANGE      RESULTS
                                                                                                 ------      -------


PROVINCIAL DEBT AT MARCH 31, 2004 - BUDGET 2003 ............................................                  40,966
   March 31, 2003 year-end changes between budget forecast and the 2002/03 PUBLIC ACCOUNTS :
   Taxpayer-supported debt .................................................................      (221)
   Self-supported commercial ..............................................................      (190)
                                                                                                  -----
ADJUSTED PROVINCIAL DEBT FORECAST AT MARCH 31, 2004 - POST PUBLIC ACCOUNTS                                    40,555
   TAXPAYER-SUPPORTED DEBT CHANGES:
   Government operating:
     - Improved operating results ..........................................................      (544)
     - Health accord funding - cash/accrual differences ....................................      (390)
     - BC Hydro dividend - cash/accrual differences ........................................      (285)
     - Reduced working capital requirements ................................................      (370)
     - Higher cash balances at the start of the year .......................................      (104)
     - Reduced loans and advances ..........................................................       (84)
     - Reduced minor capital spending ......................................................      (140)
   Education facilities (mainly lower capital spending) ....................................       (78)
   Health facilities (mainly lower capital spending) .......................................      (103)
   Transportation (mainly lower working capital requirements) ..............................       (62)
   BC Buildings (mainly lower working capital requirements and capital spending) ...........       (50)
   Other (mainly lower working capital requirements) .......................................       (17)
                                                                                                  -----
     Total taxpayer-supported ..............................................................                  (2,227)

SELF-SUPPORTED DEBT CHANGES:
   BC Hydro operating results/working capital requirements .................................      (480)
   Other ...................................................................................       (11)
                                                                                                  -----
     Total self-supported ..................................................................                    (491)
   Debt forecast allowance not needed ......................................................                    (500)
                                                                                                              -------
PROVINCIAL DEBT AT MARCH 31, 2004 - 2003/04 PUBLIC ACCOUNTS.................................                  37,337
                                                                                                              =======


     Table 2.10 shows a summary of debt changes from the 2003/04 budget.

     Although the summary accounts deficit was $1.3 billion, total provincial debt only increased $798 million. This was due to numerous factors including non-cash items included in the deficit (primarily amortization costs), timing differences between accrued revenue/expenses and actual cash receipts/disbursements, and changes in working capital items such as accounts receivable and accounts payable. Table 2.11 provides a reconciliation between the summary accounts deficit and the total provincial debt increase.

     TABLE 2.11 RECONCILIATION OF SUMMARY DEFICIT TO DEBT INCREASE - 2003/04


                                                                    ($ millions)
SUMMARY DEFICIT ..................................................        1,339
Non-cash items included in the deficit (mainly amortization) .....       (1,154)
Federal government equalization advance ..........................         (733)
Supplemental CHST payment deferred ...............................         (390)
Taxpayer-supported capital expenditures ..........................        1,126
Other working capital and investment requirements ................          323
Self-supported Crown corporations debt changes ...................          287
                                                                         -------
TOTAL PROVINCIAL DEBT INCREASE ...................................          798
                                                                         =======

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CREDIT RATING

     A credit rating is an evaluation of a borrower's ability to pay interest and to repay principal. A credit rating affects the borrower's debt servicing costs and the investor's rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table
     2.12 provides an interprovincial comparison of credit ratings.

     TABLE 2.12 INTERPROVINCIAL COMPARISON OF CREDIT RATINGS, JUNE 2004


                                                         RATING AGENCY(1)
                                ------------------------------------------------------------
                                MOODY'S INVESTORS        STANDARD AND         DOMINION BOND
PROVINCE                        SERVICE                  POOR'S               RATING SERVICE
--------                        -------                  ------               --------------
British Columbia.............   Aa2                      AA-                  AA (Low)
Alberta......................   Aaa                      AAA                  AAA
Saskatchewan.................   Aa3                      AA-                  A
Manitoba.....................   Aa2                      AA-                  A (High)
Ontario......................   Aa2                      AA                   AA
Quebec.......................   A1                       A+                   A
New Brunswick................   Aa3                      AA-                  A
Nova Scotia..................   A3                       A-                   BBB (High)
Prince Edward Island.........   A2                       Not Rated            A (Low)
Newfoundland.................   A3                       A-                   BBB



     (1) The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The "1", "2", "3", "high", "low", "+", and "-" modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

     The ratio of taxpayer-supported debt relative to gross domestic product is a measure often used by investors and credit rating agencies when analyzing a province's ability to manage its debt load. British Columbia's taxpayer-supported debt to gross domestic product ratio is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs.

DEBT INDICATORS

     Table 2.13 provides a historical summary of financial indicators that are used to depict the province's debt position, recent borrowing trends and the impact of debt on fiscal operating results.

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     TABLE 2.13  KEY DEBT INDICATORS - 1999/2000 TO 2003/04(1)


                                                                                               Budget    Actual
                                                  1999/2000   2000/01    2001/02    2002/03   2003/04   2003/04
                                                  ---------   -------    -------    -------   -------   -------

Debt to revenue (per cent)
   Total provincial ...........................       101.4      82.7       94.8     108.9     112.1     104.2
   Taxpayer-supported .........................       100.6      90.0      104.2     116.2     124.4     112.4
Debt per capita ($)(2)
   Total provincial ...........................       8,549     8,321      8,764     8,879     9,800     9,003
   Taxpayer-supported .........................       6,247     6,172      6,668     7,069     7,667     7,137
Debt to GDP (per cent)(3)
   Total provincial ...........................        28.4      25.6       27.1      27.0      29.4      26.2
   Taxpayer-supported .........................        20.7      19.0       20.6      21.5      23.0      20.8
Interest bite (cents per dollar of revenue)(4)
   Total provincial ...........................         7.5       6.4        6.4       6.7       7.3       6.3
   Taxpayer-supported .........................         7.2       6.8        6.6       6.6       7.7       6.5
Interest costs ($ millions)
   Total provincial ...........................       2,528     2,604      2,423     2,233     2,666     2,241
   Taxpayer-supported .........................       1,785     1,871      1,724     1,662     1,982     1,707
Interest rate (per cent)(5)
   Taxpayer-supported .........................         7.4       7.5        6.6       5.9       6.5       5.8
BACKGROUND INFORMATION:
Revenue ($ millions)
   Total provincial(6),(7) ...................       33,804    40,618     37,689    33,545    36,528    35,824
   Taxpayer-supported(8) .....................       24,909    27,690     26,108    25,034    25,757    26,334
Total debt ($ millions)
   Total provincial ..........................       34,289    33,609     35,741    36,539    40,966    37,337
   Taxpayer-supported(9) .....................       25,057    24,930     27,193    29,087    32,046    29,598
Provincial GDP ($ millions)(10) ..............      120,921   131,086    132,050   135,552   139,540   142,418
Population (thousands at July 1)(11) .........        4,011     4,039      4,078     4,115     4,180     4,147


     (1) Figures for prior years have been restated to conform with the presentation used for 2004 and to include the effects of changes in underlying data and statistics.

     (2) The ratio of debt to population (e.g. debt at March 31, 2004 divided by population at July 1, 2003).

     (3) The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2004 divided by 2003 GDP).

     (4) The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

     (5) Weighted average of all outstanding debt issues.

     (6) Includes revenue of the consolidated revenue fund plus revenue of all Crown corporations and agencies.

     (7) Total provincial revenue has been restated to reflect a change in accounting policy for power utilities. Electricity trade activities that are supported by derivative purchases and sales are now reported on a net basis (no bottom line impact). This resulted in a revenue decrease (and offseting decrease in expense) of $1.3 billion in 2002/03 and $1.1 billion in 2003/04 for BC Hydro. Amounts for prior years have not been restated as information is not available. This restatement affects the calculation of two indicators: total provincial debt to revenue and total provincial interest bite.

     (8) Excludes revenue of commercial Crown corporations and agencies.

     (9) Excludes debt of commercial Crown corporations and agencies and funds held under the province's warehouse borrowing program.

     (10)GDP for the calendar year ending in the fiscal year (e.g. GDP for 2003 is used for the fiscal year ended March 31, 2004).

     (11)Population at July 1st within the fiscal year (e.g. population at July 1, 2003 is used for the fiscal year ended March 31, 2004).

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                     FOREST FIRES IN BRITISH COLUMBIA, 2003

WORST FIRE SEASON ON RECORD

TABLE 1: BRITISH COLUMBIA FOREST FIRES 1993 - 2003


                                                         FIRE FIGHTING
YEAR                      FIRES           HECTARES          COSTS(1)
----                      -----           --------       -------------
                          (Number)        (Number)        ($ millions)
2003..................     2,479           264,747                371
2002..................     1,781             8,581                 38
2001..................     1,266             9,677                 54
2000..................     1,539            17,673                 53
1999..................     1,207            11,581                 21
1998..................     2,665            76,574                154
1997..................     1,175             2,960                 19
1996..................     1,358            20,669                 37
1995..................     1,474            48,080                 38
1994..................     4,088            30,310                 91
1993..................     1,497             5,183                 25

AVERAGE (1993 TO 2002)     1,805            23,129                 53


(1) Includes direct fire fighting costs in the Ministry of Forests (excluding year-end overhead chargebacks). Does not include additional costs for emergency response under the Provincial Emergency Program in the Ministry of Public Safety and Solicitor General or other ministries.

In British Columbia, 2003 was the worst fire season on record with 2,479 fires and over 260,000 hectares damaged. From 1993 through 2003 the annual average number of fires was under 2,000 with an annual average of about 23,000 hectares burned. However, describing an average or typical fire season is difficult given the significant variation from year to year in number of fires, their size and proximity to communities.

Forest fires that threaten homes and communities are referred to as urban interface fires. Interface fires are generally more expensive to fight and require response by the Forest Service, RCMP, B.C. Ambulance Service, local government fire departments, and the Provincial Emergency Program. In 2003, there were 25 interface fires, compared to less than five per year historically.

Total direct fire fighting costs were about $363 million, and at the height of fire fighting efforts in late August the province was spending almost $9 million a day on fire suppression. The province-wide state of emergency, which was declared on August 2, 2003, was extended to September 15 due to the extreme fire hazard conditions. At the peak of the disaster, 5,500 personnel were engaged in the fire suppression efforts, including Canadian military personnel.

DIRECT IMPACT ON FISCAL PLAN AND FUNDING SOURCES

Despite record fire-related costs for the year, improvements in other areas of the budget, such as ministry program savings, higher than budgeted revenues and Crown corporation improvements, helped to ensure that these costs were managed within the overall fiscal plan. The following table provides an overview of costs for forest fire response and remediation in 2003/04. Certain costs, such as clean up and remediation related to the 2003 season, will continue into the 2004/05 fiscal year.

TABLE 2: FOREST FIRE RESPONSE AND REMEDIATION COSTS - 2003/04

                                                                     CHANGE
                                               ACTUAL    AVAILABLE    FROM
$ MILLIONS                                      COSTS       BUDGET   BUDGET
----------                                     ------        -----    -----
Ministry of Forests:
   Direct fire fighting ......................   363           55      308
   Clean up and remediation ..................     8            -        8
Ministry of Public Safety and
   Solicitor General:
   Emergency response ........................    66            3       63
                                              ------        -----    -----
   Total                                         437           58      379
                                              ======        =====    =====

The federal government designated the firestorms as an event eligible for federal assistance. Based on the Disaster Financial Assistance Agreement between the province and the federal government, $120 million was recorded as a provincial revenue recovery under this agreement in 2003/04. Further recoveries may be recorded in 2004/05 as the province continues with remediation and clean up resulting from the 2003 events.

Both the Ministry of Forests and the Ministry of Public Safety and Solicitor General may access additional funds under what is known as statutory spending authority if their budgets for

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emergencies like fires and floods are insufficient to meet actual costs for fire suppression or emergency response. This type of spending authority was expressly put into the legislation so that there would be no delay in responding to emergency situations.

Due to the extraordinary nature of the forestfire related costs in 2003/04, exemptions were provided to the responsible ministers for the purposes of the BALANCED BUDGET AND MINISTERIAL ACCOUNTABILITY ACT.

FIRESTORM 2003 PROVINCIAL REVIEW

With dry weather in 2003, wildfires were a threat to British Columbia communities, particularly in the Interior. The government undertook a review of its wildfire policies and procedures after the catastrophic events of 2003. The Filmon Firestorm 2003 Provincial Review discussed and recommended how the government can be better prepared to deal with future wildfires. As a result, the government began the process of implementing all 42 of the review's recommendations. For more information on these recommendations, please see the report at:

http://www.2003firestorm.gov.bc.ca/firestormreport/FirestormReport.pdf.

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                        GOVERNMENT RESTRUCTURING UPDATE

In January 2002, the government announced its three-year restructuring plan. The plan, which forecast an average reduction to ministry spending targets, apart from health and education, of 25 per cent over the next three years and a reduction of approximately 11,800 full time equivalents (FTEs), required most ministries to restructure their programs and activities.

During the same time period, a number of Crown corporations also undertook restructuring activities, primarily in response to direction provided through government's detailed core services review.

Over the three-year period, restructuring costs for ministries and Crown corporations totaled $883 million, of which $790 million related to exit costs
(1). The remaining $93 million related to restructuring activities of ongoing benefit to government.

MINISTRY RESTRUCTURING

TABLE 1: GOVERNMENT RESTRUCTURING COSTS


                                                                                    3-Year
($ MILLIONS)                                         2001/02   2002/03    2003/04   TOTAL
------------                                         -------   -------    -------   -----
Ministries
  - Workforce adjustment strategy ................       96         91        81      268
  - Accommodation restructuring ..................       61        107        89      257
  - Other restructuring costs ....................       11         22        16       49
                                                     -------   -------    -------   -----
  TOTAL MINISTRY RESTRUCTURING COSTS .............      168        220       186      574
Taxpayer-supported Crown corporations ............       63       (19)       (9)       35
Commercial Crown corporations ....................      211         79      (16)      274
                                                     -------   -------    -------   -----
TOTAL GOVERNMENT RESTRUCTURING COSTS .............      442        280       161      883
                                                     =======   =======    =======   =====

As part of the restructuring initiative, government authorized the expenditure of $550 million over three years to assist in ministry restructuring activities. After annual updates to the plan to address timing issues with respect to ministry restructuring activity, actual ministry restructuring costs over the three-year period totaled $574 million.

Ministry restructuring focused on three areas - workforce reduction, accommodation restructuring and other restructuring activities.

In November 2001, the government introduced a workforce adjustment strategy targeted at addressing 11,800 in FTE reductions. The strategy included voluntary departures, early retirement, reduction of auxiliary employees and attrition. It was also expected that, as ministries explored options for alternate service delivery, some pubic servants affected by ministry reductions would secure employment with new service providers. Taking into account auxiliary employees, attrition and transfers to organizations outside the government reporting entity, it was anticipated that approximately 7,300 employees would be impacted by the reduction plan.

During the three-year period, over 6,500 employees took advantage of the voluntary and early retirement programs, creating vacant positions and better placement options for other employees. As a result, the number of involuntary severances was smaller than anticipated. In total, approximately 7,600 employees have left government, exceeding the initial target of 7,300, at an average severance cost of $35,000 per FTE, including all support and related transition costs.

CHART 1 THREE-YEAR MINISTRY EMPLOYEE REDUCTIONS

[Graphic]

(1) Exit costs are incremental one-time costs that have no future benefit to government due to the exit from an operation, location or function.

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The second largest area of restructuring was related to accommodation and primarily included costs associated with space reductions and rearrangements as a result of ministry downsizing, staffing reductions and changes in service delivery. Over the three-year period, more than 1,100 accommodation projects were completed resulting in a reduction of approximately 270,000 square meters of space previously occupied by government ministries. The total cost for this initiative was $257 million. Of this amount, $184 million, or 72 per cent, was attributable to lease payouts. Planning and implementation, tenant improvements and other miscellaneous costs accounted for the remaining $73 million.

Ministries also accessed a total of $49 million over the three-year period for other costs required to support their restructuring plans. These included asset write-offs, contract payouts and/or terminations for services no longer provided by government, changes in business processes to improve efficiencies as well as costs to relocate displaced employees to other positions within government.

CROWN CORPORATION RESTRUCTURING

Primarily in response to direction provided through government's detailed core services review, a number of taxpayer-supported and commercial Crown corporations engaged in a series of restructuring activities during this three-year period.

Total restructuring expenses for Crown corporations totaled $309 million. Commercial Crown corporations, including BC Hydro, ICBC and BC Rail, incurred the majority of these costs, accounting for $274 million or 89 per cent of all Crown corporation costs. The remaining $35 million related to restructuring expenses for taxpayer-supported Crown corporations.

Restructuring activities were funded and overseen by individual Crown corporations, as compared to centrally for government ministries.

FISCAL PLAN IMPLICATIONS

An improving economy together with continued prudent fiscal management have enabled government to not only improve upon its deficit and debt targets in each of the past three years but also to re-direct some of the additional fiscal room created back into ministry budgets. As a result, at the end of the three-year period, the average reduction to ministry budgets, apart from health and education, was 14 per cent, as compared to the initial reduction target of 25 per cent.

Ongoing ministry savings as a result of the workforce adjustment strategy are anticipated to be between $500 - $600 million annually, beginning in 2004/05. Additional savings are expected in commercial Crown corporations. Annualized savings from ministry accommodation restructuring are projected to be in excess of $63 million.

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                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                                   APPENDIX 2

62                       APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

GOVERNMENT'S FINANCIAL STATEMENTS

GOVERNMENT REPORTING ENTITY

     The provincial government conducts its activities through:

     o   ministries;

     o   Crown corporations and agencies; and

     o the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies).

     The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the PUBLIC ACCOUNTS. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of Crown corporations and agencies and the SUCH sector entities are recorded in their own financial statements, which are subject to audit by the Auditor General or by private-sector auditors. The relationship between the Crown corporations and the legislature is guided by governance agreements between the Crown corporation boards and their responsible ministers. The relationship between the SUCH sector entities and the legislature is set out in statute.

     According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province's financial reporting should consolidate the financial results of all these entities into a single set of financial statements.

     The provincial government publishes its financial statements annually in the PUBLIC ACCOUNTS. Currently, as is the practice of other jurisdictions in the rest of Canada, the financial statements only reflect the consolidated results of the CRF and the Crown corporations and agencies. They do not include the financial results of the SUCH sector, although the government publishes SUCH sector financial information in supplemental schedules to the PUBLIC ACCOUNTS.

     British Columbia's BUDGET TRANSPARENCY AND ACCOUNTABILITY ACT (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP starting with the 2004/05 fiscal year. This requirement is now being complied with as the February 2004 Budget consolidates SUCH sector financial results into the province's financial statements.

IMPLEMENTATION OF GAAP

     For the most part, British Columbia's 2003/04 financial documents comply with GAAP. Revenue and expenditure are recorded on an accrual basis of accounting except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable, as is the case with corporation income tax that is recorded on a cash basis. Assets are recorded to the extent that they represent financial claims by government upon outside parties; are items held for resale, prepaid expenses, deferred charges, or prepaid capital advances; or are tangible capital assets. Similarly, liabilities are recorded only if they represent actual or probable financial claims against the government.

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                         APPENDIX 2 - FINANCIAL REVIEW                        63
--------------------------------------------------------------------------------

     Where the accounting policies of taxpayer-supported Crown corporations and agencies differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the Crown corporation and agency financial statements are adjusted to conform to government's accounting policies unless they are following normal standards for their industry.

     For 2003/04, the main exceptions to GAAP are:

     o    the exclusion of the SUCH sector from the government reporting entity;
          and

     o the use of prepaid capital advances to provide capital funding to SUCH organizations.

     The provincial government issues advances to the SUCH sector for investment in capital assets. Prior to 1997/98, these advances were categorized as loans. Beginning with the 1997/98 PUBLIC ACCOUNTS, these advances were capitalized in the balance sheet as prepaid capital advances. Prepaid capital advances are amortized in similar fashion to capital assets. With the inclusion of the SUCH sector beginning in 2004/05, prepaid capital advances will be eliminated from the balance sheet and replaced with the actual value of the related tangible capital assets as reported by the SUCH organizations.

FINANCIAL STATEMENT PRESENTATION

     In 2003/04, the province adopted a GAAP approach to disclosing the revenue and expenses of the government reporting entity in the ESTIMATES, BUDGET AND FISCAL PLAN and QUARTERLY REPORTS. Under the GAAP format, taxpayer-supported entities(1) are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Self-supported entities are disclosed on a modified equity basis - i.e. their net income is reported as revenue and their retained earnings as an investment. This enables the net effect of government's commercial enterprises to be separated from its taxpayer-supported activities.

     The 2003/04 presentation differs from previous years where the consolidated revenue fund, taxpayer-supported Crown corporations and agencies, and self-supported Crown corporations were shown separately on a net basis. The change does not affect the bottom line, only the presentation of revenue and expenses.

     While fully consolidating the government's CRF with the taxpayer-supported Crown corporations and agencies, the new presentation maintains CRF ministry expenses (which are detailed in the Estimates for legislative approval) as a key element of the expense statement. In keeping with GAAP requirements, an operating statement using the expense-by-function format is also provided.

--------------------------------
(1) Crown corporations and agencies may be classified as either taxpayer-supported or self-supported. Crown corporations and agencies are considered self-supported if:

     o the majority of their operating revenue comes from non-government sources; and

     o their operating revenue is sufficient to cover operating and debt service costs, without the need for government grants or other forms of assistance.

Crown corporations and agencies that do not meet these criteria are classified as taxpayer-supported. (All SUCH sector entities are considered taxpayer-supported.)

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64                       APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

     The change in presentation is a year ahead of the 2004/05 legislated deadline for full GAAP compliance in order to clearly separate the changes relating to the Crown/agency consolidation from the entity expansion that will take place in 2004/05. The change in 2003/04 will have minimal impact on the PUBLIC ACCOUNTS since the taxpayer-supported Crown corporations and agencies are already fully consolidated in that document. Chart A2.1 outlines the change in presentation formats.

     CHART A2.1 CHANGES IN ACCOUNTING PRESENTATION

     [Graphic]

     In this appendix, unless otherwise noted, current and historical operating results are presented in accordance with the province's accounting polices effective March 31, 2004.

THE FINANCIAL CYCLE

     The BTAA outlines the province's reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

     Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council, presentation of the annual ESTIMATES, BUDGET AND FISCAL PLAN and QUARTERLY REPORTS in accordance with GAAP by 2004/05, publication of QUARTERLY REPORTS with revised forecasts, presentation of the PUBLIC ACCOUNTS, annual three-year service plans and service plan reports for each ministry and government organization, and an annual three-year government strategic plan and report.

     Chart A2.2 summarizes the annual financial process of the province. This process consists of four main stages.


     O PLANNING AND BUDGET PREPARATION --Treasury Board reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government's overall

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                         APPENDIX 2 - FINANCIAL REVIEW                        65
--------------------------------------------------------------------------------

CHART A2.2 FINANCIAL PLANNING AND REPORTING CYCLE


   GRAPHIC


   strategic plan. Preliminary high-level targets are provided to ministries and received from Crown corporations. Ministries and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by Treasury Board and/or government Caucus committees. Treasury Board makes decisions on budget allocations for ministries and assesses Crown corporation net income benchmarks based on government revenue forecasts, spending and capital priorities, and debt targets within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues that need to be addressed in the fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.


 O IMPLEMENTATION AND REPORTING -- The government's revenue, expense and capital plans for the next three fiscal years, as well as other information on the government's finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the BUDGET AND FISCAL PLAN. The financial plan for the next fiscal year is included in the document called the ESTIMATES, which describes the individual appropriations to be voted on by the Legislative Assembly. The service plans and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled. Throughout the year, the authorized funding as specified in

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66                       APPENDIX 2 - FINANCIAL REVIEW
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     the ESTIMATES and ministry service plans is spent on programs and services.
     Crown corporations follow approved service plans under the direction of their own Boards of Directors. QUARTERLY REPORTS, including full-year forecasts, are published by legislated dates to provide regular updates to the public on the government's finances.


     o EVALUATION -- At the end of the fiscal year, the PUBLIC ACCOUNTS are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government's financial position. The PUBLIC ACCOUNTS are augmented by the BRITISH COLUMBIA FINANCIAL AND ECONOMIC REVIEW, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

     o ACCOUNTABILITY-- The PUBLIC ACCOUNTS are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the PUBLIC ACCOUNTS and the Select Standing Committee on Crown corporations). At the same time, the MINISTERIAL ACCOUNTABILITY REPORT is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Provincial Revenue. In addition, when the PUBLIC ACCOUNTS are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government's strategic plan is also presented.

UNFUNDED PENSION LIABILITIES

     The province contributes to four defined benefit pension plans for most of its employees. These pension plans are managed under joint trusteeship with the plan members.

     The plans and the date of their last actuarial valuation are:


     o   Public Service Pension Plan, March 31, 2002;

     o   Municipal Pension Plan, December 31, 2000;

     o   Teachers' Pension Plan, December 31, 2002; and

     o   College Pension Plan, August 31, 2003.

     Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets. In the event that a plan is determined to be in a deficit position by an actuarial valuation (performed every three years), the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature. No unfunded liability exists for the future indexing of pensions, as the obligation is limited to the amount of available assets in separate inflation accounts.

     The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2004 are as follows:

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                         APPENDIX 2 - FINANCIAL REVIEW                        67
--------------------------------------------------------------------------------

TABLE A2.1        PENSION PLAN BALANCES
--------------------------------------------------------------------------------

                                                                  PENSION PLAN
                                         -----------------------------------------------------
   ($ millions)                          PUBLIC SERVICE     MUNICIPAL     TEACHERS'    COLLEGE      TOTAL
-----------------------------------------------------------------------------------------------------------
Accrued benefit obligation...............    (8,986)         (9,049)      (10,566)     (1,331)      (29,932)
Pension fund assets......................    11,069          10,300        10,182       1,523        33,074
                                           ----------       ---------     ---------    -------      -------
   SUBTOTAL..............................     2,083           1,251          (384)        192         3,142
Unamortized actuarial gain...............         -               -           776         196           972
                                           ----------       ---------     ---------    -------      -------
ACCRUED NET ASSET........................     2,083           1,251           392         388         4,114
                                           ==========       =========     =========    =======      =======

     In addition to pension benefits, each of the plans provide some group health and/or dental benefits to retired members. During 2003/04, all of the plans reviewed and curtailed some of these post-retirement group benefits in response to rising costs.

ADJUSTMENTS TO THE ACCUMULATED DEFICIT

     During 2003/04, a number of retroactive adjustments were made to the province's financial statements to reflect changes in accounting policy and to correct previously published information. Table A2.2 provides a summary of the changes that have been reviewed and approved by the Office of the Auditor General.

     TABLE A2.2 SUMMARY OF CHANGES IN ACCUMULATED DEFICIT FROM THE 2003/04
                PUBLIC ACCOUNTS REPORTED BALANCE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                                                                  FINAL
($ millions)                                                                          CHANGE     RESULTS
--------------------------------------------------------------------------------------------------------
ACCUMULATED DEFICIT ON MARCH 31, 2002 AS REPORTED IN THE 2002/03 PUBLIC ACCOUNTS.               (4,785)
 OPENING BALANCE ADJUSTMENTS DUE TO ACCOUNTING POLICY CHANGES IN 2003/04:
   Recognition of leave liability for the Health Care Benefits Trust............      (30)
   Change from cash to accrual accounting for safety inspection fees............        8
   Transfer Crop Insurance Fund trust account to government operations..........       (8)
   Adjust land account to remove land held on behalf of the federal government..       (1)         (31)
                                                                                    --------    --------
ACCUMULATED DEFICIT ON MARCH 31, 2002 AS REPORTED IN THE 2003/04 PUBLIC ACCOUNTS                (4,816)
  2002/03 DEFICIT:
   AS REPORTED IN THE 2002/03 PUBLIC ACCOUNTS...................................   (3,169)
   ADJUSTMENTS DUE TO ACCOUNTING POLICY CHANGES IN 2003/04:
     Recognition of an increase in Health Care Benefits Trust leave liability...      (23)
     Adjust expenses for School District Building Envelope Program..............       (7)      (3,199)
                                                                                    --------    --------
ACCUMULATED DEFICIT ON MARCH 31, 2003 AS REPORTED IN THE 2003/04 PUBLIC ACCOUNTS                (8,015)
                                                                                                ========
--------------------------------------------------------------------------------------------------------

     The main adjustment to the prior year accumulated deficit relates to the inclusion of the outstanding leave liability for the Healthcare Benefits Trust (HBT). HBT provides sick leave and other collective agreement benefits on behalf of healthcare and social service organizations.

     While most of the liability for these benefits rests with the health authorities, some of the agencies covered by HBT are funded directly by the province. Since the province is the sole source of revenue for these agencies, it assumes their share of the HBT liability.

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68                       APPENDIX 2 - FINANCIAL REVIEW
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IMPACT OF INCLUDING THE SUCH SECTOR

     Expanding the government reporting entity to include SUCH organizations requires full consolidation of the financial results of those organizations into the provincial government's budget and financial reports.

     As noted in Chart A2.3, the inclusion of the SUCH sector over the past five years would have resulted in a positive impact on the province's bottom line.

     CHART A2.3 NET OPERATING IMPACT OF SUCH(1)

     [Graphic]

     (1) For comparative purposes, historical amounts exclude Regional Hospital Districts to match the presentation used for 2003/04.

     While the SUCH sector entities receive 85 per cent of their funding from the provincial government, they also raise direct revenue to help fund their operations. This includes contributions from the federal and municipal governments as well as own-source revenue, such as fees and licences. Including direct SUCH sector revenue would have added approximately $2.3 billion to total provincial government revenue in 2003/04.

     Spending by the SUCH sector entities reflects the costs incurred to deliver health and education programs on behalf of the province, in keeping with statutory obligations. These programs are funded by a combination of government grants and direct revenue. SUCH sector entities also deliver enhancements to the government-mandated programs, or provide other related services. The impact on total provincial government spending reflects SUCH entity spending that exceeds the grant funding provided to them. In 2003/04, this amounted to just under $2.0 billion.

     The year-over-year variances in net operating impact reflect both decisions on own source revenue as well as timing impacts for program implementation. For example, increases in direct revenue from 2001/02 to 2003/04 are due, in part, to fee increases at post-secondary institutes.

     At the same time, revenue may be received in one fiscal year, with the related program being implemented in the next. For example, in 2002/03 direct revenue increased from the previous year, while expense in excess of grant funding declined. In 2003/04, this trend was reversed.

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                         APPENDIX 2 - FINANCIAL REVIEW                        69
--------------------------------------------------------------------------------

TABLE A2.3 FINANCIAL IMPACT OF SUCH
--------------------------------------------------------------------------------

                                                                      1999/00    2000/01     2001/02     2002/03    2003/04
           BEFORE INCLUSION OF SUCH
Revenue...........................................................    24,658     27,804      25,574      25,142     26,674
Expense...........................................................   (24,503)   (26,334)    (28,337)    (28,341)   (28,013)
                                                                     --------   --------    --------    --------   --------
Surplus/(Deficit) before joint trusteeship........................       155      1,470      (2,763)     (3,199)    (1,339)
                                                                     ========   ========    ========    ========   ========
Taxpayer-supported capital spending...............................     1,900      2,028       1,415       1,131      1,126
Taxpayer-supported debt...........................................    25,057     24,930      27,193      29,087     29,598

           AFTER INCLUSION OF SUCH

Revenue...........................................................    26,527     29,665      27,770      27,615     28,974
Expense...........................................................   (26,349)   (28,064)    (30,357)    (30,279)   (29,976)
                                                                     --------   --------    --------    --------   --------
Surplus/(Deficit) before joint trusteeship........................       178      1,601      (2,587)     (2,664)    (1,002)
                                                                     ========   ========    ========    ========   ========
Taxpayer-supported capital spending...............................     2,443       2,383       2,070       1,924      1,932
Taxpayer-supported debt...........................................    25,266      25,147      27,558      29,456     30,091

           NET FISCAL PLAN IMPACT OF SUCH

Revenue (direct revenue)..........................................     1,869      1,861       2,196       2,473      2,300
Expense (in excess of grant funding)..............................    (1,846)    (1,730)     (2,020)     (1,938)    (1,963)
                                                                     --------   --------    --------    --------   --------
Surplus/(Deficit) before joint trusteeship........................        23        131         176         535        337
                                                                     ========   ========    ========    ========   ========
Taxpayer-supported capital spending...............................       543        355         655         793        806
Taxpayer-supported debt...........................................       209        217         365         369        493
---------------------------------------------------------------------------------------------------------------------------

     The province provides annual capital grant funding to SUCH organizations towards the acquisition of capital infrastructure and equipment. This funding is provided through a prepaid capital advance. Upon consolidation, this advance is eliminated and replaced by the capital assets of the SUCH organizations. Capital assets for these organizations are funded through both provincial and non-provincial sources.

     Although the assets of the SUCH sector are reflected on government's balance sheet, some of the assets owned by these organizations have external restrictions on their use and therefore cannot be used to meet government's general obligations. Examples include endowment funds of post-secondary institutions, and assets owned by denominational hospitals that are used in the delivery of provincial health care services.

     CHART A2.4 TAXPAYER-SUPPORTED DEBT IMPACT OF SUCH

     [Graphic]

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70                       APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

     As noted in Table A2.3, the addition of SUCH sector debt to the province's balance sheet increases taxpayer-supported debt. This debt is used primarily to finance the construction of post-secondary institutions, hospitals and long-term care facilities. Chart A2.4 illustrates the impact of the additional debt on taxpayer-supported debt to GDP ratios.

     In many cases, methods employed by SUCH organizations in tracking employees are different to how government monitors its staffing levels. For this reason, SUCH employees will not be included in government's annual staff utilization (FTEs).

SUPPLEMENTARY SCHEDULES

     The following tables provide multi-year financial information of the Government of British Columbia including revenue, expense, debt and summarized operating results of major Crown corporations. Information on provincial taxes as of July 2004 is also presented at the end of this appendix.

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                         APPENDIX 2 - FINANCIAL REVIEW                        71
--------------------------------------------------------------------------------

TABLE A2.4  OPERATING STATEMENT - 1999/2000 TO 2003/04(1)
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
($ millions)                                          1999/2000     2000/01     2001/02    2002/03     2003/04
---------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED PROGRAMS AND AGENCIES:

 Revenue.............................................. 23,363       26,079      24,489     23,376      24,793
 Expense..............................................(24,503)     (26,334)    (28,337)   (28,341)    (28,013)
                                                      --------     --------    --------   --------    --------
  TAXPAYER-SUPPORTED BALANCE.......................... (1,140)        (255)     (3,848)    (4,965)     (3,220)
 Commercial Crown corporation net income..............  1,295        1,725       1,085      1,766       1,881
                                                      --------     --------    --------   --------    --------
SURPLUS/(DEFICIT) BEFORE JOINT TRUSTEESHIP............    155        1,470      (2,763)    (3,199)     (1,339)
  Joint trusteeship...................................      -          (52)      1,464          -           -
                                                      --------     --------    --------   --------    --------
SURPLUS/(DEFICIT).....................................    155        1,418      (1,299)    (3,199)     (1,339)
                                                      ========     ========    ========   ========    ========
--------------------------------------------------------------------------------------------------------------

(1) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2004.

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72                       APPENDIX 2 - FINANCIAL REVIEW
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TABLE A2.5 OPERATING STATEMENT UPDATE SINCE THE THIRD QUARTERLY REPORT
--------------------------------------------------------------------------------

                                                                                                              UPDATED
($ millions)                                                                                        CHANGES   FORECAST
----------------------------------------------------------------------------------------------------------------------
BUDGET 2003 FISCAL PLAN (FEBRUARY 18, 2003)............................................                       (2,300)
FIRST MINISTERS' ACCORD ON HEALTH CARE RENEWAL:
   Additional revenues from the federal government.....................................              319
   Additional BC commitments to health care............................................             (319)          -
                                                                                                    --------  --------
FISCAL PLAN (MAY 29, 2003 SUPPLY ACT)..................................................                       (2,300)
   Revenue increases up to the third QUARTERLY REPORT..................................              495
   Expense increases up to the third QUARTERLY REPORT..................................             (305)
   Forecast allowance changes up to the third QUARTERLY REPORT.........................              400         590
                                                                                                    --------  --------
2003/04 DEFICIT - THIRD QUARTERLY REPORT (FEBRUARY 17, 2004)...........................                       (1,710)
                                                                                                              --------
2003/04 PUBLIC ACCOUNTS UPDATE:
   REVENUE CHANGES
   Social service tax revenue - strong fourth quarter sales............................               56
   Corporation capital tax revenue - mainly higher audit recoveries....................               23
   Other taxes - mainly Insurance premium tax..........................................               60
   Energy revenue - mainly lower natural gas volumes...................................              (29)
   CHST and equalization entitlements - mainly impact of higher BC economic growth and weaker Ontario economic growth in 2003:
     - prior year equalization adjustment..............................................               43
     - 2003/04 equalization entitlement................................................             (224)
     - CHST (lower 2003/04 entitlement, partially offset by increase for prior years)..             (104)
   Federal funding for First Nations' K-12 education sent directly to school districts..             (52)
   All other taxpayer-supported revenue - mainly higher recoveries for health related expenses and other miscellaneous sources, partially offset by lower sales of goods
     and services by taxpayer-supported Crown corporations...............................              240
   Commercial Crown corporation operating results:
     BC Hydro - provision for VIGP/GSX project costs...................................             (120)
     BC Rail - delayed completion of investment partnership............................             (182)
     ICBC - higher revenues and lower claims and insurance operations costs............              134
     Other Crown corporation changes - primarily LDB operating improvements............               15
                                                                                                     --------
        NET REVENUE DECREASE...........................................................                         (140)

   EXPENSE CHANGES
   BC Rail delayed completion of investment partnership - reinvestment in Northern and
     First Nations communities, and other initiatives deferred to 2004/05..............              182
   BC Rail delayed completion of investment partnership - cash distribution to the
     BC Transportation Financing Authority deferred to 2004/05.........................              200
   First Nations K-12 education costs funded directly be federal contribution..........               52
   Additional interest cost savings....................................................               17
   Other ministry savings..............................................................              285
                                                                                                     --------
        CRF expense decreases..........................................................              736
   Delayed BC Rail cash distribution to the BC Transportation Financing Authority                   (200)
   Other taxpayer-supported Crown corporation and agency expenses and adjustments                   (125)
                                                                                                     --------
        NET EXPENSE DECREASE...........................................................                          411
   FORECAST ALLOWANCE REDUCTION........................................................                          100
                                                                                                              --------
     TOTAL CHANGE......................................................................                          371
                                                                                                              --------
2003/04 DEFICIT - PUBLIC ACCOUNTS......................................................                       (1,339)
                                                                                                              ========
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                         APPENDIX 2 - FINANCIAL REVIEW                        73
--------------------------------------------------------------------------------

TABLE A2.6    STATEMENT OF FINANCIAL POSITION - 1999/2000 TO 2003/04(1)

-----------------------------------------------------------------------------------------------------------------------------
  ($ millions)                                                       1999/2000     2000/01     2001/02    2002/03     2003/04
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and temporary investments....................................   1,569           548        780         327         430
  Other financial assets............................................   4,150         4,519      4,405       4,034       4,789
  Investments in commercial Crown corporations
    Retained earnings...............................................   2,820         3,001      2,520       2,629       2,989
    Recoverable capital loans.......................................   7,434         7,234      7,359       7,381       7,602
                                                                      ------        ------     ------      ------      ------
                                                                      10,254        10,235      9,879      10,010      10,591
  Warehouse borrowing program assets................................   1,320         1,312      1,067           -           -
                                                                      ------        ------     ------      ------      ------
                                                                      17,293        16,614     16,131      14,371      15,810
                                                                      ------        ------     ------      ------      ------
LIABILITIES
  Accounts payable & accrued lliabilities...........................   5,605         4,842      3,559       3,881       4,778
  Deferred revenue..................................................     537           590        631         718       1,292
  Debt:
    Taxpayer-supported debt.........................................  25,057        24,930     27,193      29,087      29,598
    Self-supported debt.............................................   9,232         8,679      8,548       7,452       7,739
                                                                      ------        ------     ------      ------      ------
  Total provincial debt.............................................  34,289        33,609     35,741      36,539      37,337
    LESS : guarantees and non-guaranteed debt.......................    (934)         (597)      (464)       (415)       (399)
                                                                      ------        ------     ------      ------      ------
                                                                      33,355        33,012     35,277      36,124      36,938
                                                                      ------        ------     ------      ------      ------
                                                                      39,497        38,444     39,467      40,723      43,008
                                                                      ------        ------     ------      ------      ------
NET LIABILITIES..................................................... (22,204)      (21,830)   (23,336)    (26,352)    (27,198)
                                                                      ------        ------     ------      ------      ------
CAPITAL AND OTHER ASSETS
  Prepaid capital advances..........................................   6,517         6,905      7,033       7,108       7,136
  Tangible capital assets...........................................  10,475        11,090     11,205      10,949      10,482
  Other assets......................................................     277           318        282         280         226
                                                                      ------        ------     ------      ------      ------
                                                                      17,269        18,313     18,520      18,337      17,844
                                                                      ------        ------     ------      ------      ------
ACCUMULATED SURPLUS (DEFICIT).......................................  (4,935)       (3,517)    (4,816)     (8,015)     (9,354)
                                                                      ======        ======     ======      ======      ======

--------------------------------
(1) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2004.

TABLE A2.6A    CHANGES IN FINANCIAL POSITION - 1999/2000 TO 2003/04
--------------------------------------------------------------------------------

  ($ millions)                                                         1999/2000    2000/01    2001/02     2002/03     2003/04
  ------------                                                         ---------    -------    -------     -------     -------

(SURPLUS) DEFICIT FOR THE YEAR.......................................  (155)        (1,418)     1,299      3,199       1,339
                                                                      ------        ------     ------      ------      ------
WORKING CAPITAL CHANGES
  Increase (reduction) in cash and temporary investments.............   778        (1,021)       232        (453)        103
  Other working capital changes......................................   508         1,120      1,092        (782)       (770)
                                                                      ------        ------     ------      ------      ------
                                                                      1,286            99      1,324      (1,235)       (667)
                                                                      ------        ------     ------      ------      ------
CAPITAL ASSET AND INVESTMENT CHANGES
  Increase in taxpayer-supported capital investments................. 1,900         2,028      1,415       1,131       1,126
    LESS: amortization and other accounting changes..................(1,074)       (1,025)    (1,172)     (1,312)     (1,565)
                                                                      ------        ------     ------      ------      ------
                                                                        826         1,003        243        (181)       (439)
                                                                      ------        ------     ------      ------      ------
  Increase in total investment in commercial Crown corporations.....    771           771        410         984       1,206
    LESS:  loan repayments and other accounting changes............. (1,400)         (790)      (766)       (853)       (625)
                                                                      ------        ------     ------      ------      ------
                                                                       (629)          (19)      (356)        131         581
                                                                      ------        ------     ------      ------      ------
  Increase (decrease) in warehouse borrowing investments............    662            (8)      (245)     (1,067)          -
                                                                      ------        ------     ------      ------      ------
                                                                        859           976       (358)     (1,117)        142
                                                                      ------        ------     ------      ------      ------
INCREASE (DECREASE) IN GUARANTEES AND NON-GUARANTEED DEBT...........    227          (337)      (133)        (49)        (16)
                                                                      ------        ------     ------      ------      ------
INCREASE (DECREASE) IN TOTAL PROVINCIAL DEBT........................  2,217          (680)     2,132         798         798
                                                                      =====         ======     ======      ======      ======
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

74                       APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.7 REVENUE BY SOURCE(1) - 1999/2000 TO 2003/04
--------------------------------------------------------------------------------


   ($ millions)                                                        1999/2000    2000/01    2001/02    2002/03   2003/04
---------------------------------------------------------------------------------------------------------------------------
TAXATION REVENUE
   Personal income...................................................  5,824          5,963     5,366     4,150     4,877
   Corporate income..................................................    943          1,054     1,522       612       775
   Social service....................................................  3,332          3,626     3,552     3,794     4,001
   Fuel..............................................................    702            715       659       687       875
   Tobacco...........................................................    498            460       499       606       647
   Property..........................................................  1,433          1,452     1,481     1,541     1,576
   Property transfer.................................................    245            262       303       407       518
   Other(2)..........................................................    770            771       728       555       539
                                                                      ------         ------    ------    ------    ------
                                                                      13,747         14,303    14,110    12,352    13,808
                                                                      ------         ------    ------    ------    ------
NATURAL RESOURCE REVENUE
   Natural gas royalties.............................................    328          1,249       836     1,056     1,230
   Columbia River Treaty.............................................    100            632       360       100       230
   Other energy and minerals.........................................    402            669       533       532       878
   Forests...........................................................  1,693          1,341     1,253     1,323     1,007
   Other resources...................................................    311            308       298       270       308
                                                                      ------         ------    ------    ------    ------
                                                                       2,834          4,199     3,280     3,281     3,653
                                                                      ------         ------    ------    ------    ------
OTHER REVENUE
   Medical Services Plan premiums....................................    867            894       954     1,355     1,409
   Motor vehicle licences and permits................................    334            339       342       351       363
   BC Ferries tolls..................................................    292            292       306       315         -
   Other fees and licences...........................................    568            655       619       577       655
   Investment earnings...............................................    984            975       811       640       582
   Sales of goods and services.......................................    240            545       335       275       229
   Miscellaneous(3)..................................................    520            787       651       629       748
                                                                      ------         ------    ------    ------    ------
                                                                       3,805          4,487     4,018     4,142     3,986
                                                                      ------         ------    ------    ------    ------
CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT
   Canada Health and Social Transfer.................................  2,438          2,619     2,445     2,606     3,044
   Equalization......................................................    125              -       158       543     (330)
   Other cost shared agreements(4)...................................    414            471       478       452       632
                                                                      ------         ------    ------    ------    ------
                                                                       2,977          3,090     3,081     3,601     3,346
                                                                      ------         ------    ------    ------    ------
TAXPAYER-SUPPORTED
   PROGRAMS AND AGENCIES............................................. 23,363         26,079    24,489    23,376    24,793
                                                                      ------         ------    ------    ------    ------
COMMERCIAL CROWN CORPORATIONS
   BC Hydro (before transfers)........................................   545            549       258       352        77
   Liquor Distribution Branch.........................................   617            642       637       654       724
   BC Lotteries.......................................................   532            562       606       671       728
   BC Rail............................................................  (582)            (7)     (107)      (84)       66
   ICBC...............................................................    96            139      (251)       45       225
   Other..............................................................     1              4         -        14         8
   Accounting adjustments.............................................    86           (164)      (58)      114        53
                                                                      ------         ------    ------    ------    ------
                                                                       1,295          1,725     1,085     1,766     1,881
                                                                      ------         ------    ------    ------    ------
TOTAL REVENUE.........................................................24,658         27,804    25,574    25,142    26,674
                                                                      ======         ======    ======    ======    ======
-------------------------------------------------------------------------------------------------------------------------

(1) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2004.
(2) Includes revenue from corporation capital, insurance premium and hotel room taxes.
(3) Includes asset dispositions, other services provided to external agencies and other recoveries.
(4) Includes contributions for health, education, housing and social service programs, for transportation projects, and for coastal ferry services.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                         APPENDIX 2 - FINANCIAL REVIEW                        75
--------------------------------------------------------------------------------
TABLE A2.8     FIVE-YEAR REVENUE BY SOURCE(1) - SUPPLEMENTARY INFORMATION
--------------------------------------------------------------------------------

                                                                 1999/2000   2000/01        2001/02      2002/03   2003/04
--------------------------------------------------------------------------------------------------------------------------
PER CENT OF GDP:(2)                                                                        (per cent)

   Taxation.................................................          11.4      10.9           10.7       9.0       9.7
   Natural resource.........................................           2.3       3.2            2.5       2.4       2.6
   Other....................................................           3.1       3.4            3.0       3.1       2.8
   Contributions from the federal government................           2.5       2.4            2.3       2.7       2.3
   Commercial Crown operating results.......................           1.1       1.3            0.8       1.3       1.3
                                                                 ---------   -------        -------      -------   -------
        TOTAL REVENUE.......................................          20.4      21.2           19.4      18.5      18.7
                                                                 =========   =======        =======      =======   =======
GROWTH RATES:                                                                              (per cent)
   Taxation.................................................           1.6       4.0           -1.3     -12.5      11.8
   Natural resource.........................................          40.2      48.2          -21.9       0.0      11.3
   Other....................................................          -2.6      17.9          -10.5       3.1      -3.8
   Contributions from the federal government................          27.0       3.8           -0.3      16.9      -7.1
   Commercial Crown operating results.......................         -14.8      33.2          -37.1      62.8       6.5
        TOTAL REVENUE.......................................           5.7      12.8           -8.0      -1.7       6.1

PER CAPITA REVENUE:(3)                                                                     (dollars)
   Taxation.................................................         3,426     3,541          3,459     3,002     3,330
   Natural resource.........................................           707     1,040            804       797       881
   Other....................................................           949     1,111            985     1,007       961
   Contributions from the federal government................           742       765            755       875       807
   Commercial Crown operating results.......................           323       427            266       429       454
                                                                  ---------   -------        -------      -------   ------
        TOTAL REVENUE.......................................         6,147     6,884          6,271     6,110     6,433
                                                                 =========   =======        =======      =======   =======
REAL PER CAPITA REVENUE (2003 DOLLARS)(4)                           6,653     7,316          6,553     6,241     6,433
     - growth rate (per cent)...............................          3.8      10.0          -10.4      -4.8       3.1
--------------------------------------------------------------------------------------------------------------------------

(1) Revenue has been restated to reflect the government's accounting policy at March 31, 2004. Figures exclude dedicated revenue collected on behalf of, and transferred to, the Greater Vancouver Transportation Authority (TRANSLINK ) and other public bodies outside of the government reporting entity.
(2) Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2003/04 revenue divided by GDP for the 2003 calendar year). Totals may not add due to rounding.
(3) Per capita revenue is calculated using July 1 population (e.g. 2003/04 revenue divided by population on July 1, 2003).
(4) Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2003 CPI for 2003/04 revenue). Totals may not add due to rounding.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

76                       APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------

TABLE A2.9  EXPENSE BY FUNCTION(1) - 1999/2000 TO 2003/04

-------------------------------------------------------------------------------------------------------------------
   ($ millions)                                                  1999/2000     2000/01   2001/02   2002/03   2003/04
-------------------------------------------------------------------------------------------------------------------
Health.....................................................      8,113          9,104    10,093    10,724    10,945
Education..................................................      6,004          6,385     6,871     6,898     6,899
Social services............................................      3,142          3,279     3,484     3,151     2,871
Protection of persons and property.........................      1,297          1,314     1,366     1,422     1,565
Transportation.............................................      1,698          1,560     1,556     1,744     1,267
Natural resources and economic development.................      1,450          1,794     1,852     1,533     1,496
Other......................................................        600            590       664       667       906
Government restructuring(2)................................          -              -       224       169       122
General government.........................................        430            435       564       539       491
Debt servicing.............................................      1,769          1,873     1,663     1,494     1,451
                                                                ---------     -------   -------   -------   -------
TOTAL EXPENSE..............................................     24,503         26,334    28,337    28,341    28,013
                                                                =========     =======   =======   =======   =======
 ------------------------------------------------------------------------------------------------------------------

(1) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2004.
(2) Exit costs only. Restructuring costs that benefit ongoing government operations are allocated to the appropriate function. See Table A2.11a for details on total government restructuring expense.


--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                         APPENDIX 2 - FINANCIAL REVIEW                        77
--------------------------------------------------------------------------------
TABLE A2.10     FIVE-YEAR EXPENSE BY FUNCTION(1) -- SUPPLEMENTARY INFORMATION
--------------------------------------------------------------------------------

                                                                         1999/2000   2000/01      2001/02    2002/03   2003/04
-------------------------------------------------------------------------------------------------------------------------------
PER CENT OF GDP:                                                                           (per cent)

   Health care....................................................            6.7       6.9            7.6       7.9       7.7
   Education......................................................            5.0       4.9            5.2       5.1       4.8
   Social services................................................            2.6       2.5            2.6       2.3       2.0
   Protection of persons and property.............................            1.1       1.0            1.0       1.0       1.1
   Transportation.................................................            1.4       1.2            1.2       1.3       0.9
   Natural resources and economic development.....................            1.2       1.4            1.4       1.1       1.1
   Other expense..................................................            0.5       0.5            0.5       0.5       0.6
   General government(2)..........................................            0.4       0.3            0.6       0.5       0.4
   Debt servicing.................................................            1.5       1.4            1.3       1.1       1.0
                                                                             ----      ----           ----      ----      ----
        TOTAL EXPENSE.............................................           20.3      20.1           21.5      20.9      19.7
                                                                             ====      ====           ====      ====      ====
GROWTH RATES:                                                                              (per cent)
   Health care....................................................            7.4      12.2           10.9       6.3       2.1
   Education......................................................            3.0       6.3            7.6       0.4       0.0
   Social services................................................           -1.0       4.4            6.3      -9.6      -8.9
   Protection of persons and property.............................           14.0       1.3            4.0       4.1      10.1
   Transportation.................................................          -17.4      -8.1           -0.3      12.1     -27.4
   Natural resources and economic development.....................           -7.2      23.7            3.2     -17.2      -2.4
   Other expense..................................................           -0.2      -1.7           12.5       0.5      35.8
   General government(2)..........................................           -2.1       1.2           81.1     -10.2     -13.4
   Debt servicing.................................................          -10.2       5.9          -11.2     -10.2      -2.9

        TOTAL EXPENSE.............................................            0.7       7.5            7.6       0.0      -1.2

PER CAPITA EXPENSE:                                                                        (dollars)
   Health care....................................................          2,023     2,254          2,475     2,606     2,640
   Education......................................................          1,497     1,581          1,685     1,676     1,664
   Social services................................................            783       812            854       766       692
   Protection of persons and property.............................            323       325            335       346       377
   Transportation.................................................            423       386            382       424       306
   Natural resources and economic development.....................            361       444            454       373       361
   Other expense..................................................            150       146            163       162       218
   General government(2)..........................................            107       108            193       172       148
   Debt servicing.................................................            441       464            408       363       350
                                                                            -----     -----          -----     -----     -----
        TOTAL EXPENSE.............................................          6,108     6,520          6,948     6,887     6,756
                                                                            =====     =====          =====     =====     =====
REAL PER CAPITA EXPENSE (2003 DOLLARS)                                      6,610     6,929          7,260     7,035     6,756
     - growth rate (per cent)(2)..................................           -1.1       4.8            4.8      -3.1      -4.0
------------------------------------------------------------------------------------------------------------------------------

(1) Comparative figures have been restated to reflect government's accounting policies in effect at March 31, 2004.
(2) Includes restructuring costs.

  NOTE: Per capita expense is calculated using July 1 population (e.g. 2003/04 expense divided by population on July 1, 2003). Similarly, expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2003/04 expense divided by GDP for the 2003 calendar year). Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2003 CPI for 2003/04 expense). Totals may not add due to rounding.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

78                       APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------
TABLE A2.11A GOVERNMENT RESTRUCTURING COSTS

--------------------------------------------------------------------------------

($ millions)                                                                             2001/02    2002/03   2003/04
---------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED EXIT EXPENSE:(1)
Consolidated Revenue Fund:
 Government Restructuring (All Ministries) Vote.................................           81       185       124
 Ministry budgets...............................................................           23         3         7
 CONTINGENCIES VOTE.............................................................           57         -         -
                                                                                         -------    -------   -------
                                                                                          161       188       131
                                                                                         -------    -------   -------
Taxpayer-supported Crown corporations and agencies:
 BC Buildings Corporation.......................................................            5        51         5
 BC Health Research Foundation..................................................            -         4         -
 BC Pavilion Corporation........................................................            -         1         3
 Forest Renewal BC..............................................................           37         -         -
 Legal Services Society.........................................................            6         2         -
 Okanagan Valley Tree Fruit Authority...........................................            -        10         -
 Other..........................................................................           15         -         -
   LESS : expenses funded by ministry grants and transfers......................            -       (87)      (17)
                                                                                         -------    -------   -------
                                                                                           63       (19)       (9)
                                                                                         -------    -------   -------
TOTAL TAXPAYER-SUPPORTED EXIT EXPENSE...........................................          224       169       122
 Ministry non-exit restructuring expense - operating(2).........................            7        31        44
 Ministry non-exit restructuring costs - capital(2).............................            -         1        11
                                                                                         -------    -------   -------
TOTAL TAXPAYER-SUPPORTED RESTRUCTURING COSTS                                              231       201       177
                                                                                         =======    =======   =======
COMMERCIAL CROWN CORPORATION EXIT EXPENSE:(3)
 BC Hydro.......................................................................            -        37         8
 BC Liquor Distribution Branch..................................................            6        26       (25)
 BC Lottery Corporation.........................................................            -         1         1
 BC Rail........................................................................          165         -         -
 Insurance Corporation of BC....................................................           40        15         -
                                                                                         -------    -------   -------
                                                                                          211        79       (16)
                                                                                         =======    =======   =======
TOTAL GOVERNMENT RESTRUCTURING COSTS............................................          442       280       161
                                                                                         =======    =======   =======
---------------------------------------------------------------------------------------------------------------------

(1) Includes one-time expenses relating to staffing, building occupancy and other restructuring activities that have no future value to government. See Table A2.11b for ministry details.
(2) Includes changes to ongoing operations which have a future benefit to government.
(3) Reflected in government's accounts as part of changes to investments in commercial Crown corporations.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                         APPENDIX 2 - FINANCIAL REVIEW                        79
--------------------------------------------------------------------------------
TABLE A2.11B CONSOLIDATED REVENUE FUND RESTRUCTURING EXPENSE - 2003/04(1)
--------------------------------------------------------------------------------


                                         RESTRUCTURING EXIT EXPENSE(2)
                                         ----------------------------
                                                        Accom-
                                         Workforce      modation           Other                Total
($ millions)                             Adjustment     Restructuring      Restructuring         Exit
------------                             ----------     -------------      -------------         -----

GOVERNMENT RESTRUCTURING
     (ALL MINISTRIES) VOTE:
Legislation............................    -                -                   -                   -
Officers of the Legislature............  1.1              0.1                   -                  1.2
Office of the Premier..................  0.3                -                   -                  0.3
Advanced Education.....................  0.4                -                   -                  0.4
Agriculture, Food and Fisheries........  0.7              0.1                   -                  0.8
Attorney General.......................  4.8                -                   -                  4.8
Children and Family
   Development.........................  8.7              8.3                 0.3                 17.3
Community, Aboriginal and
   Women's Services....................  2.2              0.1                 3.6                  5.9
Education..............................  0.3                -                   -                  0.3
Energy and Mines.......................  0.7                -                   -                  0.7
Finance................................  1.5                -                   -                  1.5
Forests................................  5.9              6.5                   -                 12.4
Health Services........................  3.0                -                   -                  3.0
Human Resources........................  8.1              0.7                   -                  8.8
Management Services....................  4.6                -                   -                  4.6
Provincial Revenue.....................  1.2              0.1                   -                  1.3
Public Safety and
   Solicitor General...................  7.7              3.7                 0.5                 11.9
Skills Development and Labour..........  1.0                -                   -                  1.0
Small Business and Economic
   Development.........................  1.7              0.1                   -                  1.8
Sustainable Resource
   Management..........................  4.3              0.4                   -                  4.7
Transportation.........................  3.6              3.2                   -                  6.8
Water, Land and Air Protection.........  3.5              0.3                 0.5                  4.3
Other Appropriations...................  0.2                -                   -                  0.2
Cross-Government(4).................... 11.9             17.9                 0.1                 29.9
-------------------------------------------------------------------------------------------------------
TOTAL VOTE                              77.4             41.5                 5.0                123.9
MINISTRY BUDGETS:
Health Services.......................   0.9                -                 5.9                  6.8
-------------------------------------------------------------------------------------------------------
TOTAL FROM MINISTRY BUDGETS...........   0.9                -                 5.9                  6.8
-------------------------------------------------------------------------------------------------------
TOTAL.................................  78.3            41.5                  10.9               130.7
=======================================================================================================





                                         NON-EXIT RESTRUCTURING EXPENSE(3)
                                         --------------------------------
                                                             Accom-
                                           Workforce        modation            Other            Total
($ millions)                               Adjustment     Restructuring      Restructuring      Non-Exit    Total
------------                               ----------     -------------      -------------      --------    -----

GOVERNMENT RESTRUCTURING
     (ALL MINISTRIES) VOTE:
Legislation............................       -                 -             -                   -           -
Officers of the Legislature............       -               0.4                                0.4        1.6
Office of the Premier..................       -                 -             -                   -         0.3
Advanced Education.....................       -                 -             0.1                0.1        0.5
Agriculture, Food and Fisheries........       -                 -             -                   -         0.8
Attorney General.......................       -               0.7             -                  0.7        5.5
Children and Family
   Development.........................       -               1.9             0.2                2.1       19.4
Community, Aboriginal and
   Women's Services....................      0.1              0.2              -                 0.3        6.2
Education..............................        -              0.3              0.1               0.4        0.7
Energy and Mines.......................        -              0.1              -                 0.1        0.8
Finance................................        -              0.3              -                 0.3        1.8
Forests................................      0.1              6.2              0.9               7.2       19.6
Health Services........................        -              0.1              -                 0.1        3.1
Human Resources........................      0.4              1.4              0.1               1.9       10.7
Management Services....................        -              2.3              0.1               2.4        7.0
Provincial Revenue.....................        -              0.4               -                0.4        1.7
Public Safety and
   Solicitor General...................        -             14.9              0.1              15.0       26.9
Skills Development and Labour..........        -              0.2              0.1               0.3        1.3
Small Business and Economic
   Development.........................        -              0.1               -                0.1        1.9
Sustainable Resource
   Management..........................      0.3              0.8             0.3               1.4         6.1
Transportation.........................        -              1.4             0.1               1.5         8.3
Water, Land and Air Protection.........      0.1              3.6             0.1               3.8         8.1
Other Appropriations...................        -               -               -                  -         0.2
Cross-Government(4)....................      1.6              1.4             2.5               5.5        35.4
----------------------------------------------------------------------------------------------------------------
TOTAL VOTE                                   2.6             36.7             4.7              44.0       167.9
MINISTRY BUDGETS:
Health Services.......................         -               -               -                   -        6.8
----------------------------------------------------------------------------------------------------------------
TOTAL FROM MINISTRY BUDGETS...........         -               -              -                   -         6.8
----------------------------------------------------------------------------------------------------------------
TOTAL.................................       2.6             36.7             4.7              44.0       174.7
================================================================================================================


(1) Operating expenses only. Capital costs of $11 million are reflected on the balance sheet as part of tangible capital assets.

(2) Restructuring exit costs are non-recurring incremental expenses that provide no future benefit to the province, and are direct result of government's restructuring plan.

(3) Non-exit restructuring costs also result from the restructuring plan and include changes to ongoing operations which do have a future benefit to government.

(4) Cross-Government expense includes government-wide charges for enhanced pension eligibility and other transition costs not attributable to a specific ministry.


--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

80                         APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------
TABLE A2.12 TAXPAYER-SUPPORTED ENTITY OPERATING STATEMENTS -1999/2000 TO 2003/04
--------------------------------------------------------------------------------


     ($ millions)                                1999/2000   2000/01   2001/02   2002/03    2003/04
---------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED CROWN CORPORATIONS AND
AGENCIES:
   BC TRANSPORTATION FINANCING AUTHORITY
     Revenue............................              400       477       466       419        604
     Expense............................             (378)     (476)     (466)     (439)      (479)
                                                     -----     -----     -----     -----      -----
                                                       22         1         -       (20)        125
                                                     -----     -----     -----     -----      -----
   BRITISH COLUMBIA ASSESSMENT AUTHORITY
     Revenue...........................                65        65        66        66         65
     Expense...........................               (62)      (62)      (64)      (64)       (63)
                                                     -----     -----     -----     -----      -----
                                                        3         3         2         2          2
                                                     -----     -----     -----     -----      -----
   BRITISH COLUMBIA BUILDINGS CORPORATION
     Revenue.............................             464       462       465       485        517
     Expense.............................            (419)     (411)     (428)     (433)      (470)
                                                     -----     -----     -----     -----      -----
                                                       45        51        37        52         47
                                                     -----     -----     -----     -----      -----
   BRITISH COLUMBIA FERRY CORPORATION
     Revenue.............................             443       457       473       490           -
     Expense.............................            (502)     (446)     (456)     (466)          -
     Write-down of PacifiCatferries......            (240)        -       (40)      (53)          -
                                                     -----     -----     -----     -----      -----
                                                     (299)        11      (23)      (29)          -
                                                     -----     -----     -----     -----      -----
   BRITISH COLUMBIA HOUSING MANAGEMENT
   COMMISSION
     Revenue.............................             228       228       260       263        279
     Expense.............................            (228)     (228)     (260)     (263)      (279)
                                                     -----     -----     -----     -----      -----
   BRITISH COLUMBIA TRANSIT
     Revenue............................              120       120       118       136        138
     Expense............................             (120)     (120)     (119)     (136)      (138)
                                                     -----     -----     -----     -----      -----
                                                         -         -       (1)         -          -
                                                     -----     -----     -----     -----      -----
   LEGAL SERVICES SOCIETY
     Revenue............................               88        88       101        76         71
     Expense............................              (87)      (87)      (95)      (73)       (69)
                                                      ----      ----      ----      ----       ----
                                                        1         1         6         3          2
                                                     -----     -----     -----     -----      -----
   OTHER TAXPAYER-SUPPORTED CROWN CORPORATIONS
   AND AGENCIES
     Revenue............................            1,424     1,667     1,469     1,106        649
     Expense............................           (1,770)   (1,675)   (1,753)   (1,134)      (625)
                                                   -------   -------   -------   -------      -----
                                                     (346)       (8)     (284)      (28)         24
                                                     -----       ---     -----      ----         --

   NET OPERATING STATEMENTS OF TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES
     Revenue............................            2,789     3,107     2,945     2,551      2,323
        ACCOUNTING ADJUSTMENTS..........             (110)     (185)     (157)     (118)      (103)
                                                     -----     -----     -----     -----      -----
        Net revenue.....................            2,679     2,922     2,788     2,433      2,220
                                                     -----     -----     -----     -----      -----
     Expense............................           (3,064)   (3,059)   (3,185)   (2,542)    (2,123)
        ACCOUNTING ADJUSTMENTS..........              (21)      (21)      152       (86)        (7)
                                                      ----      ----       ---      ----        ---
        Net expense.....................           (3,085)   (3,080)   (3,033)   (2,628)    (2,130)
                                                   -------   -------   -------   -------    -------
     NET FISCAL PLAN IMPACT.............             (406)     (158)     (245)     (195)        90
                                                   =======   =======   =======   =======     ======
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                           APPENDIX 2 - FINANCIAL REVIEW                      81
--------------------------------------------------------------------------------
TABLE A2.13 BRITISH COLUMBIA HYDRO AND POWER AUTHORITY
            FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31
--------------------------------------------------------------------------------

($ millions)                                  2000      2001       2002      2003      2004
--------------------------------------------------------------------------------------------
Revenue:
 Domestic...............................   2,327.5   2,431.0    2,450.0   2,475.0   2,553.0
 Electricity trade (gross)..............   1,129.1   5,458.0    3,861.0   1,932.0   1,924.0
                                           -------   -------    -------   -------   -------
                                           3,456.6   7,889.0    6,311.0   4,407.0   4,477.0
                                           -------   -------    -------   -------   -------
Expenses:
 Energy costs...........................   1,354.9   5,162.0    4,407.0   2,426.0   2,633.0
 Operating expenses.....................     612.4     929.0      716.0     718.0     768.0
 Depreciation...........................     365.0     380.0      386.0     417.0     539.0
 Finance charges........................     578.8     559.0      544.0     457.0     452.0
                                           -------   -------    -------   -------   -------
                                           2,911.1   7,030.0    6,053.0   4,018.0   4,392.0
                                           -------   -------    -------   -------   -------
Operating results                            545.5     859.0      258.0     389.0      85.0
 Restructuring costs....................         -         -          -     (37.0)     (8.0)
 Customer profit sharing................         -    (310.0)         -         -         -
 Transfer (to) from RSA.................    (129.3)   (103.0)     145.0      66.0      21.0
                                           -------   -------    -------   -------   -------
   Net income...........................     416.2     446.0       403.0    418.0      98.0
                                           =======   =======    ========  ========  ========
--------------------------------------------------------------------------------------------

Source: British Columbia Hydro and Power Authority.

 TABLE A2.14 LIQUOR DISTRIBUTION BRANCH
             FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31
--------------------------------------------------------------------------------

($ millions)                             2000      2001      2002      2003       2004
---------------------------------------------------------------------------------------
Provincial liquor sales...........     1,663.3   1,719.2   1,792.9    1,885.3   1,998.2
   Less: Cost of sales(1).........       864.8     891.6     929.6      981.0   1,061.7
                                         -----     -----     -----      -----   -------
Gross margin......................       798.5     827.6     863.3      904.3     936.5
Operating expenses................      (188.4)   (197.9)   (231.9)    (254.9)   (218.3)
Other income......................         7.3      12.7       5.3        4.8       5.5
                                         -----     -----     -----      -----   -------
   Net income.....................       617.4     642.4     636.7      654.2     723.7
                                         =====     =====     =====      =====   =======
---------------------------------------------------------------------------------------

(1) Includes discounts and commissions.

Source: Liquor Distribution Branch.

TABLE A2.15 BRITISH COLUMBIA LOTTERY CORPORATION
            FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED MARCH 31
--------------------------------------------------------------------------------

($ millions)                                                     2000       2001      2002      2003      2004
----------------------------------------------------------------------------------------------------------------
Gaming revenue..........................................        1,401.5   1,483.0   1,607.4   1,792.4    1,889.6
   Less: Prizes and direct costs........................          745.9     796.1     863.5     987.0    1,015.0
                                                                -------   -------   -------   -------    -------
Gross margin............................................          655.6     686.9     743.9     805.4      874.6
Operating expenses (net)................................         (123.6)   (124.9)   (137.8)   (134.5)    (147.0)
                                                                -------   -------   -------   -------    -------
Net income..............................................          532.0     562.0     606.1     670.9      727.6
                                                                -------   -------   -------   -------    -------
Allocation of net income
   Government of Canada.................................            7.2       7.4       7.6       7.8        7.9
   Funding for provincial gaming programs...............            1.9       3.7       4.1       3.2        0.5(1)
   Transfers to charities/local governments.............          106.9     137.2     145.6     171.1      184.7
   Contribution to provincial revenue...................          416.0     413.7     448.8     488.8      534.5
                                                                -------   -------   -------   -------    -------
                                                                  532.0     562.0     606.1     670.9      727.6
                                                                =======   =======   =======   =======    =======
----------------------------------------------------------------------------------------------------------------

(1) Commencing in 2003/04, the funding for most programs was provided by the ministry responsible for delivery from its voted appropriation.

Source: British Columbia Lottery Corporation.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

82                           APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------
TABLE A2.16 BRITISH COLUMBIA RAILWAY COMPANY
            FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED DECEMBER 31(1)
--------------------------------------------------------------------------------

   ($ millions)                                                  1999       2000         2001           2002         2003
--------------------------------------------------------------------------------------------------------------------------
Revenue...................................................        341.1      333.5        301.8          366.7       364.0
Expenses..................................................        271.3      293.1        266.6          301.2       285.5
                                                                 ------      -----        -----          -----       -----
Operating income..........................................         69.8       40.4         35.2           65.5        78.5
   Non-operating expenses.................................        (22.6)     (28.7)       (29.7)         (17.2)      (37.7)
                                                                 ------      -----        -----          -----       -----
Income from continuing operations before special charges..         47.2       11.7          5.5           48.3        40.8
   Special charges........................................       (605.8)(2)   (8.0)(3)    (79.8)(4)     (118.9)(5)       -
                                                                 ------      -----        -----          -----       -----
Income (loss) from continuing operations...................      (558.6)       3.7        (74.3)         (70.6)       40.8
   Results of discontinued operations......................       (23.5)     (10.4)       (32.6)         (13.6)       25.6
                                                                 ------      -----        -----          -----       -----
Net income (loss)..........................................      (582.1)      (6.7)      (106.9)         (84.2)       66.4
                                                                 ======      =====        =====          =====       =====
--------------------------------------------------------------------------------------------------------------------------

(1) Prior years are restated to be consistent with the current presentation.
(2) Asset impairment charge on northern British Columbia rail assets.
(3) Provision to reflect anticipated future costs of environmental remediation.
(4) Restructuring costs.
(5) Write-down of investment in Vancouver Wharves Limited Partnership.

Source: British Columbia Railway Company.


TABLE A2.17 INSURANCE CORPORATION OF BRITISH COLUMBIA
            FIVE-YEAR INCOME STATEMENT FOR THE YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------

($ millions)                                           1999        2000               2001           2002      2003
----------------------------------------------------------------------------------------------------------------------
Revenue:
     Net premiums.............................      2,382.4        2,387.0         2,447.1        2,628.5      2,859.5
Investment income.............................        449.2          625.7           454.0          327.3        329.9
                                                    -------        -------         -------        -------       ------
                                                    2,831.6        3,012.7         2,901.1        2,955.8      3,189.4
                                                    -------        -------         -------        -------       ------
Claims and expenses:
        Claims incurred.......................      2,080.3        2,006.2         2,126.3        2,193.5      2,208.1
        Prior years' Claims adjustments.......       (238.2)        (266.3)            2.2          (24.8)        10.4
                                                    -------        -------         -------        -------       ------
     Net claims incurred......................      1,842.1        1,739.9         2,128.5        2,168.7      2,218.5
     Claims operations expense................        334.3          333.0           316.6          268.5        273.7
     Operating costs - insurance..............        466.8          479.2           472.6          374.7        383.9
     OPERATING COSTS - NON-INSURANCE..........         92.7          103.4            94.4           83.7        102.6
                                                    -------        -------         -------        -------       ------
                                                    2,735.9        2,655.5         3,012.1        2,895.6      2,978.7
                                                    -------        -------         -------        -------       ------
Income before unusual items...................         95.7          357.2          (111.0)          60.2        210.7
Unusual items.................................            -         (218.5)(1)      (139.5)(2)      (15.2)(3)     14.1(4)
                                                    -------        -------         -------        -------       ------
Net income (loss).............................         95.7          138.7          (250.5)          45.0        224.8
                                                    =======        =======         =======        =======       ======
----------------------------------------------------------------------------------------------------------------------

(1) Road Safety Dividend.
(2) Includes restructuring costs ($39.5 million) and a provision for a reduction in investment value ($100 million).
(3) Restructuring costs.
(4) Gain on sale of property and equipment.

Source: Insurance Corporation of British Columbia.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                           APPENDIX 2 - FINANCIAL REVIEW                      83
--------------------------------------------------------------------------------

TABLE A2.18 FIVE-YEAR PROVINCIAL DEBT SUMMARY(1)
--------------------------------------------------------------------------------

                                                                                                                Budget    Actual
     ($ millions)                                                 1999/2000    2000/01      2001/02   2002/03   2003/04   2003/04
---------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED DEBT
   Provincial government direct operating....................        13,735    12,045(2)    13,805    15,477    17,782     15,754
                                                                     ------    ------       ------    ------    ------     ------
   Education facilities(3)
     Schools.................................................         3,609     3,880        4,092     4,294     4,468      4,384
     Post-secondary institutions.............................         1,369     1,383        1,425     1,499     1,702      1,688
                                                                     ------    ------       ------    ------    ------     ------
                                                                      4,978     5,263        5,517     5,793     6,170      6,072
                                                                     ------    ------       ------    ------    ------     ------
   Health facilities(3)......................................         1,451     1,780        1,920     2,004     2,205      2,084
                                                                     ------    ------       ------    ------    ------     ------
   Highways, ferries and public transit
     BC Transportation Financing Authority...................         1,843     2,197        2,514     2,661     2,812      2,764
     BC Ferries..............................................            24        21(2)        19         -         -          -
     BC Transit..............................................            79        75           79        87        82         83
     Public transit(3).......................................           952       948          936       930       923        914
     SKYTRAIN extension(3)...................................           488       836        1,044     1,105     1,170      1,119
     Rapid Transit Project 2000 Ltd..........................           101       114           47         3         -          -
                                                                     ------    ------       ------    ------    ------     ------
                                                                      3,487     4,191        4,639     4,786     4,987      4,880
                                                                     ------    ------       ------    ------    ------     ------
   Other
     BC Buildings............................................           615       610          596       456       372        317
     552513 British Columbia Ltd. (Skeena Cellulose Inc.)(4).             -       337            -         -         -          -
     Social housing(5).......................................           205       265          299       161       178        156
     Homeowner Protection Office.............................            34        71          113       123       134        129
     Universities and colleges - fiscal agency loans.........           130       124          114       105       108         90
     Other(6)................................................           422       244          190       182       110        116
                                                                     ------    ------       ------    ------    ------     ------
                                                                      1,406     1,651        1,312     1,027       902        808
                                                                     ------    ------       ------    ------    ------     ------
TOTAL TAXPAYER-SUPPORTED DEBT................................        25,057    24,930       27,193    29,087    32,046     29,598
                                                                     ------    ------       ------    ------    ------     ------
SELF-SUPPORTED DEBT
   Commercial Crown corporations and agencies
     BC Hydro................................................         6,880     6,649        6,670     6,784     7,689      7,040
     BC Rail.................................................           655       603          614       494       478        477
     552513 British Columbia Ltd. (Skeena Cellulose Inc.)(4).           280         -            -         -         -          -
     Columbia Basin Power Company(7).........................            94        93          120       118       243        215
     Columbia Power Corporation..............................             -        20           64        47         -          -
     Liquor Distribution Branch..............................             3         2           13         9        10          7
                                                                     ------    ------       ------    ------    ------     ------
                                                                      7,912     7,367        7,481     7,452     8,420      7,739
   Warehouse borrowing program...............................         1,320     1,312        1,067         -         -          -
                                                                     ------    ------       ------    ------    ------     ------
TOTAL SELF-SUPPORTED DEBT....................................         9,232     8,679        8,548     7,452     8,420      7,739
                                                                     ------    ------       ------    ------    ------     ------
FORECAST ALLOWANCE...........................................             -         -            -         -       500          -
                                                                          -         -            -         -       ---          -
TOTAL PROVINCIAL DEBT........................................        34,289    33,609       35,741    36,539    40,966     37,337
                                                                     ======    ======       ======    ======    ======     ======
---------------------------------------------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government's accounts as an accounts payable. Figures for earlier years have been restated to conform with the presentation used for 2004 and to reflect changes in underlying data.
(2) Effective March 31, 2000, the provincial government assumed responsibility for the fiscal agency loans of BC Ferries ($1,080 million) and 580440 British Columbia Ltd. (Vancouver Trade and Convention Centre) ($70 million). Although this resulted in a change to debt composition, debt totals were not affected.
(3) Represents government direct debt incurred for capital financing purposes.
(4) Based on a revised outlook for world pulp prices and its potential impact on the finances of 552513 British Columbia Ltd. (Skeena Cellulose Inc.), the company's debt was reclassified as being taxpayer-supported in 2000/01. In March 2002, the company's debt was assumed by the provincial government ($260 million) and by the minority shareholder ($94 million) as Skeena Cellulose Inc. was sold to the private sector.
(5) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.
(6) Includes other taxpayer-supported Crown corporations and agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions.
(7) A joint venture of the Columbia Power Corporation and Columbia Basin Trust.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

84                           APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------
TABLE A2.19 FIVE-YEAR PROVINCIAL DEBT SUMMARY - SUPPLEMENTARY INFORMATION
--------------------------------------------------------------------------------

                                                                    1999/2000   2000/01       2001/02    2002/03   2003/04
--------------------------------------------------------------------------------------------------------------------------
PER CENT OF GDP:                                                                       (per cent)
   TAXPAYER-SUPPORTED DEBT
   Provincial government direct.........................                 11.4       9.2          10.5       11.4      11.1
   Education............................................                  4.1       4.0           4.2        4.3       4.3
   Health facilities ...................................                  1.2       1.4           1.5        1.5       1.5
   Highways, ferries and public transit.................                  2.9       3.2           3.5        3.5       3.4
   Other debt...........................................                  1.2       1.3           1.0        0.8       0.6
                                                                          ---       ---           ---        ---       ---
     Total taxpayer-supported debt......................                 20.7      19.0          20.6       21.5      20.8
                                                                         ----      ----          ----       ----      ----
   SELF-SUPPORTED DEBT
   Commercial Crown corporations and agencies...........                  6.5       5.6           5.7        5.5       5.4
   Warehouse borrowing program..........................                  1.1       1.0           0.8          -         -
                                                                          ---       ---           ---          -         -
     Total self-supported debt..........................                  7.6       6.6           6.5        5.5       5.4
                                                                          ---       ---           ---        ---       ---
   TOTAL PROVINCIAL DEBT................................                 28.4      25.6          27.1       27.0      26.2
                                                                         ----      ----          ----       ----      ----

GROWTH RATES:                                                                    (per cent)
   TAXPAYER-SUPPORTED DEBT
   Provincial government direct.........................                 12.4     -12.3          14.6       12.1       1.8
   Education............................................                  8.3       5.7           4.8        5.0       4.8
   Health facilities ...................................                 13.2      22.7           7.9        4.4       4.0
   Highways, ferries and public transit.................                 -4.2      20.2          10.7        3.2       2.0
   Other debt...........................................                 -4.2      17.4         -20.5      -21.7     -21.3
     Total taxpayer-supported debt......................                  8.0      -0.5           9.1        7.0       1.8

   SELF-SUPPORTED DEBT
   Commercial Crown corporations and agencies...........                 -5.8      -6.9           1.5       -0.4       3.9
   Warehouse borrowing program..........................                100.6      -0.6         -18.7     -100.0         -
     Total self-supported debt..........................                  1.9      -6.0          -1.5      -12.8       3.9
   TOTAL PROVINCIAL DEBT................................                  6.3      -2.0           6.3        2.2       2.2

PER CAPITA DEBT:                                                                 (dollars)
   TAXPAYER-SUPPORTED DEBT
   Provincial government direct.........................                3,424     2,982         3,385      3,761     3,799
   Education............................................                1,241     1,303         1,353      1,408     1,464
   Health facilities ...................................                  362       441           471        487       503
   Highways, ferries and public transit.................                  869     1,038         1,138      1,163     1,177
   Other debt...........................................                  351       409           322        250       195
                                                                          ---       ---           ---        ---       ---
     Total taxpayer-supported debt......................                6,247     6,172         6,668      7,069     7,137
                                                                        -----     -----         -----      -----     -----
   SELF-SUPPORTED DEBT
   Commercial Crown corporations and agencies...........                1,973     1,824         1,834      1,811     1,866
   Warehouse borrowing program..........................                  329       325           262          -         -
                                                                        -----     -----         -----      -----     -----
     Total self-supported debt..........................                2,302     2,149         2,096      1,811     1,866
                                                                        -----     -----         -----      -----     -----
   TOTAL PROVINCIAL DEBT................................                8,549     8,321         8,764      8,879     9,003
                                                                        =====     =====         =====      =====     =====
--------------------------------------------------------------------------------------------------------------------

Note: Totals may not add due to rounding.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                           APPENDIX 2 - FINANCIAL REVIEW                      85
--------------------------------------------------------------------------------
TABLE A2.20 CAPITAL SPENDING AND DEBT UPDATE SINCE THE THIRD QUARTERLY REPORT
--------------------------------------------------------------------------------

                                                                                                                            Final
     ($ MILLIONS)                                                                                                 Change   Results
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL SPENDING - THIRD QUARTER UPDATED FORECAST                                                                            2,319
   Taxpayer-supported
        Education - mainly delayed construction of school facilities...........................................     (24)
        BC Transportation Financing Authority - delayed spending...............................................     (29)
        Government operating - reduced ministry minor capital spending.........................................     (62)
        Other..................................................................................................     (42)     (157)
                                                                                                                    ----
   Self-supported commercial
        BC Hydro - mainly deferred spending for the Vancouver Island generation project........................    (133)
        ICBC - reduced requirements and lower building improvements costs for Surrey Central City..............     (33)
        Other..................................................................................................     (24)     (190)
                                                                                                                    ----     -----
CAPITAL SPENDING - ACTUAL......................................................................................              1,972
                                                                                                                             =====
PROVINCIAL DEBT AT MARCH 31, 2004 - THIRD QUARTER UPDATED FORECAST.............................................             37,328
   TAXPAYER-SUPPORTED DEBT
        Provincial government operating - improved results of the CRF and reduced
          working capital requirements.........................................................................    (268)
        Education and health facilities - mainly reduced capital spending......................................     (67)
        Transportation - mainly delayed completion of the BC Rail partnership agreement........................     119
        Delayed completion of the BC Rail partnership - tax attributes guarantee not required..................    (255)
        Other - higher working capital requirements............................................................       2         -
        Total taxpayer-supported                                                                                             (469)
   SELF-SUPPORTED COMMERCIAL
        Delayed completion of the BC Rail partnership agreement................................................      477
        Other..................................................................................................        1
                                                                                                                    ----
        Total self-supported...................................................................................                478
                                                                                                                            ------
PROVINCIAL DEBT AT MARCH 31, 2004 - 2003/04 PUBLIC ACCOUNTS....................................................             37,337
                                                                                                                            ======
--------------------------------------------------------------------------------------------------------------------------

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                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

86                         APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------
TABLE A2.21       HISTORICAL SUMMARY ACCOUNTS SURPLUS (DEFICIT)
--------------------------------------------------------------------------------

                                                                   Crown                          Summary       Surplus
                      Consolidated Revenue Fund                 Corporations       Joint          Accounts     (Deficit)
                  ---------------------------------                 and         Trusteeship       Surplus     as a Per Cent
($ millions)         Revenue     Expenditure     Balance          Agencies      Arrangements    (Deficit)(1)     of GDP
----------------------------------------------------------------------------------------------------------------------------
1969/70.......         1,248           1,244          4                   -                -               -          -
1970/71.......         1,373           1,274         99                   -                -               -         1.0
1971/72.......         1,558           1,474         84                   -                -               -         0.8
1972/73.......         1,772           1,675         97                   -                -               -         0.8
1973/74.......         2,217           2,071        146                   -                -               -         0.9
1974/75.......         2,769           2,779        (10)                  -                -               -        (0.1)
1975/76.......         3,124           3,534       (410)                  -                -               -        (2.1)
1976/77.......         3,785           3,691         94                   -                -               -         0.4
1977/78.......         4,372           4,168        204                   -                -               -         0.8
1978/79.......         4,853           4,582        271                   -                -               -         0.9
1979/80(1)....         5,860           5,318        542                 (88)               -             454         1.3
1980/81.......         5,982           6,239       (257)                 45                -            (212)       (0.5)
1981/82.......         7,139           7,323       (184)                 43                -            (141)       (0.3)
1982/83.......         7,678           8,662       (984)               (257)               -          (1,241)       (2.8)
1983/84.......         8,335           9,347     (1,012)                 49                -            (963)       (2.0)
1984/85.......         8,807           9,801       (994)                172                -            (822)       (1.6)
1985/86.......         9,160          10,127       (967)                110                -            (857)       (1.6)
1986/87.......         9,463          10,624     (1,161)                526                -            (635)       (1.1)
1987/88.......        11,007          11,055        (48)                119                -              71         0.1
1988/89.......        12,570          11,834        736                 194                -             930         1.3
1989/90.......        13,656          13,200        456                  40                -             496         0.7
1990/91.......        14,236          15,010       (774)                107                -            (667)       (0.8)
1991/92.......        14,570          17,101     (2,531)                192                -          (2,339)       (2.9)
1992/93.......        16,172          17,858     (1,686)                210                -          (1,476)       (1.7)
1993/94.......        17,923          18,833       (910)                 11                -            (899)       (1.0)
1994/95.......        19,506          19,953       (447)                219                -            (228)       (0.2)
1995/96.......        19,698          20,054       (356)                 38                -            (318)       (0.3)
1996/97.......        20,126          20,241       (115)               (270)               -            (385)       (0.4)
1997/98.......        20,216          20,135         81                (248)               -            (167)       (0.1)
1998/99.......        20,306          20,581       (275)               (722)               -            (997)       (0.9)
1999/2000.....        21,911          22,161       (250)                405                -             155         0.1
2000/01.......        23,970          22,431      1,539                 (69)             (52)          1,418         1.1
2001/02.......        22,844          24,859     (2,015)2              (748)(2)        1,464          (1,299)       (1.0)
2002/03.......        22,104          25,179     (3,075)               (124)               -          (3,199)       (2.4)
2003/04.......        23,525          25,278     (1,753)                414                -          (1,339)       (0.9)
----------------------------------------------------------------------------------------------------------------------------

(1) The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1970/71 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).
(2) Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                           APPENDIX 2 - FINANCIAL REVIEW                     87
--------------------------------------------------------------------------------
TABLE A2.22 HISTORICAL REVENUE BY SOURCE - CONSOLIDATED REVENUE FUND(1)
--------------------------------------------------------------------------------

                                                                  Contributions        Contributions
                                                                       from                 from
                              Natural            Other              Government           the Federal
Year              Taxation    Resource          Revenue             Enterprises          Government                 Total
--------------------------------------------------------------------------------------------------------------------------------
                                                      ($ millions)
1984/85.......      5,015         721               886                360                    1,825                 8,807
1985/86.......      5,237         704               965                398                    1,856                 9,160
1986/87.......      5,354         658               979                448                    2,024                 9,463
1987/88.......      6,200       1,223             1,060                470                    2,054                11,007
1988/89.......      6,973       1,272             1,729                447                    2,149                12,570
1989/90.......      8,095       1,249             1,464                727                    2,121                13,656
1990/91.......      8,702       1,171             1,433                834                    2,096                14,236
1991/92.......      8,997       1,101             1,573                701                    2,198                14,570
1992/93.......      9,897       1,264             1,580              1,016                    2,415                16,172
1993/94.......     11,101       1,772             1,733              1,048                    2,269                17,923
1994/95.......     11,937       2,244             1,835              1,028                    2,462                19,506
1995/96.......     12,509       2,026             1,801                968                    2,394                19,698
1996/97.......     13,094       2,186             1,743              1,148                    1,955                20,126
1997/98.......     13,103       2,197             1,799              1,280                    1,837                20,216
1998/99.......     13,134       1,829             1,831              1,362                    2,150                20,306
1999/2000.....     13,364       2,517             1,889              1,454                    2,687                21,911
2000/01.......     13,880       3,975             1,863              1,500                    2,752                23,970
2001/02.......     13,652       3,108             1,913              1,437                    2,734                22,844
2002/03.......     11,846       3,255             2,209              1,517                    3,277                22,104
2003/04.......     13,219       3,616             2,332              1,371                    2,987                23,525
--------------------------------------------------------------------------------------------------------------------------------

(1) Revenue has been restated to reflect the government's accounting policy at March 31, 2004. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies. These revenues are included as part of the operations of the Crown corporations and agencies. Figures are based on PUBLIC ACCOUNTS information.


--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

88                           APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------
TABLE A2.23 HISTORICAL EXPENSE BY FUNCTION - CONSOLIDATED REVENUE FUND(1)
--------------------------------------------------------------------------------

                                 Social                                           Debt
Year             Health         Services        Education     Transportation    Servicing      Other(2)       Total
----------------------------------------------------------------------------------------------------------------------
                                               ($ millions)
1984/85.......   3,042           1,266             2,455             1,263          275          1,500         9,801
1985/86.......   3,161           1,298             2,385             1,157          342          1,784        10,127
1986/87.......   3,446           1,298             2,495               905          384          2,096        10,624
1987/88.......   3,684           1,349             2,663               928          525          1,906        11,055
1988/89.......   4,012           1,440             2,920               844          530          2,088        11,834
1989/90.......   4,502           1,496             3,228             1,199          457          2,318        13,200
1990/91.......   5,028           1,669             4,113             1,188          478          2,534        15,010
1991/92.......   5,617           1,994             4,521             1,262          590          3,117        17,101
1992/93.......   6,003           2,366             4,804             1,078          736          2,871        17,858
1993/94.......   6,287           2,704             4,984             1,024          844          2,990        18,833
1994/95.......   6,584           2,890             5,252               907          931          3,389        19,953
1995/96.......   6,778           3,033             5,492               852          887          3,012        20,054
1996/97.......   7,038           2,969             5,750               844          867          2,773        20,241
1997/98.......   7,224           3,048             5,766               770          834          2,493        20,135
1998/99.......   7,479           3,113             5,825               790          838          2,536        20,581
1999/2000.....   8,018           3,093             5,922             1,697          835          2,596        22,161
2000/01.......   8,754           3,212             6,299               611          889          2,666        22,431
2001/02.......   9,858           3,385             6,790               701          761          3,364        24,859
2002/03.......  10,377           3,096             6,817               750          711          3,428        25,179
2003/04.......  10,607           2,807             6,813               819          738          3,494        25,278
--------------------------------------------------------------------------------------------------------------

(1) Expense has been restated to reflect the government's accounting policy at March 31, 2004. Figures are based on PUBLIC ACCOUNTS information.
(2) Other includes: protection of persons and property, natural resources and economic development, general government and other expenses.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                           APPENDIX 2 - FINANCIAL REVIEW                     89
-------------------------------------------------------------------------------
TABLE A2.24 HISTORICAL PROVINCIAL DEBT SUMMARY(1)
-------------------------------------------------------------------------------

                                               Taxpayer-Supported Debt
                                               -----------------------
                  Provincial     Education     Health
                  Government     Facilities    Facilities     Highways,
                  Direct         Capital       Capital        Ferries and
Year              Operating      Financing     Financing      Public Transit
----              ---------      ---------     ---------      -------------

1969/70.........         -           338             42                 142
1970/71.........         -           362             64                 172
1971/72.........         -           380             85                 233
1972/73.........         -           408            105                 288
1973/74.........         -           425            117                 340
1974/75.........         -           485            133                 386
1975/76.........         -           557            178                 544
1976/77.........       261           658            236                 649
1977/78.........       261           710            291                 656
1978/79.........       261           778            334                 653
1979/80.........       235           836            401                 730
1980/81.........       209           919            461                 729
1981/82.........       183         1,067            561                 844
1982/83.........       883         1,204            660               1,024
1983/84.........     1,596         1,321            712               1,392
1984/85.........     2,476         1,308            717                 691
1985/86.........     3,197         1,276            680               1,034
1986/87.........     4,802         1,268            681               1,097
1987/88.........     5,017         1,278            716               1,192
1988/89.........     4,919         1,322            763               1,213
1989/90.........     4,209         1,367            837               1,244
1990/91.........     4,726         1,565            959               1,287
1991/92.........     6,611         1,939          1,040               1,527
1992/93.........     8,969         2,426          1,141               1,719
1993/94.........    10,257         3,054          1,181               1,862
1994/95.........    10,181         3,631          1,318               2,158
1995/96.........    10,237         3,990          1,399               2,598
1996/97.........    11,030         4,230          1,431               3,144
1997/98.........    11,488         4,352          1,417               3,463
1998/99.........    12,217         4,597          1,282               3,641
1999/2000.......    13,735         4,978          1,451               3,487
2000/01.........    12,045         5,263          1,780               4,191
2001/02.........    13,805         5,517          1,920               4,639
2002/03.........    15,477         5,793          2,004               4,786
2003/04.........    15,754         6,072          2,084               4,880
---------------------------------------------------------------------------




                                                                          Total       Taxpayer-
                                 Total                                    Debt        Supported
                                 Taxpayer-    Self-        Total          as a        Debt as a
                                 Supported    Supported    Provincial     per Cent    Per Cent
Year              Other(2)       Debt         Debt(3)      Debt           of GDP      of GDP
----              -------        ----         ------       ----           ------      ------
                  (millions)                                    (per cent)
1969/70.........       100          622       1,661         2,283         24.7         6.7
1970/71.........        99          697       1,808         2,505         25.6         7.1
1971/72.........        95          793       1,948         2,741         24.9         7.2
1972/73.........        87          888       2,062         2,950         23.8         7.2
1973/74.........       145        1,027       2,228         3,255         21.1         6.7
1974/75.........       149        1,153       2,650         3,803         21.3         6.5
1975/76.........       145        1,424       3,144         4,568         23.1         7.2
1976/77.........       188        1,992       3,787         5,779         24.4         8.4
1977/78.........       215        2,133       4,464         6,597         24.9         8.1
1978/79.........        91        2,117       4,838         6,955         23.3         7.1
1979/80.........       195        2,397       5,704         8,101         23.3         6.9
1980/81.........       270        2,588       5,956         8,544         21.6         6.5
1981/82.........       291        2,946       7,227        10,173         22.7         6.6
1982/83.........       894        4,665       7,692        12,357         27.4        10.4
1983/84.........     1,174        6,195       8,440        14,635         30.8        13.0
1984/85.........     1,276        6,468       9,082        15,550         31.2        13.0
1985/86.........     1,376        7,563       8,990        16,553         30.9        14.1
1986/87.........       812        8,660       8,485        17,145         30.3        15.3
1987/88.........       660        8,863       8,149        17,012         27.2        14.2
1988/89.........       842        9,059       7,396        16,455         23.7        13.1
1989/90.........     1,262        8,919       7,340        16,259         21.5        11.8
1990/91.........     1,281        9,818       7,444        17,262         21.8        12.4
1991/92.........     1,431       12,548       7,493        20,041         24.5        15.3
1992/93.........     1,641       15,896       7,526        23,422         26.8        18.2
1993/94.........     1,627       17,981       7,946        25,927         27.6        19.1
1994/95.........     1,749       19,037       8,013        27,050         26.9        18.9
1995/96.........     1,695       19,919       8,847        28,766         27.2        18.9
1996/97.........     1,440       21,275       8,096        29,371         27.0        19.5
1997/98.........     1,431       22,151       8,204        30,355         26.5        19.4
1998/99.........     1,467       23,204       9,057        32,261         27.9        20.1
1999/2000.......     1,406       25,057       9,232        34,289         28.4        20.7
2000/01.........     1,651       24,930       8,679        33,609         25.6        19.0
2001/02.........     1,312       27,193       8,548        35,741         27.1        20.6
2002/03.........     1,027       29,087       7,452        36,539         27.0        21.5
2003/04.........       808       29,598       7,739        37,337         26.2        20.8
------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government's accounts as an accounts payable. Figures for earlier years have been restated to conform with the presentation used for 2004 and to reflect changes in underlying data.

(2) Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation and other taxpayer-supported Crown corporations and loan guarantee provisions.

(3) Includes commercial Crown corporations and agencies and, beginning in 1995/96, funds held under the province's warehouse borrowing program.

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

90                           APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------
TABLE A2.25 PROVINCIAL TAXES (AS OF JULY 2004)
--------------------------------------------------------------------------------

Type and
Statute Reference     Tax Base           Tax Rate                       Characteristics and Exemptions
------------------------------------------------------------------------------------------------------------------------------------
Income --           Taxable Income      13.5% of taxable income         The Canada Revenue Agency administer both personal
INCOME TAX ACT      (1) Corporate.      (small business rate: 4.5%).    and corporate taxes under an agreement between the
                                                                        province and the federal government.

                                                                        Corporate tax credits include the scientific research and
                                                                        experimental development tax credit, book publishing tax
                                                                        credit and the film tax credit. In addition, the political contributions tax credit, royalty tax credit, the mining
                                                                        exploration tax credit, logging tax credit and venture
                                                                        capital tax credits are available to both individuals and
                                                                        corporations.

                                                                        BC provides a set of non-refundable credits equivalent to
                                                                        all federal non-refundable credits.

                    (2) Personal.       Tax rates of 6.05%, 9.15%,
                                        11.7%, 13.7% and 14.7%          BC Family Bonus and BC Earned Income Benefit are
                                        corresponding to tax brackets   combined with the federal government's Canada Child
                                        of up to $32,476, $32,476 to    Tax Benefit in a single monthly payment to families. Tax
                                        $64,954, $64,954 to $74,575,    credits for claims against personal income taxes include
                                        $74,575 to $90,555 and over     the refundable sales tax credit, mining flow-through share
                                        $90,555.                        tax credit and employee venture capital tax credits.


------------------------------------------------------------------------------------------------------------------------------------
Capital --          Net BC paid-up      Banks, trust companies and      Associated groups of corporations with net paid-up
CORPORATION         capital.            credit unions with net paid-up  capital of less than $10 million are exempt from the tax.
CAPITAL TAX ACT                         capital: greater than $1        The tax rate is phased in for corporations with net
                                        billion -- 3%; $1 billion or    British Columbia paid-up capital between $10 million and
                                        less or headquartered in        $10.25 million. There is a special flat fee for
                                        British Columbia 1%.            corporations above the exemption threshold but with net
                                                                        paid-up capital allocated to British Columbia below the
                                                                        threshold.
------------------------------------------------------------------------------------------------------------------------------------

Real Property       Fair market value   1% on the first $200,000 of     Exemptions include: transfers of principal residences,
Transfers --        of property or      value transferred and 2% on     recreational residences and family farms to related
PROPERTY            interest in         amounts in excess of            individuals; transfers of property between spouses
TRANSFER TAX ACT    property            $200,000.                       pursuant to written separation agreements or court orders;
                    transferred.                                        transfers of property to local governments, registered
                                                                        charities and educational institutions; transfers of
                                                                        property to veterans under the VETERANS' LAND ACT (Canada);
                                                                        transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases less than
                                                                        31 years in duration. A number of technical exemptions are also provided. Eligible first time home-buyers are exempt
                                                                        from tax on transfers of eligible properties.

------------------------------------------------------------------------------------------------------------------------------------
Retail Sales --     Purchase and lease  General rate is 7.5%.           Collected through vendors and lessors registered under
SOCIAL SERVICE      price of tangible   Liquor 10%.                     the act and paid by purchasers and lessees. The
TAX ACT             personal property,  Passenger vehicles:             exemptions generally fall into four categories: (1) items
                    repair labour and    under $47,000-- 7.5%;          considered to be basic necessities of life such as food and
                    legal services.     $47,000 to $48,000-- 8%;        prescription and non-prescription drugs; (2) specified
                                        $48,000 to $49,000-- 9%;        inputs for certain sectors to enhance competitiveness such
                                        over $49,000--10%.              as the exemption for machinery and equipment used in
                                                                        manufacturing and in the natural resource industries and
                                                                        the exemption of specified equipment used by bona fide
                                                                        farmers, fishers and aquaculturists; (3) safety-related
                                                                        equipment designed to be worn by a worker, such as high-
                                                                        visibility vests and steel-toed boots, and specified general safety equipment such as life jackets;
                                                                        (4) energy conservation materials and equipment such as
                                                                        insulation material for buildings, and eligible wind, solar and micro-hydro equipment.

------------------------------------------------------------------------------------------------------------------------------------

Accommodation       Purchase price of   8%. Local governments may       Exemptions include accommodation rented for a period in
-- HOTEL ROOM       accommodation.      apply to have the province      excess of two months; lodging provided in hospitals and
TAX ACT                                 levy an additional tax of up    nursing homes; lodging supplied to employees by
                                        to 2% on their behalf.          employers; lodging on ships or trains; hotel rooms not
                                                                        used for accommodation; charges of $20 or less per day;
                                                                        charitable institutions; trailer parks and campsites; cabins without utilities and other amenities; and establishments
                                                                        with accommodation for less than four tenants.

------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                 2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                           APPENDIX 2 - FINANCIAL REVIEW                     91
--------------------------------------------------------------------------------
TABLE A2.25 PROVINCIAL TAXES (AS OF JULY 2004) -- Continued
--------------------------------------------------------------------------------

Type and
Statute Reference   Tax Base            Tax Rate                        Characteristics and Exemptions
------------------------------------------------------------------------------------------------------------------------------------
Tobacco --          By cigarette, cigar 17.9 cents per cigarette and
TOBACCO TAX ACT     retail price, and   tobacco stick; 77% of retail
                    weight on other     price on cigars to a maximum
                    tobacco products.   tax of $5 per cigar; 17.9 cents
                                        per gram of loose tobacco.

------------------------------------------------------------------------------------------------------------------------------------

Motor Fuel --                                                           Tax generally applies to all fuels used in internal
MOTOR FUEL TAX                                                          combustion engines. Qualifying persons with disabilities
ACT                                                                     who own or lease a vehicle are entitled to refunds of
                                                                        provincial tax paid up to an annual maximum of $500. In
                                                                        the Vancouver Regional Transit service area the province
                                                                        collects an additional 6 cents per litre tax on clear
                                                                        gasoline and motive fuel on behalf of TRANSLINK to help
                                                                        fund regional public and private transportation system
                                                                        costs. In the Victoria Regional Transit service area the
                                                                        province collects (collected on behalf of) an additional 2.5 cents per litre on behalf of BC Transit to help fund the
                                                                        public transit system.

                    Clear gasoline      14.5 cents per litre. Includes
                    (unleaded gasoline  6.75 cents per litre collected
                    only).              on behalf of the BC
                                        Transportation Financing
                                        Authority. Of the tax
                                        collected in the Greater
                                        Vancouver Regional District,
                                        6 cents is collected on behalf
                                        of TRANSLINK.

                    Motive fuel.        15.0 cents per litre. Includes  Tax applies to diesel fuel or a combination of fuels
                                        6.75 cents per litre collected  including diesel fuels, but does not include alternative
                                        on behalf of the BC             motor fuels or coloured fuels. Refunds of 0.5 cents per
                                        Transportation Financing        litre are available for motive fuel used in private
                                        Authority. Of the tax           passenger vehicles.
                                        collected in the Greater
                                        Vancouver Regional District,
                                        6 cents is collected on behalf
                                        of TRANSLINK.

                    Alternative motor   Propane 2.7 cents per litre.    Natural gas and 85% methanol blends are exempt from
                    fuels.                                              tax.
                                                                        Ethanol is exempt from tax when blended with gasoline or
                                                                        diesel fuel if the ethanol portion is at least 5% but less than 25%. Biodiesel is exempt from tax when blended
                                                                        with diesel fuel if the biodiesel portion is at least 5% and not more than 50%.

                    Coloured fuel,      3 cents per litre.              Coloured fuel may only be used for specified primary
                    marine diesel fuel.                                 production and industrial uses. BONA FIDE farmers are
                                                                        exempt from paying the tax when fuel is used for farming
                                                                        purposes.

                    Locomotive fuel.    3 cents per litre.              Tax applies to fuel specifically for use in locomotives.
                    Jet and aviation    2 cents per litre.              Jet fuel tax applies to fuel produced specifically for use
                    fuel.                                               in a turbine aircraft engine.
                                                                        Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

                    Natural gas used    7% of price if purchased. 1.1   Tax applies to natural gas used in stationary engines other
                    in stationary       cents per 810.32 litres if      than pipeline compressors.
                    engines.            used but not purchased.

                    Natural gas used    1.9 cents per 810.32 litres.    Tax applies to natural gas used in a stationary engine at a
                    in pipeline                                         pipeline compressor station.
                    compressors to
                    transmit marketable
                    gas.

                    Natural gas used               Exempt
                    in pipeline
                    compressors to
                    extract and transmit
                    raw gas from wells
                    to processing plants.

                    Natural gas used               Exempt.
                    in compressors to
                    re-inject sour gas
                    into depleted wells.


------------------------------------------------------------------------------------------------------------------------------------

                    Marine bunker.      Exempt                          Exemption applies to bunker fuel, or a combination of
                                                                        bunker and other fuels used as fuel in a ship.

                    Marine gas oil.     Exempt                          Exemption applies to marine gas oil when used in primary
                                                                        gas turbine engines to propel passenger and cargo vessels.

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

                2004 FINANCIAL AND ECONOMIC REVIEW -- JULY 2004

92                         APPENDIX 2 - FINANCIAL REVIEW
--------------------------------------------------------------------------------
TABLE A2.25 PROVINCIAL TAXES (AS OF JULY 2004) -- Continued
--------------------------------------------------------------------------------

Type and
Statute Reference   Tax Base            Tax Rate                        Characteristics and Exemptions
------------------------------------------------------------------------------------------------------------------------------------
Natural resources   Net income from     10% (fully recoverable          Net income from logging after deducting non-forestry
-- LOGGING TAX      logging in BC       against federal and             income and a processing allowance.
ACT                                     provincial corporation
                                        and personal income tax).

------------------------------------------------------------------------------------------------------------------------------------

-- MINERAL LAND     Assessed value of   Undesignated mineral land--     Rates of tax set on sliding scale, dependent on size and
TAX ACT             freehold mineral    $1.25 to $4.94 per hectare.     designation of land.
                    land and            Designated production areas
                    production areas.   -- $4.94 per hectare.

-- MINERAL TAX      Cash flow from      2% of net current proceeds      Tax calculated on a mine-by-mine basis. NCP tax paid on
ACT                 individual metal    (NCP). 13% of net revenue       current operating cash flow until all current and capital
                    and coal mines      (NR).                           costs, plus any investment allowance, are recovered. NR
                    (other than placer                                  tax paid thereafter on cumulative cash flow. NCP tax
                    gold mines).                                        creditable against NR tax.

                    Volume of           $0.15 per tonne removed         An operator may deduct 25,000 tonnes from the total
                    production of       from all quarries operated.     number of tonnes removed from all quarries operated by
                    limestone,                                          that operator. However the amount deducted from any
                    dolomite, marble,                                   one quarry by all operators of that quarry must not exceed
                    shale, clay,                                        25,000 tonnes.
                    volcanic ash,
                    diatomaceous earth,
                    sandstone,
                    quartzite and
                    dimension stone.

                    Value of minerals   0.5% of value of minerals
                    sold by placer      sold.
                    gold mines.
------------------------------------------------------------------------------------------------------------------------------------

Insurance --        Direct premiums     4.4% for vehicle and property   Exemptions -- benefit societies; mutual corporations with
INSURANCE           written.            insurance; 2% for life,         50% of income from farm or 100% from religious,
PREMIUM TAX ACT                         sickness, personal accident     educational or charitable institutions; marine,
                                        and loss of salary and wages    pleasure craft; approved medical or hospitalization plans.
                                        insurance and 4 percent for
                                        other insurance.

------------------------------------------------------------------------------------------------------------------------------------

Real property --    Assessed value of   Rates are set annually as a     Some exemptions apply under various statutes.
TAXATION (RURAL     land and            percentage of assessed value.
AREA) ACT           improvements in     For residential properties the
                    rural areas         rates are set to increase
                    (outside            average residential rural taxes
                    municipalities).    by the rate of inflation. For
                    Assessment          2004, the rates are 0.05% for
                    determined under    farms and managed forest
                    the ASSESSMENT      land; 0.095% for residential;
                    ACT.                0.17% for recreational
                                        property/non-profit
                                        organizations; 0.37% for light
                                        industry, business and other
                                        property not contained in any
                                        other class; 0.42% for
                                        utilities; 0.45% for major
                                        industry and unmanaged
                                        forest land.

------------------------------------------------------------------------------------------------------------------------------------

Residential         Assessed value      Rates are set annually to       Basic rates are calculated using a formula to moderate
school tax --       of residential      increase average gross          effects of varying average assessments on school district
SCHOOL ACT          land and            residential taxes by the rate   taxes. School districts may levy additional tax if
                    improvements.       of inflation. The rates vary    authorized by local referendum. Amendments to the
                    Assessment          by school district. For 2004    School Act in 2002 allow the Minister of Finance to apply
                    determined under    rates range from about          different tax rates within a school district. Tofino is the
                    the ASSESSMENT      0.224% to 0.9%; weighted        only municipality with a rate that differs from the rest of
                    ACT.                average 0.33%.                  the school district

------------------------------------------------------------------------------------------------------------------------------------

Non-residential     Assessed value of   Rates are set annually. For     Some exemptions apply under various statutes.
school tax --       non-residential     2004 the rates are 0.45% for
SCHOOL ACT          land and            recreational property/non-
                    improvements.       profit organizations; 0.23%
                    Assessment          for managed forest land;
                    determined under    0.68% for farms; 0.99% for
                    the ASSESSMENT      light industry, business and
                    ACT.                other property not contained
                                        in any other class; 1.2% for
                                        unmanaged forest land;
                                        1.25% for major industry;
                                        1.5% for utilities.

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

                 2004 FINANCIAL AND ECONOMIC REVIEW -- JULY 2004

                              APPENDIX 2 - FINANCIAL REVIEW                  93
-------------------------------------------------------------------------------
TABLE A2.26 INTERPROVINCIAL COMPARISONS OF TAX RATES - 2004
            (RATES KNOWN AS OF JUNE 30, 2004)(1)

---------------------------------------------------------------------------------------------------------------------------
                                                                                                         PRINCE
                            BRITISH              SASKAT-                                  NEW      NOVA   EDWARD    NEW-
          TAX              COLUMBIA(2)  ALBERTA  CHEWAN  MANITOBA  ONTARIO   QUEBEC    BRUNSWICK  SCOTIA  ISLAND  FOUNDLAND
---------------------------------------------------------------------------------------------------------------------------
Corporation income tax
  (per cent of
  taxable income)(3)

  General Rate ............   13.5       11.5       17     15.5       14    8.9/16.25     13        16      16       14

  Manufacturing Rate.......   13.5       11.5       10     15.5       12       8.9        13        16      7.5      5

  Small Business Rate......    4.5         3       5.5       5       5.5       8.9         3         5      7.5      5

  Small Business
    Threshold ($000s)......    300        400      300      360      400       n/a        400       250     250      250

Corporation Capital Tax(4)

  Non-financial............    NIL        NIL       .6     .3/.5      .3       .6         .3      .25/.5    NIL      NIL

  Financial................  1.0/3.0      NIL    .7/3.25    3.0   .6/.72/.9    1.2        3.0       3.0     3.0      4.0

Health Care Premiums(5)
  Individual/family........   54/108     44/88     NIL      NIL      NIL       NIL        NIL       NIL     NIL      NIL

Payroll tax(6) (per cent)..    NIL        NIL      NIL      2.15     1.95     4.26        NIL       NIL     NIL      2.0

Insurance premium tax
  (per cent)(7)............   2-4.4       2-3      3-4      2-3     2-3.5     2-3         2-3       3-4     3.5      4

Fuel tax (cents per litre)

  Gasoline(8)..............   14.5        9.0     15.0     11.5      14.7     19.2       14.5      15.5    14.0     16.5

  Diesel...................   15.0        9.0     15.0     10.9      14.3     20.2       16.9      15.4    13.5     16.5

Sales tax (per cent)

  General rate.............    7.5        NIL       7        7         8       7.5        8          8      10       8

  Liquor...................     10        NIL       10       7        12       7.5        8          8     37.5      8

  Meals....................    NIL        NIL      NIL       7         8       7.5        8          8      10       8

  Accommodation............     8          5        6        7         5       7.5        8          8      10       8

Tobacco tax (dollars
  per carton of
  200 cigarettes)(9).......   35.80      32.00    39.20    39.90    22.20     20.60      28.10     36.30   34.90    37.30
---------------------------------------------------------------------------------------------------------------------------


 (1) Rates shown are those known as of June 30, 2004 and that are in effect for 2004.

 (2)  British Columbia rates are those announced in the February 17, 2004
      Budget.

 (3) Saskatchewan has announced a reduction in its small business rate to 5 per cent in 2005; and Manitoba plans to reduce its general rate to 15 per cent in 2005.

 (4) Ontario has a deduction of $5 million for all corporations; Manitoba has a $5 million deduction and the higher rate applies to corporations with taxable capital in excess of $10 million; Saskatchewan has a $10 million deduction; Quebec has a $600,000 deduction. Large Saskatchewan resource corporations are assessed a surcharge on the value of Saskatchewan resource sales. Ontario and Quebec have an additional surcharge or compensation tax on financial institutions.

 (5) British Columbia has a two-person rate of $96. British Columbia and Alberta offer premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families.

 (6) Provinces with payroll taxes provide payroll tax relief for small businesses.

 (7) The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland specific sales taxes also apply to insurance premiums, except those related to individual life and health.

 (8) Tax rate is for regular fuel used on highways. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority. The rates do not include regional taxes. The Quebec rate includes estimated sales tax.

 (9)  Includes estimated provincial sales tax where applicable.

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

94                            APPENDIX 2 - FINANCIAL REVIEW
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Table A2.27 Summary of Major Tax Changes Announced in 2004
-------------------------------------------------------------------------------


INCOME TAX ACT

     o The BC Scientific Research and Experimental Development Tax Credit was extended for five more years to August 2009.

INTERNATIONAL FINANCIAL ACTIVITY ACT

     o The INTERNATIONAL FINANCIAL ACTIVITY ACT (IFAA) was introduced to replace the INTERNATIONAL FINANCIAL BUSINESS (TAX REFUND) ACT and the INTERNATIONAL FINANCIAL BUSINESS ACT. Under the IFAA, the international financial business program is broadened to include new financial activities, the range of corporations that are allowed to register is expanded, and the Greater Vancouver location restriction has been removed.

HOME OWNER GRANT ACT

     o The threshold value at which the home owner grant begins to be phased out was increased to $585,000 from $525,000 beginning in the 2004 tax year.

PORTS PROPERTY TAX ACT

     o On October 15, 2003, the province announced a Ports Competitiveness Initiative effective January 1, 2004. The initiative caps the municipal property tax rates for existing ports facilities at $27.50 per $1,000 of assessed value and for new investment in ports facilities at $22.50 per $1,000 of assessed value. Affected municipalities are compensated annually for the tax cap on existing ports facilities based on the impact of the cap in 2003. The initiative, which will be reviewed after three years, also provides a property tax exemption for berth corridors and a remission of school tax on berth corridors back to 2002.

MOTOR FUEL TAX ACT

     o Effective February 18, 2004, alternative motor fuel tax regulations were revised to improve the emissions reduction criteria and add an additional alternative motor fuel category.

     o Effective July 1, 2004, the ethanol and biodiesel portions of fuels when blended with gasoline or diesel fuel are exempt. For the exemption, ethanol blends with gasoline or diesel must contain at least 5 per cent ethanol but no more than 25 per cent. Biodiesel blends must contain at least 5 per cent and no more than 50 per cent biodiesel.

TOBACCO TAX ACT

     o As of December 20, 2003, the tax rate on cigarettes was increased to $35.80 from $32 per carton of 200 cigarettes and the tax rate on fine-cut tobacco was increased to 17.9 cents from 16 cents per gram.

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                2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004

                                APPENDIX 3
                                CONSTITUTIONAL
                                FRAMEWORK

96                     APPENDIX 3 - CONSTITUTIONAL FRAMEWORK
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CONSTITUTIONAL FRAMEWORK

                  The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled Crown colonies, one on Vancouver Island and a second on the mainland. In 1866, the Union Proclamation joined these two colonies to form the Crown Colony of British Columbia, and on July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

                  Upon entering Confederation, BC came under the authority of the BRITISH NORTH AMERICA ACT, 1867 (BNA ACT), a statute of the British parliament. Until 1982, the BNA ACT defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA ACT was renamed the CONSTITUTION ACT, 1867 and its amendments were incorporated into the CONSTITUTION ACT, 1982. The CONSTITUTION ACT, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the CANADA ACT, 1982. With the passage of the CANADA ACT, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

PROVINCIAL GOVERNMENT

                  BC's government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

LEGISLATURE

                  Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. British Columbia, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

                  The legislature consists of the Lieutenant Governor and 79 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province's affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government's business.

                  The legislature operates on a fixed schedule -- the second Tuesday in February each year is reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech.


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                     APPENDIX 3 - CONSTITUTIONAL FRAMEWORK                   97
-------------------------------------------------------------------------------

EXECUTIVE

                  The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor is the Queen's representative in British Columbia and holds a largely ceremonial place in modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

                  The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council's advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

                  The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

                  The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

                  Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

JUDICIARY

                  The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as "common law," and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

                  BC's judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

                  The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas

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

98                   APPENDIX 3 - CONSTITUTIONAL FRAMEWORK
-------------------------------------------------------------------------------

                  of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

PROVINCIAL GOVERNMENT JURISDICTION

                  Under Canada's constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.










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                2004 FINANCIAL AND ECONOMIC REVIEW - JULY 2004